                                            Filed pursuant to Rule 424(b)(3)
                                                   File No. 333-56717

PROSPECTUS

                       OFFER TO EXCHANGE ALL OUTSTANDING
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                                      FOR
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF
                          UNITED STATIONERS SUPPLY CO.

United Stationers Supply Co., an Illinois corporation (the "Company"), the operating subsidiary of United Stationers Inc. ("United"), and the Guarantors (as hereinafter defined) hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the letter of transmittal accompanying this Prospectus (the "Letter of Transmittal," which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 8 3/8% Senior Subordinated Notes due 2008 (the "New Notes") issued by the Company for each $1,000 principal amount of 8 3/8% Senior Subordinated Notes due 2008 (the "Old Notes") issued by the Company (the "Original Offering"), of which an aggregate principal amount of $100.0 million is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of the New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes".
                         ------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.
                            ------------------------

Interest on the New Notes is payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 1998. The New Notes will mature on April 15, 2008. Except as described below, the Company may not redeem the New Notes prior to April 15, 2003. On and after such date, the Company may redeem the New Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest and Additional Amounts (as defined), if any, to the date of redemption. In addition, at any time and from time to time prior to April 15, 2001, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the New Notes with the net cash proceeds received from one or more Public Equity Offerings (as defined), at a redemption price equal to 108.375% of the principal amount to be redeemed, together with accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of New Notes remains outstanding immediately after each such redemption. The New Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase. See "Description of the New Notes."

The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes will rank PARI PASSU in right of payment with all existing and future senior subordinated Indebtedness (as defined) of the Company and will rank senior in right of payment to all Subordinated Indebtedness (as defined) of the Company. The New Notes will be guaranteed, on an unsecured senior subordinated basis, by United and all of the Company's direct and indirect domestic subsidiaries on the Issue Date (as defined) and by each direct and indirect domestic subsidiary of the Company which incurs any Indebtedness (excluding any Securitization Subsidiary (as defined) that has entered into or established a Permitted Receivables Securitization Program (as defined) and any Unrestricted Subsidiaries (as defined )) created or acquired thereafter. The Indenture under which the New Notes will be issued (the "Indenture") permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of the New Notes." As of March 31, 1998, after giving pro forma effect to the Azerty Acquisition (as defined), the Senior Credit Facilities Refinancing (as defined), the Original Offering (including the application of net proceeds therefrom), and the June Equity Offering (as defined) (including the application of net proceeds therefrom), the aggregate principal amount of the Company's Senior Indebtedness would have been approximately $162.7 million (excluding unused commitments), and the Company would have had no senior subordinated Indebtedness outstanding other than the Notes and the 12 3/4% Notes (as defined). In addition, the Company would have had $78.4 million in Subordinated Indebtedness, consisting of intercompany indebtedness payable to United. See "Description of the New Notes--General" and "--Subordination," and "Description of Certain Indebtedness--12 3/4% Notes."
                         ------------------------------

THE COMPANY AND THE GUARANTORS WILL ACCEPT FOR EXCHANGE ANY AND ALL OLD NOTES VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 2, 1998, UNLESS EXTENDED (AS SO EXTENDED, SUCH TIME AND DATE BEING THE "EXPIRATION DATE"). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE "THE EXCHANGE OFFER."

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of 90 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

No public market existed for the Old Notes before the Exchange Offer. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company will pay all the expenses incident to the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 5, 1998.
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                             AVAILABLE INFORMATION

    The Company and United are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

    This Prospectus does not contain all the information set forth in the Registration Statement filed with the Commission on Form S-4 with respect to the New Notes (the "Registration Statement") and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document set forth all material elements of such documents, but are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and may be examined without charge at the public reference facilities of the Commission described above. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov.

    The Company is required by the Indenture to furnish the holders of the Notes with copies of the annual reports and of the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, as long as any Notes are outstanding.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY AND UNITED, INCLUDING STATEMENTS UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (4) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL; AND (5) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."

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                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "COMPANY" OR "UNITED STATIONERS" INCLUDE (I) UNITED STATIONERS SUPPLY CO., THE OPERATING SUBSIDIARY OF UNITED, AND ITS DIRECT AND INDIRECT SUBSIDIARIES, AND (II) THE BUSINESS CONDUCTED BY UNITED, THE COMPANY, ASSOCIATED HOLDINGS, INC. ("ASSOCIATED") AND ASSOCIATED STATIONERS, INC. ("ASI"), THE OPERATING SUBSIDIARY OF ASSOCIATED, PRIOR TO THE MERGERS OF ASSOCIATED WITH UNITED AND ASI WITH THE COMPANY ON MARCH 30, 1995 (COLLECTIVELY, THE "MERGER"). EXCEPT AS OTHERWISE INDICATED, (I) THE PRO FORMA FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1997 GIVES EFFECT TO THE JUNE EQUITY OFFERING (AS DEFINED) (INCLUDING THE APPLICATION OF THE NET PROCEEDS THEREFROM), THE ORIGINAL OFFERING (INCLUDING THE APPLICATION OF THE NET PROCEEDS THEREFROM), THE AZERTY ACQUISITION (AS DEFINED) AND THE SENIOR CREDIT FACILITIES REFINANCING (AS DEFINED) AS IF EACH SUCH TRANSACTION HAD OCCURRED ON JANUARY 1, 1997, AND
(II) THE SUPPLEMENTAL PRO FORMA FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1997 GIVES EFFECT TO THE OCTOBER EQUITY OFFERING (AS DEFINED) (INCLUDING THE APPLICATION OF THE NET PROCEEDS THEREFROM), THE PREFERRED STOCK REDEMPTION (AS DEFINED), THE JUNE EQUITY OFFERING (INCLUDING THE APPLICATION OF THE NET PROCEEDS THEREFROM), THE ORIGINAL OFFERING (INCLUDING THE APPLICATION OF THE NET PROCEEDS THEREFROM), THE AZERTY ACQUISITION, THE SENIOR CREDIT FACILITIES REFINANCING, THE MANAGEMENT AGREEMENTS TERMINATION (AS DEFINED) AND THE COMPUTER SERVICES CONTRACT WRITE-OFF (AS DEFINED), AS IF EACH SUCH TRANSACTION HAD OCCURRED ON JANUARY 1, 1997. IN ADDITION, THE FINANCIAL INFORMATION INCLUDED HEREIN PRESENTS UNITED, THE COMPANY AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS. UNITED IS A HOLDING COMPANY WITH NO OPERATIONS SEPARATE FROM THE COMPANY AND ITS SUBSIDIARIES. NO SEPARATE FINANCIAL INFORMATION FOR THE COMPANY HAS BEEN PROVIDED HEREIN BECAUSE MANAGEMENT OF THE COMPANY BELIEVES SUCH INFORMATION WOULD NOT BE MEANINGFUL BECAUSE (I) THE COMPANY IS THE ONLY DIRECT SUBSIDIARY OF UNITED, WHICH HAS NO OPERATIONS OTHER THAN THOSE OF THE COMPANY AND ITS SUBSIDIARIES, AND (II) ALL ASSETS AND LIABILITIES OF UNITED ARE RECORDED ON THE BOOKS OF THE COMPANY.

                                  THE COMPANY

OVERVIEW

    United Stationers is the largest broad line wholesale distributor of business products in North America, with annual sales of more than twice its next largest competitor. The Company offers more than 35,000 stockkeeping units ("SKUs"), including traditional office products, office furniture, information technology products, facilities management supplies and janitorial and sanitation supplies. The Company's customer base is comprised of more than 20,000 resellers, including office products dealers, office furniture dealers, office products superstores, mass merchandisers, computer products resellers, mail order companies and sanitary supply distributors. United Stationers serves its customers through an integrated nationwide network of 40 business products distribution centers and 19 janitorial and sanitation distribution centers. In addition to its broad product offering, the Company provides value-added marketing and logistics services to both manufacturers and resellers. For the year ended December 31, 1997, the Company's net sales and EBITDA were $2.6 billion and $96.3 million (after non-recurring charges of $64.7 million), respectively, and the Company's supplemental pro forma net sales and EBITDA would have been $2.9 billion and $177.5 million, respectively.

    The Company estimates that the U.S. business products industry generated sales of more than $120 billion in manufacturers' shipments in 1996 (based on independent industry sources). In recent years, this industry has experienced significant consolidation at all levels of the supply chain, including manufacturers, wholesalers and resellers. During this period, the Company has strengthened its competitive position by: (i) leveraging its significant scale;
(ii) emphasizing cost-effective operations and systems; (iii) stocking the broadest range of business products in the industry; and (iv) providing a high level of customer service, including quick and accurate order fulfillment and consistent on-time and

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accurate order delivery. Throughout this consolidation, the Company has successfully maintained relationships with a diverse customer base, with no single reseller accounting for more than 6% of the Company's net sales in 1997.

    As competition within the business products industry has increased, resellers have focused on broadening their product offerings on a cost-effective basis as well as providing high in-stock order fill rates on same day and overnight delivery to end users. A primary goal of the Company is to be the reseller's "partner of choice" by assisting its customers in achieving these objectives and enabling them to increase their own profitability and return on assets. United Stationers offers one-stop shopping to its customers by providing a comprehensive inventory of products from more than 550 manufacturers. As the Company's product line is much larger and broader than that which resellers can economically stock themselves, resellers can rely on the Company to offer safety stock (inventory back-up on high volume items) and to stock certain slower-moving, generally higher margin products. As a result of volume purchasing, the Company often qualifies for better pricing and terms than are available to resellers. In addition, the Company can offer significantly lower minimum order quantities than are available to resellers directly from manufacturers.

    United Stationers also provides a broad range of value-added services to resellers. The Company produces catalogs (available in paper form, on CD-ROM and through seamless links to the Company's web site) for its resellers to customize and use as consumer marketing tools. For the 1998 catalog season, the Company circulated more than 10 million broad line and specialized catalogs. The Company's order entry systems allow resellers to place orders electronically with the Company, thereby increasing a reseller's efficiency. Further, the Company is able to deliver pre-sold products directly to the reseller's customers or to the reseller for delivery to the end user without further packaging. Through its state-of-the-art information systems and integrated nationwide network of distribution centers, the Company has been able to achieve a high order fill rate, which is an important benefit to resellers in providing timely deliveries to end users. All of these services are provided in such a manner that the end user has no knowledge of the Company's role in the supply chain, as all catalogs and packaging are customized with the name of the reseller, allowing the reseller to maintain and foster end-user relationships. By utilizing the Company's services and products, resellers have begun to realize the economic value of reducing the number of SKUs they carry and are increasingly relying upon the Company for direct order fulfillment. The Company believes that this trend of "de-stocking" by resellers will continue.

    United Stationers is an integral part of the supply chain for resellers. Additionally, manufacturers value the Company as both a cost-effective distribution channel and as a sales outlet that provides broad geographic exposure for their products. United Stationers also facilitates the introduction of new products by manufacturers through the use of the Company's widely distributed marketing materials. By serving as a distribution channel for manufacturers, the Company assumes credit risk and cost-effectively breaks down bulk shipments into individual orders for overnight delivery, allowing manufacturers to realize efficiencies in order administration, warehousing and freight costs. Manufacturers also rely on the Company to reach smaller resellers who are not large enough to purchase directly due to their small order sizes and the related high delivery costs.

COMPETITIVE STRENGTHS

    During the last several years, the Company has strengthened its competitive position in the business products industry through the following:

    SIGNIFICANT SCALE. As the largest broad line business products wholesaler in North America, the Company qualifies for substantial volume allowances and can realize significant economies of scale. In addition, the Company's size and nationwide service and distribution capabilities enable it to: (i) service the demands of large national, regional, local and individual reseller accounts by offering products from

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over 500 manufacturers; (ii) seek cost-effective sourcing of products both in
North America and internationally; and (iii) mitigate the effect of local or regional economic downturns.

    COST EFFECTIVE OPERATIONS. The Company seeks cost reductions at both the corporate and operating levels in order to improve its efficiency. Examples of such cost reduction efforts include: (i) reduced merchandise procurement and handling costs through higher manufacturers' incentives and better terms; (ii) continued efforts to increase inventory efficiency without lowering order fill rates; (iii) reduced payroll and benefits costs through improved labor allocation and higher productivity; (iv) reduced freight costs through ongoing refinements to delivery systems; (v) increased sourcing of certain products from lower cost sources; (vi) streamlined work practices and procedures; and (vii) increased leveraging of fixed costs over an increasing sales base.

    BROAD PRODUCT SELECTION. Stocking over 35,000 SKUs, the Company offers the broadest selection of business products in the industry, providing resellers with one-stop shopping for their business products needs. The Company's size allows it to maintain a broad product selection, thereby enabling its customers to hold less inventory while still providing end users with a high level of service.

    HIGH LEVEL OF CUSTOMER SERVICE. The Company believes that a key component of its success has been its focus on customer service and support. Customer service includes: ease of ordering, rapid access to information, high order fill rates, on-time accurate shipments and value-added management and marketing assistance. The Company's integrated computer information system serves an important role in providing a high level of customer service, as it allows the Company to provide resellers with the ability to manage electronically critical business functions, including order entry, purchasing, pricing, accounts receivable, accounts payable and inventory control. This integrated computer system also is designed, in part, to enable the Company to monitor five key measures of customer satisfaction: order fill rate, order accuracy, inventory accuracy, on-time delivery and accessibility of the Company's personnel to customers. The Company also supports resellers' marketing efforts by designing informative, user-friendly catalogs and other marketing materials.

    The Company continues to introduce additional services, such as its "wrap and label" program that offers resellers the option to receive prepackaged orders customized (and labeled with the reseller's name) to meet the specifications of particular end users. The Company can also drop ship orders directly to end users on behalf of resellers. These services allow resellers to lower their inventory investment and minimize handling costs.

BUSINESS STRATEGY

    United Stationers' strategy is to create value in the supply chain for both resellers and manufacturers. By reducing the overall cost of distribution, the Company believes its role as a wholesaler will continue to expand and that it can achieve above industry-average growth rates by:

    CAPTURING A GREATER SHARE OF EXISTING CUSTOMERS' PURCHASES. The Company believes that it has the opportunity to capture a portion of the sales of business products currently sold directly by manufacturers to resellers without wholesaler involvement (currently only approximately 20% of manufacturers' shipments of business products move through wholesalers). The Company believes that as resellers intensify their focus on asset management, return on investment and inventory efficiency, they will continue de-stocking and increasingly rely on United Stationers' products and services to meet end-user requirements for a high order fill rate for a broad product assortment available on an overnight basis.

    EXPANDING ITS CUSTOMER BASE. The Company plans to continue to expand its customer base by: (i) maintaining and building its business with commercial dealers and contract stationers; (ii) developing additional programs for marketing and buying groups; (iii) continuing to focus on complementary markets, including specialty dealers; and (iv) expanding geographically, both within the United States and, potentially, internationally.

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    OFFERING A BROADER LINE OF PRODUCTS AND SERVICES.  The Company's product line expansion plans include developing its newer product categories, such as office furniture, information technology products and peripherals, facilities management supplies and janitorial and sanitation supplies and potentially offering new products or services. The Company also plans to continue to expand its line of private brand products.

    CAPITALIZING ON CROSS-SELLING OPPORTUNITIES. The Company believes that its various products and services are complementary and that there are significant opportunities to cross-sell to existing customers. By implementing this strategy, management believes the Company can enhance sales as resellers purchase a broader selection of products offered by the Company, thereby reducing end-user procurement costs and enhancing reseller profitability.

    INCREASING TECHNOLOGICAL CAPABILITIES AND UTILIZING ELECTRONIC
COMMERCE. The Company intends to continue to invest in information systems enhancements and customer interfaces that management believes will allow it to capture a growing percentage of its customers' business. In addition, as the Internet becomes increasingly important as a marketing channel, the Company is positioned to participate in this trend with direct, on-line access by its resellers to its 25,000 SKU general line catalog.

    MAKING STRATEGIC ACQUISITIONS. The Company believes it can enhance its growth by continuing to make strategic acquisitions, such as the acquisition of Lagasse Bros., Inc. ("Lagasse") in 1996, which substantially increased the Company's position in the janitorial and sanitation supplies product category. In addition, the Company believes that the Azerty Acquisition (as defined) will expand its product offerings and make the Company one of the largest distributors of computer consumable supplies in the United States. The Company intends to continue, from time to time, to pursue acquisitions that expand its customer base, increase its geographic reach and/or broaden its product offering.

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                              RECENT TRANSACTIONS

JUNE EQUITY OFFERING

    In June 1998, United completed an offering of 2,005,507 shares of Common Stock (the "June Equity Offering"), consisting of 1,500,000 primary shares sold by United, and 505,507 secondary shares sold by certain selling stockholders. The aggregate net proceeds to United of approximately $77.1 million were delivered to USSC and used to repay a portion of indebtedness under the Tranche A Term Loan Facility (as defined) which caused a permanent reduction of the amount borrowable thereunder.

    United did not receive any of the proceeds from the sale of the 505,507 shares of Common Stock offered by the selling stockholders, other than an aggregate of approximately $6.4 million paid by the selling stockholders upon exercise of employee stock options in connection with the June Equity Offering, which were delivered to USSC and applied to the repayment of indebtedness under the New Credit Facilities (as defined).

    Subsequent to the closing of the June Equity Offering, the underwriters for such offering exercised an overallotment option to purchase an additional 200,000 shares from United (the "Additional Shares"). The net proceeds to United of approximately $10.3 million from the sale of such Additional Shares were delivered to USSC and used to repay an additional portion of the indebtedness outstanding under the Tranche A Term Loan Facility. The pro forma financial information contained in this Prospectus that gives effect to the June Equity Offering does not include the sale of the Additional Shares and the application of net proceeds therefrom.

AZERTY ACQUISITION

    On April 3, 1998, the Company completed the acquisition of all of the capital stock of Azerty Incorporated, Azerty de Mexico, S.A. de C.V., Positive ID Wholesale Inc., and AP Support Services Incorporated (the "Azerty Acquisition"), which together conducted substantially all of the United States and Mexican operations of the Office Products Division of Abitibi-Consolidated Inc. (collectively, the "Azerty Business"). The aggregate purchase price paid by the Company for the Azerty Acquisition was approximately $115.2 million (including fees and expenses), subject to adjustment based upon the final net tangible assets of the Azerty Business as of the closing of the acquisition. The Azerty Business is primarily a specialty wholesaler of computer consumables, peripherals and accessories in the United States and Mexico. It is currently anticipated that the Company's existing Micro United division will be integrated with the Azerty Business. For the fiscal year ended December 31, 1997, the Azerty Business had combined net sales and EBITDA of $355.4 million and $12.6 million, respectively. See "Recent Transactions--Azerty Acquisition."

    The purchase price for the Azerty Acquisition was funded from borrowings under the Company's New Credit Facilities (as defined). See "--Senior Credit Facilities Refinancing--The New Credit Facilities."

SENIOR CREDIT FACILITIES REFINANCING

    THE NEW CREDIT FACILITIES

    On April 3, 1998, in order to fund the purchase price of the Azerty Acquisition, refinance borrowings under the Company's existing senior secured credit facilities (the "Existing Credit Facilities"), and pay related fees and expenses in connection therewith, the Company amended and restated its existing credit agreement (as amended and restated, the "New Credit Agreement") governing its senior secured credit facilities (the "New Credit Facilities"). The New Credit Facilities consisted initially of a $250.0 million six year revolving credit facility (the "Revolving Credit Facility"), a $150.0 million six year tranche A term loan facility (the "Tranche A Term Loan Facility"), and a $100.0 million six and three-quarter year tranche B term loan facility (the "Tranche B Term Loan Facility"). The net proceeds of the Original

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Offering were used to repay a substantial portion of indebtedness outstanding under the Tranche B Term Loan Facility and the remainder of such facility was repaid with proceeds from the sale of certain receivables. As a result of the early retirement of the Existing Credit Facilities, approximately $9.5 million ($5.7 million net of tax benefit of $3.8 million) of unamortized financing fees will be expensed as a non-cash extraordinary charge during the second quarter of 1998. See "Use of Proceeds," "Recent Transactions--New Credit Facilities" and "Description of Certain Indebtedness--New Credit Facilities." A portion of the Tranche A Term Loan Facility was repaid from the net proceeds of the June Equity Offering.

RECEIVABLES SECURITIZATION PROGRAM

    On April 3, 1998, in connection with the refinancing of its Existing Credit Facilities, the Company entered into a $163.0 million 364-day liquidity facility (the "Receivables Securitization Program"), pursuant to which the Company sells all of its U.S. dollar trade receivables (the "Eligible Receivables") (except for certain excluded receivables) to a wholly-owned offshore, special purpose limited liability company intended to be bankruptcy-remote (the "Receivables Company"). The Receivables Company then transfers the Eligible Receivables to a third-party, multi-seller (the "Third Party Seller") asset-backed commercial paper program. The Third-Party Seller's purchases of the Eligible Receivables are supported by a facility between the Third-Party Seller and banks with ratings of A-1/P-1 or higher. The Company received approximately $160.0 million in proceeds from the initial sale of Eligible Receivables on April 3, 1998. The proceeds to the Company from the Receivables Securitization Program were used to reduce borrowings under the Revolving Credit Facility and repay a portion of the Tranche B Term Loan Facility. The Unaudited Consolidated Pro Forma Financial Statements included in this Prospectus reflect $150.0 million in proceeds from the sale of Eligible Receivables under the Receivables Securitization Program, as this amount was deemed to more fairly represent the average amount of receivables that would have been sold in 1997. Management of United believes that the Unaudited Consolidated Pro Forma Financial Statements included herein represent a fair presentation of how the historical financial statements of United might have been affected if the transaction described therein had been consummated at the beginning of the periods presented. See "Unaudited Consolidated Pro Forma Financial Statements." See "Recent Transactions--Receivables Securitization Program."

    The refinancing of the Company's Existing Credit Facility pursuant to the New Credit Facilities and the Receivables Securitization Program is collectively referred to in this Prospectus as the "Senior Credit Facilities Refinancing."

COMPUTER SERVICES CONTRACT WRITE-OFF

    During the second quarter of 1998, the Company wrote off (the "Computer Services Contract Write-Off") the remaining term of a contract for the provision of computer services (as amended, the "Computer Services Contract"), which is scheduled to expire in July 2002. Management had recently determined that the Computer Services Contract had no future value to the Company. As a result of the Computer Services Contract Write-Off, the Company recorded a $13.9 million non-recurring pre-tax charge ($8.3 million net of tax benefit of $5.6 million) to write-off the remaining payments and related prepaid expense under the Computer Services Contract. The Company anticipates that the savings from this write-off will be approximately $3.2 million annually. See "Recent Transactions--Computer Services Contract Write-Off" and "Unaudited Consolidated Pro Forma Financial Statements."

OCTOBER EQUITY OFFERING

    On October 10, 1997, United completed an offering of 2.0 million primary shares of its common stock, $0.10 par value ("Common Stock"), and a 3.4 million share secondary offering of Common Stock by certain selling stockholders (collectively, the "October Equity Offering"). The shares of Common Stock sold in the October Equity Offering were priced at $38.00 per share, before underwriting discounts and commissions of $1.90 per share. The aggregate net proceeds to United of $72.2 million (before deducting expenses) and proceeds of $0.1 million resulting from the exercise of 1,119,038 warrants to purchase Common Stock sold in the October Equity Offering were contributed to USSC and used to (i) repurchase $50.0 million principal amount of USSC's existing 12 3/4% Senior Subordinated Notes due 2005 (the
"12 3/4% Notes") and pay the redemption premium thereof of approximately $6.4 million, (ii) pay fees related to the October Equity Offering, and (iii) reduce indebtedness under its existing senior secured term loan facilities by $15.5 million. The repayment of indebtedness from the proceeds of the October Equity Offering resulted in an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million).
                            ------------------------

    The principal executive offices of the Company are located at 2200 East Golf Road, Des Plaines, Illinois 60016-1267 and its telephone number at such location is (847) 699-5000.

                               THE EXCHANGE OFFER

    The Exchange Offer applies to $100.0 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) interest on the New Notes shall accrue from the date of issuance of the Old Notes, and (ii) the New Notes are being registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of the New Notes."

The Exchange Offer................  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the
                                    date hereof, Old Notes representing $100.0 million
                                    aggregate principal amount are outstanding. The terms of
                                    the New Notes and the Old Notes are substantially
                                    identical in all material respects, except that the New
                                    Notes will be freely transferable by the holders thereof
                                    except as otherwise provided herein. See "Description of
                                    the New Notes."

                                    Based on an interpretation by the Commission's staff set
                                    forth in no-action letters issued to third parties
                                    unrelated to the Company and the Guarantors, the Company
                                    and the Guarantors believe that New Notes issued
                                    pursuant to the Exchange Offer in exchange for Old Notes
                                    may be offered for resale, sold and otherwise
                                    transferred by any registered person receiving the New
                                    Notes, whether or not that person is the registered
                                    holder (other than any such holder or such other person
                                    that is an "affiliate" of the Company or the Guarantors
                                    within the meaning of Rule 405 under the Securities Act
                                    or a broker dealer who purchases such New Notes directly
                                    from the Company to resell pursuant to Rule 144A or any
                                    other available exception under the Securities Act or a
                                    person participating in the distribution of the New
                                    Notes), without compliance with the registration and
                                    prospectus delivery provisions of the Securities Act,
                                    provided that (i) the New Notes are acquired in the
                                    ordinary course of business of that holder or such other
                                    person, (ii) neither the holder nor such other person is
                                    engaging in or intends to engage in a distribution of
                                    the New Notes, and (iii) neither the holder nor such
                                    other person has an arrangement or understanding with
                                    any person to participate in the distribution of the New
                                    Notes. See "The Exchange Offer-- Purpose and Effect."
                                    Each broker-dealer that receives New Notes for its own
                                    account in exchange for Old Notes, where those Old Notes
                                    were acquired by the broker-dealer as a result of its
                                    market-making activities or other trading activities,
                                    must acknowledge that it will deliver a prospectus in
                                    connection with any resale of these New Notes. See "Plan
                                    of Distribution."

Registration Rights Agreement.....  The Old Notes were sold by the Company on April 15,
                                    1998, in a private placement in reliance on Section 4(2)
                                    of the Securities Act and immediately resold by the
                                    initial purchasers thereof in reliance on Rule 144A
                                    under the Securities Act. In connection

                                    with the sale, the Company and the Guarantors entered
                                    into an Exchange and Registration Rights Agreement with
                                    the initial purchasers of the Old Notes (the
                                    "Registration Rights Agreement") requiring the Company
                                    and the Guarantors to make the Exchange Offer. See "The
                                    Exchange Offer--Purpose and Effect."

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, September 2, 1998, or such later date and
                                    time to which it is extended by the Company and the
                                    Guarantors.

Withdrawal........................  The tender of the Old Notes pursuant to the Exchange
                                    Offer may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date. Any Old
                                    Notes not accepted for exchange for any reason will be
                                    returned without expense to the tendering holder thereof
                                    as promptly as practicable after the expiration or
                                    termination of the Exchange Offer.

Interest on the New Notes and Old
  Notes...........................  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New Note is
                                    exchanged or from the date of the last periodic payment
                                    of interest on such Old Note, whichever is later. No
                                    additional interest will be paid on Old Notes tendered
                                    and accept for exchange.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the
                                    Company. See "The Exchange Offer--Certain Conditions to
                                    Exchange Offer."

Procedures for Tendering Old
  Notes...........................  Each holder of the Old Notes wishing to accept the
                                    Exchange Offer must complete, sign and date the Letter
                                    of Transmittal, or a copy thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver the Letter of Transmittal, or the
                                    copy, together with the Old Notes and any other required
                                    documentation, to the Exchange Agent (as defined) at the
                                    address set forth herein. Persons holding the Old Notes
                                    through the Depository Trust Company ("DTC") and wishing
                                    to accept the Exchange Offer must do so pursuant to the
                                    DTC's Automated Tender Offer Program, by which each
                                    tendering participant will agree to be bound by the
                                    Letter of Transmittal. By executing or agreeing to be
                                    bound by the Letter of Transmittal, each holder will
                                    represent to the Company and the Guarantors that, among
                                    other things, (i) the New Notes acquired pursuant to the
                                    Exchange Offer are being obtained in the ordinary course
                                    of business of the person receiving such New Notes,
                                    whether or not such person is the registered holder of
                                    the Old Notes, (ii) neither the holder nor any such
                                    other person is engaging in or intends to engage in a
                                    distribution of such New Notes, (iii) neither the holder
                                    nor any such other person has an arrangement or
                                    understanding with any person to participate in the
                                    distribution of such New Notes, and (iv) neither the
                                    holder nor any such other person is an

                                    "affiliate," as defined under Rule 405 promulgated under
                                    the Securities Act, of the Company or the Guarantors.
                                    Pursuant to the Registration Rights Agreement, the
                                    Company and the Guarantors are required to file a
                                    "shelf" registration statement for a continuous offering
                                    pursuant to Rule 415 under the Securities Act in respect
                                    of the Old Notes if (i) because of any change in law or
                                    applicable interpretations thereof by the staff of the
                                    Commission, the Company determines that it is not
                                    permitted to effect the Exchange Offer as contemplated
                                    hereby, (ii) validly tendered Old Notes are not
                                    exchanged for New Notes within 200 business days after
                                    the issue date of the Old Notes (the "Issue Date"),
                                    (iii) any Initial Purchaser so requests with respect to
                                    Old Notes not eligible to be exchanged for New Notes in
                                    the Exchange Offer and held by it following the
                                    consummation of the Exchange Offer, (iv) any applicable
                                    law or interpretations do not permit any holder to
                                    participate in the Exchange Offer, or (v) any holder
                                    that participates in the Exchange Offer does not receive
                                    freely transferable New Notes in exchange for tendered
                                    Old Notes (the obligation to comply with a prospectus
                                    delivery requirement being understood not to constitute
                                    a restriction on transferability). See "The Exchange
                                    Offer--Procedures for Tendering."

Acceptance of Old Notes and
  Delivery of New Notes...........  The Company will accept for exchange any and all Old
                                    Notes which are properly tendered (and not withdrawn) in
                                    the Exchange Offer prior to 5:00 p.m., New York City
                                    time, on the Expiration Date. The New Notes issued
                                    pursuant to the Exchange Offer will be delivered
                                    promptly following the Expiration Date. See "The
                                    Exchange Offer--Terms of the Exchange Offer."

Exchange Agent....................  The Bank of New York is serving as Exchange Agent (the
                                    "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Considerations..................  The exchange of Old Notes for New Notes pursuant to the
                                    Exchange Offer should not be a taxable event for federal
                                    income tax purposes. See "Certain Federal Income Tax
                                    Considerations."

Effect of Not Tendering...........  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the
                                    Exchange Offer, continue to be subject to the existing
                                    restrictions upon transfer thereof. The Company will
                                    have no further obligation to provide for the
                                    registration under the Securities Act of such Old Notes
                                    (except as described in "The Exchange Offer").

                                 THE NEW NOTES

Issuer............................  United Stationers Supply Co.

Securities Offered................  $100.0 million aggregate principal amount of 8 3/8%
                                    Senior Subordinated Notes due 2008.

Maturity..........................  April 15, 2008.

Interest Payment Dates............  April 15 and October 15 of each year, commencing on
                                    October 15, 1998.

Sinking Fund......................  None.

Optional Redemption...............  Except as described below, the Company may not redeem the New Notes prior to April 15, 2003. On or after such
                                    date, the Company may redeem the New Notes, in whole or
                                    in part, at the redemption prices set forth herein,
                                    together with accrued and unpaid interest, if any, to
                                    the date of redemption. In addition, at any time and
                                    from time to time prior to April 15, 2001, the Company
                                    may redeem, subject to certain requirements, up to 35%
                                    of the aggregate principal amount of the New Notes with
                                    the net proceeds from one or more Public Equity
                                    Offerings, at a redemption price equal to 108.375% of
                                    the principal amount to be redeemed, together with
                                    accrued and unpaid interest and Additional Amounts, if
                                    any, to the date of redemption, provided that at least
                                    65% of the aggregate principal amount of the New Notes
                                    remains outstanding immediately after each such
                                    redemption. See "Description of the New Notes--Optional
                                    Redemption."

Change of Control.................  Upon a Change of Control, the Company will be required to make an offer to repurchase the New Notes at a price
                                    equal to 101% of principal amount thereof, together with
                                    accrued and unpaid interest and Additional Amounts, if
                                    any, to the date of repurchase. See "Description of the
                                    New Notes--Certain Covenants--Purchase of Notes upon a
                                    Change of Control."

Guarantees........................  The New Notes will be guaranteed (the "Guarantees"), jointly and severally on a senior subordinated basis, by
                                    United and all of the Company's direct and indirect
                                    domestic Subsidiaries (as defined) on the Issue Date,
                                    and by each direct and indirect domestic Subsidiary of
                                    the Company which incurs any Indebtedness (excluding any
                                    Securitization Subsidiary that has entered into or
                                    established a Permitted Receivables Securitization
                                    Program and any Unrestricted Subsidiaries) created or
                                    acquired thereafter (collectively, the "Guarantors").
                                    The Receivables Company will not guarantee the New
                                    Notes, as it is a foreign subsidiary. The Guarantees
                                    will be general unsecured senior subordinated
                                    obligations of the Guarantors. The Guarantors are also
                                    guaranteeing all obligations of the Company under the
                                    New Credit Facilities, and each of such Guarantors has
                                    granted a security interest in all or substantially all
                                    its assets to secure its guarantee obligations under the
                                    New Credit Facilities. The obligations of each Guarantor
                                    under its Guarantee will be subordinated in right of
                                    payment to the prior

                                    payment in full of all Guarantor Senior Indebtedness (as
                                    defined) of such Guarantor to substantially the same
                                    extent as the New Notes are subordinated to all existing
                                    and future Senior Indebtedness of the Company. See
                                    "Description of the New Notes--Guarantees."

Ranking...........................  The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior
                                    Indebtedness of the Company. The New Notes will rank
                                    PARI PASSU in right of payment with the 12 3/4% Notes
                                    and any future senior subordinated Indebtedness of the
                                    Company, and will rank senior to all Subordinated
                                    Indebtedness of the Company. As of March 31, 1998, after
                                    giving pro forma effect to the Senior Credit Facilities
                                    Refinancing, the Azerty Acquisition, the Original
                                    Offering (including the application of net proceeds
                                    thereof), and the June Equity Offering (including the
                                    application of net proceeds therefrom), the aggregate
                                    principal amount of the Company's outstanding Senior
                                    Indebtedness would have been approximately $162.7
                                    million (excluding unused commitments), the Company
                                    would have had no senior subordinated Indebtedness
                                    outstanding other than the $100.0 million in principal
                                    amount of 12 3/4% Notes and the New Notes, and the
                                    Company would have had $78.4 million in Subordinated
                                    Indebtedness consisting of intercompany indebtedness
                                    payable to United. See "Description of the New
                                    Notes--General" and "--Subordination."

Restrictive Covenants.............  The Indenture will limit, among other things, (i) the incurrence of additional Indebtedness by the Company and
                                    its Restricted Subsidiaries, (ii) the payment of
                                    dividends on, and redemption of, capital stock of the
                                    Company and its Restricted Subsidiaries and the
                                    redemption of certain subordinated obligations of the
                                    Company and its Restricted Subsidiaries, (iii)
                                    investments, (iv) sales of assets and Restricted
                                    Subsidiary stock, (v) transactions with affiliates, and
                                    (vi) consolidations, mergers and transfers of all or
                                    substantially all of the Company's assets. The Indenture
                                    will also prohibit certain restrictions on distributions
                                    from Restricted Subsidiaries. However, all of these
                                    limitations and prohibitions are subject to a number of
                                    important qualifications and exceptions. See
                                    "Description of the New Notes--Certain Covenants."

Use of Proceeds...................  There will be no cash proceeds to the Company from the
                                    Exchange Offer. The Company used the proceeds from the
                                    Original Offering (i) to repay a substantial portion of
                                    indebtedness of the Company outstanding under the
                                    Tranche B Term Loan Facility, and (ii) to pay related
                                    fees and expenses of the Original Offering.

                                  RISK FACTORS

    Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" beginning on page 17 for risks involved with an investment in the New Notes.

               SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA DATA

    On March 30, 1995, Associated purchased 92.5% of the then-outstanding shares of pre-Merger United common stock pursuant to a tender offer (the "Tender Offer"). Immediately thereafter, Associated merged with and into United, and ASI, a wholly owned subsidiary of Associated, merged with and into USSC, a wholly owned subsidiary of United. Although United was the surviving corporation in the Merger, the transaction was treated as a reverse acquisition for accounting purposes, with Associated deemed the acquiring corporation. Therefore, the historical income statement and other data for the year ended December 31, 1995 reflect the financial information of Associated only for the three months ended March 30, 1995, and the results of the post-Merger United for the nine months ended December 31, 1995.

    Set forth below are (i) summary historical financial data, (ii) summary 1995 supplemental pro forma data, (iii) summary pro forma data reflecting the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering (and the application of the net proceeds to the Company therefrom), and the June Equity Offering (and the application of the net proceeds to United therefrom),
(iv) summary 1997 supplemental pro forma data reflecting the October Equity Offering (and the application of the net proceeds to the Company therefrom), the termination of certain management advisory service agreements effected in October 1997 (see note 13 to the Consolidated Financial Statements of United included elsewhere herein) (the "Management Agreements Termination"), the redemption of all of United's outstanding shares of Series A Preferred Stock, $0.01 par value ("Series A Preferred Stock"), and Series C Preferred Stock, $0.01 par value ("Series C Preferred Stock" and, collectively with the Series A Preferred Stock, the "Preferred Stock"), for approximately $21.3 million, which was effected in September 1997 (the "Preferred Stock Redemption" and, collectively with the October Equity Offering and the Management Agreements Termination, the "1997 Financing Transactions"), the cost savings associated with, the Computer Services Contract Write-Off, the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering (and the application of the net proceeds to the Company therefrom) and the June Equity Offering (and the application of the net proceeds to United therefrom) and (v) summary supplemental pro forma data for the three months ended March 31, 1998 reflecting the cost savings associated with the Computer Services Contract Write-Off, Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering (and the application of the net proceeds to the Company therefrom) and the June Equity Offering (and the application of the net proceeds to United therefrom). The summary 1995 supplemental pro forma data, the pro forma data and the supplemental pro forma data are intended for informational purposes only and are not necessarily indicative of either financial position or results of operations in the future, or those that would have occurred had the events described below occurred on the indicated dates as described elsewhere herein. The following information should be read in conjunction with, and is qualified in its entirety by, "Selected Consolidated Financial Data," "Unaudited Consolidated Pro Forma Financial Statements," and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of United, together with the related notes thereto, included herein.

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                -----------------------------
                                                                                                                 PRO FORMA
                                                            1995                        YEAR ENDED               YEAR ENDED
                                                -----------------------------          DECEMBER 31,             DECEMBER 31,
                                                    UNITED       SUPPLEMENTAL   ---------------------------   ----------------
                                                  HISTORICAL     PRO FORMA(1)      1996          1997             1997(2)
                                                --------------   ------------   ----------  ---------------   ----------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales...................................  $    1,751,462    $2,201,860    $2,298,170  $     2,558,135    $2,913,558
  Cost of goods sold..........................       1,446,949     1,820,590     1,907,209        2,112,204     2,435,364
                                                --------------   ------------   ----------  ---------------   ----------------
  Gross profit................................         304,513       381,270       390,961          445,931       478,194
  Operating expenses:
    Warehousing, marketing and administrative
      expenses................................         237,197       299,861(5)    277,957          311,002       333,601
    Restructuring charge(6)...................           9,759            --            --               --            --
    Non-recurring charges(7)..................              --            --            --           64,698        64,698
                                                --------------   ------------   ----------  ---------------   ----------------
  Total operating expenses....................         246,956       299,861       277,957          375,700       398,299
                                                --------------   ------------   ----------  ---------------   ----------------
  Income from operations......................          57,557    $   81,409       113,004           70,231        79,895
                                                                 ------------
                                                                 ------------
  Interest expense............................          46,186                      57,456           53,511        41,656
  Other expense...............................              --                          --               --         9,251(8)
                                                --------------                  ----------  ---------------   ----------------
  Income before income taxes and extraordinary
    item......................................          11,371                      55,548           16,720        28,988
  Income taxes................................           5,128                      23,555            8,532        14,161
                                                --------------                  ----------  ---------------   ----------------
  Income before extraordinary item............           6,243                      31,993            8,188        14,827
  Extraordinary item..........................          (1,449)(9)                      --           (5,884)(10)      (5,884)(10)
                                                --------------                  ----------  ---------------   ----------------
  Net income..................................           4,794                      31,993            2,304         8,943
  Preferred stock dividends issued and
    accrued...................................           1,998                       1,744            1,528         1,528
                                                --------------                  ----------  ---------------   ----------------
  Net income attributable to common
    stockholders..............................  $        2,796                  $   30,249  $           776    $    7,415
                                                --------------                  ----------  ---------------   ----------------
                                                --------------                  ----------  ---------------   ----------------
  Net income per common share--
    assuming dilution:
    Income before extraordinary item..........  $         0.33                  $     2.03  $          0.43    $     0.79
    Extraordinary item........................           (0.11)                         --            (0.38)        (0.35)
                                                --------------                  ----------  ---------------   ----------------
    Net income................................  $         0.22                  $     2.03  $          0.05    $     0.44
                                                --------------                  ----------  ---------------   ----------------
                                                --------------                  ----------  ---------------   ----------------
    Weighted average shares and assumed
      conversions (in thousands)..............          12,809                      14,923           15,380        16,950
                                                --------------                  ----------  ---------------   ----------------
                                                --------------                  ----------  ---------------   ----------------


                                                                                      PRO FORMA    SUPPLEMENTAL
                                                 SUPPLEMENTAL                           THREE        PRO FORMA
                                                  PRO FORMA                            MONTHS      THREE MONTHS
                                                  YEAR ENDED     THREE MONTHS ENDED  ENDED MARCH    ENDED MARCH
                                                 DECEMBER 31,        MARCH 31,           31,            31,
                                                --------------   ------------------  -----------   -------------
                                                   1997(3)         1997      1998      1998(2)        1998(4)
                                                --------------   --------  --------  -----------   -------------

INCOME STATEMENT DATA:
  Net sales...................................   $2,913,558      $635,021  $712,517  $812,240        $812,240
  Cost of goods sold..........................    2,435,364       526,279   589,455   680,505         680,505
                                                --------------   --------  --------  -----------   -------------
  Gross profit................................      478,194       108,742   123,062   131,735         131,735
  Operating expenses:
    Warehousing, marketing and administrative
      expenses................................      329,653        76,704    85,037    91,312          90,510
    Restructuring charge(6)...................           --            --        --        --              --
    Non-recurring charges(7)..................           --            --        --        --              --
                                                --------------   --------  --------  -----------   -------------
  Total operating expenses....................      329,653        76,704    85,037    91,312          90,510
                                                --------------   --------  --------  -----------   -------------
  Income from operations......................      148,541        32,038    38,025    40,423          41,225

  Interest expense............................       36,560        14,661    11,826     9,134           9,134
  Other expense...............................        9,251(8)         --        --     2,313(8)        2,313(8)
                                                --------------   --------  --------  -----------   -------------
  Income before income taxes and extraordinary
    item......................................      102,730        17,377    26,199    28,976          29,778
  Income taxes................................       43,805         7,368    11,108    12,403          12,725
                                                --------------   --------  --------  -----------   -------------
  Income before extraordinary item............       58,925        10,009    15,091    16,573          17,053
  Extraordinary item..........................           --            --        --        --              --
                                                --------------   --------  --------  -----------   -------------
  Net income..................................       58,925        10,009    15,091    16,573          17,053
  Preferred stock dividends issued and
    accrued...................................           --           455        --        --              --
                                                --------------   --------  --------  -----------   -------------
  Net income attributable to common
    stockholders..............................   $   58,925      $  9,554  $ 15,091  $ 16,573        $ 17,053
                                                --------------   --------  --------  -----------   -------------
                                                --------------   --------  --------  -----------   -------------
  Net income per common share--
    assuming dilution:
    Income before extraordinary item..........   $     3.19      $   0.65  $   0.88  $   0.89        $   0.91
    Extraordinary item........................           --            --        --        --              --
                                                --------------   --------  --------  -----------   -------------
    Net income................................   $     3.19      $   0.65  $   0.88  $   0.89        $   0.91
                                                --------------   --------  --------  -----------   -------------
                                                --------------   --------  --------  -----------   -------------
    Weighted average shares and assumed
      conversions (in thousands)..............       18,500        14,608    17,098    18,646          18,646
                                                --------------   --------  --------  -----------   -------------
                                                --------------   --------  --------  -----------   -------------

                                              YEAR ENDED
                                             DECEMBER 31,
                                      --------------------------                                           SUPPLEMENTAL     THREE
                                                                                            PRO FORMA       PRO FORMA      MONTHS
                                                 1995                   YEAR ENDED          YEAR ENDED      YEAR ENDED      ENDED
                                      --------------------------       DECEMBER 31,        DECEMBER 31,    DECEMBER 31,   MARCH 31,
                                        UNITED     SUPPLEMENTAL   ----------------------  --------------  --------------  ---------
                                      HISTORICAL   PRO FORMA(1)      1996        1997        1997(2)         1997(3)        1997
                                      ----------  --------------  ----------  ----------  --------------  --------------  ---------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
  EBITDA(11)........................  $   81,241   $    111,880   $  139,046  $   96,272   $    108,903    $    177,549   $  38,573
  Adjusted EBITDA(12)...............      91,000        111,880      139,046     160,970        173,601         177,549      38,573
  EBITDA margin(13).................         4.6%           5.1%         6.1%        3.8%           3.7%            6.1%        6.1%
  Adjusted EBITDA margin............         5.2%           5.1%         6.1%        6.3%           6.0%            6.1%        6.1%
  Depreciation and amortization.....  $   23,684                  $   26,042  $   26,041   $     29,008    $     29,008       6,535
  Capital expenditures, net.........       8,017                      (2,886)     12,991         13,733          13,733       1,612
  Ratio of net debt to EBITDA.......         6.6x                        4.2x        5.5x            --              --         3.5x
  Ratio of net debt to Adjusted
    EBITDA..........................         5.9x                        4.2x        3.3x            --              --         3.5x
  Ratio of EBITDA to interest
    expense.........................         1.8x                        2.4x        1.8x           2.6x            4.9x        2.6x
  Ratio of Adjusted EBITDA to
    interest expense................         2.0x                        2.4x        3.0x           4.2x            4.9x        2.6x

OTHER DATA BEFORE CHARGES(14):
  Income from operations............  $   67,316                  $  113,004  $  134,929   $    144,593    $    148,541   $  32,038
  Net income attributable to common
    stockholders....................      10,081                      30,249      45,364         51,988          58,925       9,554
  Net income per common share
    assuming dilution...............        0.79                        2.03        2.95           3.07            3.19        0.65


                                                  PRO FORMA    SUPPLEMENTAL
                                                    THREE       PRO FORMA
                                                   MONTHS      THREE MONTHS
                                                 ENDED MARCH   ENDED MARCH
                                                     31,           31,
                                                 -----------  --------------
                                        1998       1998(2)       1998(4)
                                      ---------  -----------  --------------

OTHER DATA:
  EBITDA(11)........................  $  45,458   $  48,634     $   49,436
  Adjusted EBITDA(12)...............     45,458      48,634         49,436
  EBITDA margin(13).................        6.4%        6.0%           6.1%
  Adjusted EBITDA margin............        6.4%        6.0%           6.1%
  Depreciation and amortization.....      7,433       8,211          8,211
  Capital expenditures, net.........      3,975       4,252          4,252
  Ratio of net debt to EBITDA.......        2.6x        1.8x           1.8x
  Ratio of net debt to Adjusted
    EBITDA..........................        2.6x        1.8x           1.8x
  Ratio of EBITDA to interest
    expense.........................        3.8x        5.3x           5.4x
  Ratio of Adjusted EBITDA to
    interest expense................        3.8x        5.3x           5.4x
OTHER DATA BEFORE CHARGES(14):
  Income from operations............  $  38,025   $  40,423     $   41,225
  Net income attributable to common
    stockholders....................     15,091      16,573         17,053
  Net income per common share
    assuming dilution...............       0.88        0.89           0.91

                                                                                          AS OF MARCH 31, 1998
                                                                                        -------------------------
                                                                                        HISTORICAL  PRO FORMA(2)
                                                                                        ----------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................  $   11,504   $    11,504
  Working capital.....................................................................     431,324       327,374
  Total assets........................................................................   1,087,692     1,093,357
  Total debt(15)......................................................................     475,201       362,669
  Total stockholders' equity..........................................................     236,629       309,834

------------------

 (1) Supplemental pro forma data for the year ended December 31, 1995 are based on the audited consolidated financial statements of United for the fiscal year ended December 31, 1995 (which includes the results of operations of Associated for twelve months but excludes pre-Merger United for the three months ended March 30, 1995) and the unaudited consolidated financial statements of pre-Merger United for the three-month period ended March 30, 1995 giving effect to (i) increased depreciation expense of $1.3 million resulting from the write-up of certain fixed assets to fair value, (ii) additional incremental goodwill amortization, (iii) elimination of nonrecurring compensation expense of $1.5 million relating to certain employee stock options recognized as a result of the Merger and (iv) the elimination of $37.6 million in costs described in (4) below. This information is presented to facilitate a better understanding of the combined operations prior to the Merger.

 (2) See "Unaudited Consolidated Pro Forma Financial Statements" for a discussion of the adjustments used in preparation of this data which reflects the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering and the June Equity Offering.

 (3) See the "Unaudited Consolidated Supplemental Pro Forma Income Statement" for a discussion of the adjustments used in preparation of this data which reflects the 1997 Financing Transactions, the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering and the June Equity Offering.

 (4) See "Unaudited Consolidated Pro Forma Financial Statements" for a discussion of the adjustments used in preparation of this data which reflects the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering, the June 1998 Equity Offering and the Computer Services Contract Write-Off.

 (5) Supplemental pro forma operating expenses for the year ended December 31, 1995 exclude the following items: (i) a restructuring charge of $9.8 million related to the Merger which was recorded by United during the year ended December 31, 1995; and (ii) Merger-related costs of $27.8 million recorded by pre-Merger United during the three months ended March 30, 1995.

 (6) Restructuring charge is related to United's consolidation plan in connection with the Merger.

 (7) United recognized a non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million) and a non-recurring cash charge of $5.3 million ($3.2 million net of tax benefit of $2.1 million) related to the vesting of certain stock options (the "Merger Incentive Options") and the Management Agreements Termination, respectively.

 (8) Costs related to the sale of certain accounts receivable.

 (9) Loss on early retirement of debt of $2.4 million ($1.4 million net of tax benefit of $1.0 million).

 (10) Loss on early retirement of debt of $9.8 million ($5.9 million net of tax benefit of $3.9 million).

 (11) "EBITDA" refers to earnings before interest, income taxes, depreciation and amortization, and costs associated with the sale of certain accounts receivable. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt and is also one of the financial measures by which certain covenants under the Company's New Credit Agreement are calculated. However, EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Also, the EBITDA definition used herein may not be comparable to similarly titled measures reported by other companies.

 (12) "Adjusted EBITDA" is defined as in note 11 above except for the add back of restructuring and non-recurring charges discussed in notes 6 and 7 above and the extraordinary items discussed in notes 9 and 10 above.

 (13) EBITDA margin represents EBITDA as a percentage of net sales.

 (14) Charges refers to the restructuring and non-recurring charges discussed in notes 6 and 7 above and the extraordinary items discussed in notes 9 and 10 above.

 (15) Includes current maturities.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "INTEND," "ANTICIPATE," "BELIEVE," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING THOSE REGARDING THE COMPANY'S FINANCIAL POSITION, BUSINESS STRATEGY, PROJECTED COSTS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS ARE FORWARD-LOOKING STATEMENTS. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS AND ANY SUBSEQUENT WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON BEHALF OF THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH CAUTIONARY STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "The Exchange Offer--Purpose and Effect." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or the Guarantors or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company and the Guarantors have agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdiction as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

    The Company has significant debt and debt service obligations. As of March 31, 1998, after giving effect to the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering (including application of the net proceeds therefrom) and the June Equity Offering (including the application of net proceeds therefrom), the Company would have had outstanding long-term indebtedness (including current maturities) of approximately $362.7 million (excluding unused commitments) and total stockholders' equity of $309.8 million. See "Capitalization."

    The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) the Company may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business and economic conditions; and (iv) fluctuations in market interest rates will affect the cost of the Company's borrowings to the extent not covered by interest rate hedge agreements because interest under the New Credit Facilities is payable at variable rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

    The Company's ability to service its indebtedness will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes that, based upon current levels of operations, it should be able to meet its debt service obligations when due. If, however, the Company were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that asset sales, restructuring or refinancing would be permitted under the Indenture, the New Credit Agreement or the indenture governing the Company's 12 3/4% Notes (as amended and supplemented from time to time, the "12 3/4% Notes Indenture"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

SUBORDINATION

    The indebtedness evidenced by the New Notes and the Guarantees (including principal, premium, if any, and interest) will be subordinated in right of payment to present and future Senior Indebtedness of the Company and Senior Guarantor Indebtedness of each Guarantor. In the event of the dissolution or liquidation of United or the Company, or in the case of certain events of default with respect to the New Notes or such Senior Indebtedness or Senior Guarantor Indebtedness, certain creditors of the Company holding Senior Indebtedness or of any Guarantor holding Senior Guarantor Indebtedness will be entitled to be paid in full before any payment is made to holders of the Notes or the Guarantees. Senior Indebtedness and Senior Guarantor Indebtedness would currently include, among other things, the debt incurred under the New Credit Facilities and, in the case of Senior Indebtedness, the Company's current and future obligations under capitalized leases. The New Notes and the Guarantees will be general unsecured obligations of the Company and the Guarantors, respectively, and will also be subordinated in right of payment to all existing and future secured Indebtedness of the Company and the Guarantors, respectively, as well as to any future and existing Indebtedness of the Company's foreign subsidiaries (none of which will be Guarantors under the Indenture). After giving pro forma effect to the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering (including application of the net proceeds therefrom), and the June Equity Offering (including the application of the net proceeds therefrom), as if such transactions had occurred on March 31, 1998, there would have been approximately $162.7 million of Senior Indebtedness of the Company and approximately $162.7 million of Senior Guarantor Indebtedness of the Guarantors outstanding on such date, substantially all of which represents Indebtedness or guarantees of Indebtedness under the New Credit Facilities which would have been secured by substantially all of the assets of the Company and the Guarantors, respectively; in addition, after taking into account approximately $36.5 million of outstanding letters of credit, there would have been approximately $63.5 million available to be drawn by the Company as secured Senior Indebtedness under the Revolving Credit Facility, which amount would have been secured Senior Guarantor Indebtedness of the Guarantors. See "Unaudited Consolidated Pro Forma Financial Statements." The Indenture does not prohibit or limit the designation of Indebtedness otherwise permitted to be incurred as Senior Indebtedness or Senior Guarantor Indebtedness. See "Description of the New Notes--Subordination."

LIMITED PRACTICAL VALUE OF GUARANTEE BY UNITED

    United will unconditionally guarantee, on a senior subordinated basis, all payments of principal, premium, if any, interest and Additional Amounts, if any, on the New Notes. However, since at present United's only significant asset is the capital stock of the Company (and such asset will be pledged to the lenders under the New Credit Facilities), if the Company should be unable to meet its payment obligations with respect to the New Notes, it is unlikely that United would be able to do so.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

    The Indenture, the New Credit Agreement, and the 12 3/4% Notes Indenture contain or will contain numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other payments in respect of its capital stock or Subordinated Indebtedness, to engage in transactions with affiliates, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The New Credit Agreement also contains a number of financial covenants that require the Company to meet certain financial ratios and tests. A failure to comply with the obligations in the Indenture, the New Credit Agreement or the 12 3/4% Notes Indenture could result in an event of default under the Indenture, the New Credit Agreement or the 12 3/4% Notes Indenture, which, if not cured or waived, could permit acceleration of the indebtedness thereunder and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on the financial condition of the Company. The New Credit Agreement restricts the prepayment, purchase, redemption, defeasance or other payment of any of the principal of the Notes or the 12 3/4% Notes so long as any loans remain outstanding under the New Credit Agreement. See "Description of the New Notes--Certain Covenants" and "Description of Certain Indebtedness."

COMPETITION

    The Company operates in a highly competitive environment. The Company competes with business products manufacturers and other national, regional and specialty wholesalers of business products, office furniture, computer products, janitorial and sanitation supplies and related items. Some of these competitors are larger than the Company and have greater financial and other resources available to them than does the Company, and there can be no assurance that the Company can continue to compete successfully with such competitors. Increased competition in the business products industry, together with increased advertising, has heightened price awareness among end users. Such heightened price awareness has led to margin pressure on business products. In the event that such a trend continues, the Company's profit margins could be adversely affected. Further, the Company could be adversely affected by the loss of a major customer. See "Business--Competition."

CONSOLIDATION

    Consolidation continues throughout all levels of the business products industry. Consolidation of commercial dealers and contract stationers has resulted in (i) an increased ability of those resellers to buy goods directly from manufacturers on their own or through their participation in buying groups,
(ii) the ability of larger resellers who grow primarily through acquisitions to qualify for larger volume rebates than the acquired companies would have qualified for on a stand-alone basis, and (iii) fewer independent resellers to purchase from wholesalers. In addition, over the last decade, office products superstores (which largely buy directly from manufacturers) have entered virtually every major metropolitan market. Continuing consolidation could adversely affect the Company's financial results. See "Business--The Business Products Industry."

INTEGRATION OF ACQUISITIONS

    As a result of the Azerty Acquisition and the Company's strategy of pursuing strategic acquisitions, the Company's management will be required to manage substantially larger operations than has historically been the case. With the Azerty Acquisition, the Company's future operations in the computer supplies and related products area and earnings from such operations will be largely dependent upon the Company's ability to integrate the operations of the Company's existing Micro United division within the Azerty Business. The Company must, among other things, integrate management and employee personnel and combine certain administrative, sales and information technology procedures. The integration of the Azerty Business involves numerous risks, including the potential loss of key employees and customers. There can be no assurance that the Company will successfully integrate the Micro United business and the Azerty Business, and a failure to do so could have a material adverse effect on the Company's results of operations and financial condition. Additionally, the need to focus management's attention on the integration of the Azerty Business may limit the ability of the Company to successfully pursue acquisitions or other opportunities related to its business for a period of time.

CHANGING END-USER DEMANDS AND SEASONALITY

    The Company's sales and profitability are largely dependent on its ability to continually enhance its product offerings in order to meet changing end-user demands. End-users traditional demands for business products have changed over the last several years as a result of, among other things, the widespread use of computers and other technological advances (resulting in the reduction in use of traditional office supplies), efforts by various businesses to establish "paperless" work environments, increased recycling efforts and a trend toward non-traditional offices (such as home offices). The Company's ability to continually monitor and react to such trends and changes in end-user demands will be necessary to avoid adverse effects on its sales and profitability. In addition, the Company's financial results could be adversely affected if and to the extent that end-user demand for a broad product selection or the need for overnight delivery were to diminish substantially or end-user demand for a higher proportion of low margin products were to increase substantially.

    Although the Company's sales are relatively level throughout the year, the Company's sales vary to the extent of seasonal differences in the buying patterns of end users who purchase office products. In particular, the Company's sales are generally higher than average during the month of January when many businesses begin operating under new annual budgets. Any impact upon sales during this peak season could have a disproportionate effect on the Company's results of operations for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Seasonality."

DEPENDENCE ON KEY SUPPLIERS

    Although the Company regularly carries products and accessories supplied by more than 550 business products manufacturers, approximately 27.6% of the Company's total purchases (on a pro forma basis) during the year ended December 31, 1997 were derived from products purchased from the Company's three largest suppliers. The Company's purchasing agreements with such suppliers are generally terminable at any time or on short notice, with or without cause, and, while the Company considers its relationships with its suppliers to be good, there can be no assurance that any or all of such relationships will not be terminated or that such relationship will continue as presently in effect. Termination of such relationships or changes by its suppliers in their policies regarding wholesale distributors or volume discount schedules or other marketing programs applicable to the Company may have a material adverse effect on the Company's business.

IMPACT OF CHANGING MANUFACTURERS' PRICES

    The Company maintains substantial inventories to accommodate the prompt service and delivery requirements of its customers. Accordingly, the Company purchases its products on a regular basis in an effort to maintain its inventory at levels that it believes to be sufficient to satisfy the anticipated needs of its customers based upon historic buying practices and market conditions. Although the Company has historically been able to pass through manufacturers' price increases to its customers on a timely basis, competitive conditions will influence how much of future price increases can be passed on to the Company's customers. Conversely, when manufacturers' prices decline, lower sales prices could result in lower margins as the Company sells existing inventory. Changes in the prices paid by the Company for its products therefore could have a material effect on the Company's net sales, gross margins and net income, and the timing of such changes throughout the year could materially impact quarterly results.

EFFECT OF CHANGES IN THE ECONOMY

    Demand for business products is affected by, among other things, white collar employment levels. Changes in the economy resulting in decreased white collar employment levels may therefore adversely affect the Company's operations and profitability. In addition, pricing and, to an extent, profitability of the Company's product offerings generally decrease under deflationary economic conditions. Deflationary swings in the economy may therefore adversely affect the Company's profitability.

POTENTIAL SERVICE INTERRUPTIONS

    Substantially all of the Company's shipping, warehouse and maintenance employees at certain of the Company's facilities in Chicago, Detroit, Philadelphia, Baltimore, Los Angeles, Minneapolis and New York City are covered by various collective bargaining agreements that expire at various times during the next three years. Although the Company considers its relations with employees to be good, a prolonged labor dispute could have a material adverse effect on the Company's business (including its ability to deliver its products in a timely manner) as well as the Company's results of operations and financial condition. The Company has not experienced any work stoppages during the past five years.

    The Company's ability to receive and deliver products is largely dependent on the availability of trucking and package delivery services utilized by manufacturers and the Company. Therefore, the occurrence of a strike or other work stoppage by any such service provider could materially affect the Company's sales and profitability.

DEPENDENCE ON TECHNOLOGY; YEAR 2000 MODIFICATIONS

    The Company believes that the successful operation of its business depends to a large extent on its computerized inventory management, order processing and distribution systems. The Company may, from time to time, experience delays, complications or expenses in integrating and operating these systems, any of which could have a material adverse effect upon the Company's results of operations and financial condition. While the Company believes that its computer systems will be adequate for its future needs, such systems may require modification, improvement or replacement as the Company grows or as technologies make these systems obsolete. For example, the Company is currently taking steps to make all necessary modifications to its systems for the year 2000. In 1997, the Company incurred approximately $1.4 million of expenses related to this issue, and expects to incur an additional $2.6 to $3.3 million of such expenses during the next two years. Any such modifications, improvements or replacements may require substantial additional expenditures to design and implement and may require interruptions in operations during periods of implementation, any of which could have a material adverse effect on the Company's results of operations and financial condition. Further, since approximately 90% of the Company's orders are received electronically, any disruption of a significant reseller's computer systems could have an adverse impact on the Company's sales. The Company's service levels also would be affected in the event of an interruption in operation of its telecommunications network on a company-wide scale for an extended period of time, although the Company has developed contingency plans to limit its exposure to such risks.

DEPENDENCE ON KEY PERSONNEL

    The Company's success relies on the efforts and abilities of its executive officers and certain other key employees, particularly Mr. Frederick B. Hegi, Jr., the Company's non-executive Chairman of the Board, Mr. Randall W. Larrimore, President and Chief Executive Officer, Mr. Daniel H. Bushell, an Executive Vice President and the Chief Financial Officer of the Company, and Mr. Michael D. Rowsey and Mr. Steven R. Schwarz, each an Executive Vice President of the Company. The loss of any of these individuals could have a material adverse effect on the Company. The Company has entered into employment agreements with the executive officers listed above. The Company currently does not have any "key man" life insurance for its key personnel. See "Management."

INFLUENCE OF CERTAIN STOCKHOLDERS

    As of July 31, 1998, Wingate Partners, L.P. ("Wingate Partners") and Wingate Partners II, L.P. ("Wingate II" and, collectively with Wingate Partners "Wingate"), Cumberland Capital Corporation ("Cumberland") and its affiliates, and Mr. Daniel J. Good and his affiliates beneficially owned approximately 17.5%, 1.9% and 2.4%, respectively, of the outstanding shares of Common Stock. Two of the current nine directors of United are affiliates of Wingate Partners or Wingate II. In addition, Mr. Gary G. Miller, who is the President and a stockholder of Cumberland, and Mr. Good each serve as directors of United. Consequently, such persons and their affiliates will continue to have significant influence over the policies of United and the Company and any matters submitted to a stockholder vote. See "Management--Directors and Executive Officers," "Certain Transactions" and "Security Ownership of Certain Beneficial Owners."

LIMITATIONS ON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required to make an offer for cash to repurchase the Notes (which could include Additional Notes, to the extent any are issued) and the 12 3/4% Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the Notes and the 12 3/4% Notes that the Company might be required to purchase. Certain events involving a Change of Control may result in an event of default under the New Credit Facilities or other indebtedness of the Company that may be incurred in the future. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes and the 12 3/4% Notes, the Company could seek the consent of its lenders to purchase the Notes and the 12 3/4% Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company would remain prohibited from purchasing the Notes and the 12 3/4% Notes. In such case, the Company's failure to purchase tendered Notes and 12 3/4% Notes would constitute an Event of Default under the Indenture and the 12 3/4% Notes Indenture, respectively. If, as a result thereof, a default occurs with respect to any Indebtedness, the New Credit Agreement, the Notes and the 12 3/4% Notes would require payment in full of the New Credit Facilities before repurchase of the New Notes and the 12 3/4% Notes. See "Description of Certain Indebtedness," "Description of the New Notes--Subordination" and "--Certain Covenants--Purchase of Notes upon a Change of Control."

FRAUDULENT CONVEYANCE CONSIDERATIONS

    A substantial portion of the proceeds of the Original Offering were used to refinance indebtedness under the New Credit Facilities. Accordingly, the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes ("fraudulent conveyance statutes") in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) the Company issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or
(b)(i) the Company received less than reasonably equivalent value or fair consideration for issuing the Notes (including, to the extent the proceeds from the Notes are used to refinance any indebtedness of the Company or any of its subsidiaries, by virtue of an invalidation as a fraudulent conveyance of the incurrence of such indebtedness) and (ii)(A) was insolvent or was rendered insolvent by reason of such issuance and/or such related transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, obligations beyond its ability pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment was unsatisfied), such court could subordinate the Notes to presently existing and future indebtedness of the Company and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or state law that is being applied in any such proceeding. Generally, however, the Company would be considered insolvent if, at the time it incurs the obligations constituting the Notes, either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and mature or (ii) it is incurring obligations beyond its ability to pay as such obligations mature.

    In addition, the Guarantees may be subject to review under fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit on behalf of other creditors of any of the Guarantors. In such a case, the analysis set forth above would generally apply, except that that the Guarantees could also be subject to the claim that, since the Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), they were incurred for less than reasonably equivalent value or fair consideration. A court could therefore subordinate the Guarantees to the other obligations of the Guarantors, or take other action detrimental to holders of the Notes, including, under certain circumstances, invalidating the Guarantees.

    The Boards of Directors and management of the Company, United and the other Guarantors believe that at the time of issuance of the Notes and the Guarantees, respectively, the Company, United and the other Guarantors (i) will be (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to meet their obligations as the same mature or become due and to operate their businesses effectively and (c) incurring obligations within their ability to pay as the same mature or become due and (ii) will have sufficient assets to satisfy any probable money judgment against them in any pending action. In reaching the foregoing conclusions, such Boards of Directors and management have relied upon their analysis of internal cash flow projections and estimated values of assets and liabilities of the Company, United and the other Guarantors. There can be no assurance, however, that such analyses will prove to be correct or that a court passing on such questions would reach the same conclusions.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The New Notes are being offered to the holders of the Old Notes. The New Notes constitute a new class of securities with no established trading market. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Each Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

    Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the New Notes.

                              RECENT TRANSACTIONS

JUNE EQUITY OFFERING

    In June 1998, United completed an offering of 2,005,507 shares of Common Stock, consisting of 1,500,000 primary shares sold by United, and 505,507 secondary shares sold by certain selling stockholders. The aggregate net proceeds to United of approximately $77.1 million were delivered to USSC and used to repay a portion of indebtedness under the Tranche A Term Loan Facility which caused a permanent reduction of the amount borrowable thereunder.

    United did not receive any of the proceeds from the sale of the 505,507 shares of Common Stock offered by the selling stockholders, other than an aggregate of approximately $6.4 million paid by the selling stockholders upon exercise of employee stock options in connection with the June Equity Offering, which were delivered to USSC and applied to the repayment of indebtedness under the New Credit Facilities.

    Subsequent to the closing of the June Equity Offering, the underwriters for such offering exercised an over-allotment option to purchase an additional 200,000 shares from United. The net proceeds to United of approximately $10.3 million from the sale of such Additional Shares were delivered to USSC and used to repay an additional portion of the indebtedness outstanding under the Tranche A Term Loan Facility. The pro forma financial information contained in this Prospectus that gives effect to the June Equity Offering does not include the sale of the Additional Shares and the application of net proceeds therefrom.

AZERTY ACQUISITION

    On April 3, 1998, the Company completed the acquisition of all of the capital stock of Azerty Incorporated ("Azerty"), Azerty de Mexico, S.A. de C.V. ("Azerty Mexico"), Positive ID Wholesale Inc. ("Positive ID"), and AP Support Services Incorporated ("AP Support Services"), which conducted substantially all of the United States and Mexican operations of the Office Products Division of Abitibi-Consolidated Inc. The aggregate purchase price paid by the Company for the Azerty Acquisition was approximately $115.2 million (including fees and expenses), following an initial post-closing adjustment and subject to final audit and review by the Company. For the fiscal year ended December 31, 1997, the Azerty Business had combined net sales and EBITDA of $355.4 million and $12.6 million, respectively.

    AZERTY

    Azerty was founded in 1983 and is a leading wholesale distributor of computer consumables, peripherals and accessories in the United States. Azerty serves over 12,000 major customers in the United States which consist primarily of information product dealers and value-added resellers. Azerty distributes a broad range of products consisting of printers, printer supplies, magnetic and optical data storage media, workstation accessories, fax machines and basic office products essentials. Azerty provides a high level of customer service, including high order fill rates, late order cut-off times and guaranteed next-day delivery via UPS for products under 100 pounds.

    Azerty sells through marketing employees who utilize advanced data management and telesales capabilities that enable highly customized and segmented marketing, whereby customers' calls are automatically routed to sales representatives familiar with their accounts. In addition, Azerty runs catalog marketing programs, collecting co-op allowances from vendors to produce product catalogs for their customers. Azerty also has established a new world wide web site on the Internet which allows on-line inventory availability, pricing and UPS order tracking, as well as vendor and product information, applications for new accounts and general company information.

    Azerty currently operates through four distribution facilities that stock over 7,200 SKUs. Azerty's primary competitors are Daisytek International, Ingram Micro, Tech Data and Merisel. For the fiscal year ended December 31, 1997, Azerty accounted for approximately 88% and 98% of the net sales and EBITDA, respectively, of the combined Azerty Business.

    AZERTY MEXICO

    Azerty Mexico was founded in 1995 to distribute computer consumables, peripherals and accessories under the Azerty name in Mexico. Azerty Mexico operates through a single distribution facility located in Mexico City, Mexico.

    POSITIVE ID

    Positive ID is a wholesale distributor of bar code scanning products. Founded in 1996, Positive ID has attempted to capitalize on an emerging opportunity for wholesale distribution of products using the bar code scanning technology that has been created by the increasing use of such technology by small and medium-sized companies, as well as new applications in the medical and insurance industries. Positive ID offers approximately 2,000 SKUs primarily to information products dealers and value-added resellers and distributes products consisting of scanners, printers, consumables, data collection terminals and software through its distribution facility located in Tonawanda, New York.

    AP SUPPORT SERVICES

    Formed in 1996, AP Support Services is a third-party provider that offers telemarketing, direct response marketing, logistics and data management services to companies that are outsourcing such non-core activities. AP Support Services offers a unique combination of sophisticated telemarketing support and the ability to physically handle product. The strategy of AP Support Services is to differentiate itself as a third-party provider by offering vendors a broad range of services from marketing through product delivery and invoicing.

NEW CREDIT FACILITIES

    On April 3, 1998, the Company entered into the New Credit Facilities concurrently with the closing of the Azerty Acquisition in order to fund the purchase price of the Azerty Acquisition, refinance borrowings under the Existing Credit Facilities, and pay related fees and expenses in connection therewith. The New Credit Facilities consisted initially of a $250.0 million Revolving Credit Facility, a $150.0 million Tranche A Term Loan Facility, and a $100.0 million Tranche B Term Loan Facility. The net proceeds of the Original Offering were used to repay a substantial portion of indebtedness then outstanding under the Tranche B Term Loan Facility and the remainder of such facility was repaid with proceeds from the sale of certain receivables. See "Use of Proceeds." A portion of the Tranche A Term Loan Facility was repaid from the net proceeds of the June Equity Offering. Upon consummation of the Original Offering (including the application of net proceeds therefrom), approximately $16.0 million (excluding approximately $36.5 million of outstanding letters of credit under the Revolving Credit Facility) was outstanding under the Revolving Credit Facility.

    For a description of the terms of the New Credit Facilities, see "Description of Certain Indebtedness--New Credit Facilities."

RECEIVABLES SECURITIZATION PROGRAM

    On April 3, 1998, in connection with the refinancing of its Existing Credit Facilities, the Company entered into the $163.0 million 364-day Receivables Securitization Program pursuant to which the Company sells its Eligible Receivables (except for certain excluded receivables) to the Receivables Company, a wholly-owned offshore, special purpose limited liability company intended to be bankruptcy-remote. The Receivables Company then transfers the Eligible Receivables to a third-party, multi-seller asset-backed commercial paper program. The Third-Party Seller's purchases of the Eligible

Receivables are supported by a facility between the Third-Party Seller and banks with ratings of A-1/P-1 or higher. The sale of trade receivables includes not only those Eligible Receivables that were existing on the closing date of the Receivables Securitization Program, but also Eligible Receivables created thereafter. The Chase Manhattan Bank ("Chase") acts as funding agent and, together with other commercial banks rated at least A-1/P-1, provides standby liquidity funding to support the purchase of the receivables by the Receivables Company. The proceeds from the Receivables Securitization Program were used to reduce borrowings under the Company's Revolving Credit Facility. The Receivables Company retains an interest in the Eligible Receivables transferred to the third party. The Receivables Securitization Program carries an effective interest rate of LIBOR plus 0.37%. As a result of the Receivables Securitization Program, balance sheet assets of the Company of approximately $160.0 million, consisting of accounts receivable, have been sold to the Receivables Company and do not secure the Company's obligations under the New Credit Facilities. The Unaudited Consolidated Pro Forma Financial Statements included in this Prospectus reflect $150.0 million in proceeds from the sale of Eligible Receivables under the Receivables Securitization Program, as this amount was deemed to more fairly represent the average amount of receivables that would have been sold in 1997. Management of United believes that the Unaudited Consolidated Pro Forma Financial Statements included herein represent a fair presentation of how the historical financial statements of United might have been affected if the transaction described therein had been consummated at the beginning of the periods presented. See "Unaudited Consolidated Pro Forma Financial Statements."

COMPUTER SERVICES CONTRACT WRITE-OFF

    As a condition to the spinoff of ASI from the Wholesale Division of Boise Cascade Office Products Corporation in January 1992, ASI entered into the Computer Services Contract with a third-party service provider to perform certain computer services.

    Upon completion of the systems integration between USSC and ASI, increasing differences in the operating processes and technical environment between the Company and the third-party service provider became evident. The Computer Services Contract was modified to allow the Company, at its discretion, not to perform any processing at the third-party service provider's facilities. Accordingly, related fees were reduced. Payments made to the third-party service provider subsequent to this latest renegotiation were effectively for disaster recovery purposes only. The Company has recently consolidated its disaster recovery services under an agreement with another third-party service provider. In May 1998, the Company completed an assessment of the future utility of the Computer Services Contract. Based upon such assessment, the Company has determined that it is no longer feasible to use the prior third-party service provider for disaster recovery purposes.

    During the second quarter of 1998, the Company wrote off the remaining term of the Computer Services Contract. Accordingly, $2.6 million of prepaid expense related to the Computer Services Contract has been eliminated and $2.6 million and $8.7 million of current and long-term payments, respectively, have been added to the supplemental pro forma March 31, 1998 balance sheet to reflect a non-recurring $13.9 million pre-tax charge to write off the remainder of the Computer Services Contract. A related deferred tax asset of $5.6 million has also been recorded. This $8.3 million charge, net of tax benefit of $5.6 million, shown as a reduction to supplemental pro forma retained earnings at March 31, 1998, has been excluded from supplemental pro forma income statement purposes as it is non-recurring in nature.

    For supplemental pro forma income statement purposes, the three months ended March 31, 1998 and the twelve months ended December 31, 1997 reflect $0.8 million and $3.2 million in cost savings, respectively, related to the Computer Services Contract had such agreement been written off prior to each period presented.

OCTOBER EQUITY OFFERING

    On October 10, 1997, United completed an offering of 2.0 million primary shares of Common Stock, and a 3.4 million share secondary offering of Common Stock by certain selling stockholders. The shares of Common Stock sold in the October Equity Offering were priced at $38.00 per share, before underwriting discounts and commissions of $1.90 per share. The aggregate net proceeds to United of $72.2 million (before deducting expenses) and proceeds of $0.1 million resulting from the exercise of 1,119,038 warrants to purchase Common Stock sold in the October Equity Offering were contributed to USSC and used to (i) repurchase $50.0 million principal amount of USSC's existing 12 3/4% Notes and pay the redemption premium thereof of approximately $6.4 million, (ii) pay fees related to the October Equity Offering, and (iii) reduce indebtedness under its existing senior secured term loan facilities by $15.5 million. The repayment of indebtedness from the proceeds of the October Equity Offering resulted in an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million).

                                USE OF PROCEEDS

    The Company and the Guarantors will not receive any proceeds from the exchange of New Notes for Old Notes pursuant to the Exchange Offer. The proceeds from the Original Offering were used by the Company to (i) repay a substantial portion of the indebtedness of the Company outstanding under the Tranche B Term Loan Facility and (ii) pay fees and expenses related to the Original Offering. The remainder of the Tranche B Term Loan Facility was repaid with proceeds from the sale of certain receivables.

    The Tranche B Term Loan Facility bore interest at the prime rate plus 0.75% or, at the Company's option, LIBOR plus 2.00%. The Tranche B Term Loan Facility was payable in 27 quarterly installments, and was scheduled to mature on or about December 31, 2004.

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of United as of March 31, 1998 on a historical basis and on an as adjusted basis giving effect to (i) the Senior Credit Facilities Refinancing, (ii) the Azerty Acquisition,
(iii) the Original Offering (including application of the net proceeds therefrom) and (iv) the June Equity Offering (including application of the net proceeds therefrom). The table set forth below should be read in conjunction with the Unaudited Consolidated Pro Forma Financial Statements and the Consolidated Financial Statements of United, together with the related notes thereto, included elsewhere herein.

                                                                                           AS OF MARCH 31, 1998
                                                                                         -------------------------
                                                                                         HISTORICAL   AS ADJUSTED
                                                                                         -----------  ------------
                                                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents..............................................................  $    11,504   $   11,504
                                                                                         -----------  ------------
                                                                                         -----------  ------------

Current portion of long-term debt......................................................  $    19,551   $   10,649

Long-term debt:
  Revolving credit facility............................................................      224,000       57,225(1)
  Term loan facilities.................................................................      100,020       62,917
  12 3/4% Notes........................................................................      100,000      100,000
  Notes................................................................................           --      100,000
  Other long-term debt.................................................................       31,630       31,878
                                                                                         -----------  ------------
    Total long-term debt...............................................................      455,650      352,020

Total stockholders' equity(2)..........................................................      236,629      309,834
                                                                                         -----------  ------------
    Total capitalization (including current portion of long-term debt).................  $   711,830   $  672,503
                                                                                         -----------  ------------
                                                                                         -----------  ------------

--------------

(1) The Revolving Credit Facility under the New Credit Agreement provides for borrowings of up to $250.0 million. See "Description of Certain Indebtedness--New Credit Facilities."

(2) Public market capitalization of United's equity as of July 31, 1998 was $1.2 billion.

                      SELECTED CONSOLIDATED FINANCIAL DATA

UNITED

    Set forth below and on the following pages are selected historical consolidated financial data for United. Although United was the surviving corporation in the Merger, the transaction was treated as a reverse acquisition for accounting purposes, with Associated as the acquiring corporation. Therefore, the income statement and operating and other data for the year ended December 31, 1995 reflect the financial information of Associated only for the three months ended March 30, 1995 and the results of post-Merger United for the nine months ended December 31, 1995. The balance sheet data at December 31, 1995 reflects the consolidated balances of post-Merger United, including various Merger-related adjustments.

    The selected consolidated financial data set forth below for the fiscal years ended December 31, 1993 and 1994 have been derived from the audited consolidated financial statements of Associated. The selected consolidated financial data of United for the fiscal years ended December 31, 1995 (which for income statement and operating and other data includes Associated only for the three months ended March 30, 1995 and the results of post-Merger United for the nine months ended December 31, 1995), 1996 and 1997 have been derived from the consolidated financial statements of United, which have been audited by Ernst & Young LLP, independent auditors. Income statement data for all periods presented reflect a reclassification of delivery and occupancy costs to cost of goods sold from operating expenses. The data for the three months ended March 31, 1997 and 1998 are derived from unaudited condensed consolidated financial statements and in the opinion of management reflect all adjustments considered necessary for the fair presentation of such data. Results for the three months ended March 31, 1998 are not necessarily indicative of results that may be achieved for a full twelve-month period. All selected consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Historical Results of Operations" and "--Liquidity and Capital Resources" and the Consolidated Financial Statements of United, together with the related notes thereto, included elsewhere herein.

                                                                                              THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                               --------------------------------------------------------  ----------------------
                                 1993       1994        1995        1996        1997        1997        1998
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales..................  $ 455,731  $ 470,185  $1,751,462  $2,298,170  $2,558,135  $  635,021  $  712,517
  Cost of goods sold.........    375,226    382,299   1,446,949   1,907,209   2,112,204     526,279     589,455
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Gross profit...............     80,505     87,886     304,513     390,961     445,931     108,742     123,062
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Operating expenses:
    Warehousing, marketing
      and administrative
      expenses...............     69,527     69,765     246,956(1)    277,957    311,002     76,704      85,037
    Non-recurring
      charges(2).............         --         --          --          --      64,698          --          --
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Total operating expenses...     69,527     69,765     246,956     277,957     375,700      76,704      85,037
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Income from operations.....     10,978     18,121      57,557     113,004      70,231      32,038      38,025
  Interest expense...........      7,235      7,725      46,186      57,456      53,511      14,661      11,826
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Income before income taxes
    and extraordinary item...      3,743     10,396      11,371      55,548      16,720      17,377      26,199
  Income taxes...............        781      3,993       5,128      23,555       8,532       7,368      11,108
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Income before extraordinary
    item.....................      2,962      6,403       6,243      31,993       8,188      10,009      15,091
  Extraordinary item(3)......         --         --      (1,449)         --      (5,884)         --          --
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Net income.................      2,962      6,403       4,794      31,993       2,304      10,009      15,091
  Preferred stock
    dividends................      2,047      2,193       1,998       1,744       1,528         455          --
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Net income attributable to
    common stockholders......  $     915  $   4,210  $    2,796  $   30,249  $      776  $    9,554      15,091
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
  Net income per common
    share--
    assuming dilution:
    Income before
      extraordinary item.....  $    0.11  $    0.51  $     0.33  $     2.03  $     0.43  $     0.65  $     0.88
    Extraordinary item.......         --         --       (0.11)         --       (0.38)         --          --
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
    Net income...............  $    0.11  $    0.51  $     0.22  $     2.03  $     0.05  $     0.65  $     0.88
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
    Weighted average shares
      and assumed conversions
      (in thousands).........      8,071      8,309      12,809      14,923      15,380      14,608      17,098

OTHER DATA:
  EBITDA(4)..................  $  16,481  $  23,505  $   81,241  $  139,046  $   96,272  $   38,573  $   45,458
  Adjusted EBITDA(5).........     16,481     23,505      91,000     139,046     160,970      38,573      45,458
  EBITDA margin(6)...........        3.6%       5.0%        4.6%        6.1%        3.8%        6.1%        6.4%
  Adjusted EBITDA margin.....        3.6%       5.0%        5.2%        6.1%        6.3%        6.1%        6.4%
  Depreciation and
    amortization.............  $   5,503  $   5,384  $   23,684  $   26,042  $   26,041  $    6,535  $    7,433
  Capital expenditures,
    net......................      3,273        554       8,017      (2,886 (7)     12,991      1,612      3,975
  Ratio of EBITDA to interest
    expense..................        2.3x       3.0x        1.8x        2.4x        1.8x        2.6x        3.8x
  Ratio of Adjusted EBITDA to
    interest expense.........        2.3x       3.0x        2.0x        2.4x        3.0x        2.6x        3.8x
  Ratio of net debt to
    EBITDA...................        4.6x       2.5x        6.6x        4.2x        5.5x        3.0x        2.6x
  Ratio of net debt to
    Adjusted EBITDA..........        4.6x       2.5x        5.9x        4.2x        3.3x        3.0x        2.6x
  Ratio of earnings to fixed
    charges(8)...............        1.5x       2.2x        1.2x        1.9x        2.4x        2.1x        2.9x

OPERATING RESULTS BEFORE
  CHARGES(9)(10):
  Income from operations.....  $  10,978  $  18,121  $   67,316  $  113,004  $  134,929  $   32,038  $   38,025
  Net income attributable to
    common stockholders......        915      4,210      10,081      30,249      45,364       9,544      15,091
  Net income per common
    share--assuming
    dilution.................       0.11       0.51        0.79        2.03        2.95        0.65        0.88

                                                  AS OF DECEMBER 31,
                               --------------------------------------------------------
                                                                                              THREE MONTHS
                                                                                            ENDED MARCH 31,
                                                                                         ----------------------
                                 1993       1994        1995        1996        1997        1997        1998
                               ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..  $     991  $   1,849  $   11,660  $   10,619  $   12,367  $   17,584  $   11,504
  Working capital............     57,302     56,454     355,465     404,973     451,449     403,269     431,324
  Total assets...............    190,979    192,479   1,001,383   1,109,867   1,148,021   1,065,172   1,087,692
  Total debt and capital
    lease obligation(11).....     86,350     64,623     551,990     600,002     537,135     559,119     475,201
  Redeemable preferred
    stock....................     20,996     23,189      18,041      19,785          --      20,240          --
  Redeemable warrants........      1,435      1,650      39,692      23,812          --      24,807          --
  Total stockholders'
    equity...................     11,422     24,775      30,024      75,820     223,308      84,369     236,629

------------------

 (1) For the year ended December 31, 1995, includes restructuring charge of $9.8 million related to United's consolidation plan in conjunction with the Merger.

 (2) In the fourth quarter of 1997, United recognized a non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million) and a non-recurring cash charge of $5.3 million ($3.2 million net of tax benefit of $2.1 million) relating to the vesting of the Merger Incentive Options and Management Agreements Termination, respectively.

 (3) Loss on early retirement of debt of $2.4 million ($1.4 million net of tax benefit of $1.0 million) in 1995 and $9.8 million ($5.9 million net of tax benefit of $3.9 million) in 1997.

 (4) "EBITDA" refers to earnings before interest, income taxes, depreciation and amortization, and costs associated with the sale of certain accounts receivable. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt and is also one of the financial measures by which certain covenants under the Company's New Credit Agreement are calculated. However, EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Also, the EBITDA definition used herein may not be comparable to similarly titled measures reported by other companies.

 (5) "Adjusted EBITDA" is defined as in note 4 above except for the add back of restructuring and non-recurring charges discussed in notes 1 and 2 above and the extraordinary items discussed in note 3 above.

 (6) EBITDA margin represents EBITDA as a percentage of net sales.

 (7) Includes $11.1 million of proceeds from the sale of property and plant equipment.

 (8) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, including amortization of discount and financing costs and one-third of operating rental expense which management believes is representative of the interest component of rent expense. In addition, the ratio of earnings to fixed charges for 1997 excludes the non-recurring charges discussed in note 2 above.

 (9) In the fourth quarter of 1997, United recognized a non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million) and a non-recurring cash charge of $5.3 million ($3.2 million net of tax benefit of $2.1 million) related to the vesting of the Merger Incentive Options and the Management Agreements Termination, respectively. In addition, during the fourth quarter of 1997, United recorded an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) related to the early retirement of debt.

 (10) During 1995, United recorded a restructuring charge of $9.8 million ($5.9 million net of tax benefit of $3.9 million) and an extraordinary loss of $2.4 million ($1.4 million net of tax benefit of $1.0 million) related to early retirement of debt.

 (11) Includes current maturities.

PRE-MERGER UNITED

    The selected consolidated financial data of pre-Merger United (a predecessor of post-Merger United) set forth below for the seven months ended March 30, 1995 (at which time pre-Merger United and Associated merged to create United) have been derived from the Consolidated Financial Statements of pre-Merger United which have been audited by Ernst & Young LLP, independent auditors. The selected financial data at and for the seven-month period ended March 31, 1994 are unaudited and in the opinion of management reflects all adjustments considered necessary for a fair presentation of such data. The selected consolidated financial data of pre-Merger United for each of the two fiscal years ended August 31, 1993 and 1994 have been derived from the audited consolidated financial statements of pre-Merger United.

                                                                                PRE-MERGER UNITED
                                                               ----------------------------------------------------
                                                                                              SEVEN MONTHS ENDED
                                                                 YEARS ENDED AUGUST 31,    ------------------------
                                                               --------------------------   MARCH 31,    MARCH 30,
                                                                   1993          1994         1994         1995
                                                               ------------  ------------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales....................................................  $  1,470,115  $  1,473,024   $ 871,585    $ 980,575
Cost of sales................................................     1,197,664     1,220,245     717,546      814,780
                                                               ------------  ------------  -----------  -----------
Gross profit on sales........................................       272,451       252,779     154,039      165,795
Operating expenses...........................................       226,337       216,485     128,594      133,098
Merger-related costs(1)......................................            --            --          --       27,780
                                                               ------------  ------------  -----------  -----------
Income from operations.......................................        46,114        36,294      25,445        4,917
Interest expense, net........................................         9,550        10,461       5,837        7,500
Other income, net............................................           355           225         117           41
                                                               ------------  ------------  -----------  -----------
Income (loss) before income taxes............................        36,919        26,058      19,725       (2,542)
Income taxes.................................................        15,559        10,309       8,185        4,692
                                                               ------------  ------------  -----------  -----------
Net income (loss)............................................  $     21,360  $     15,749   $  11,540    $  (7,234)
                                                               ------------  ------------  -----------  -----------
                                                               ------------  ------------  -----------  -----------
Net income (loss) per common share--assuming dilution........  $       1.15  $       0.85   $    0.62    $   (0.39)
Cash dividends declared per share............................          0.40          0.40        0.30         0.30

OPERATING AND OTHER DATA:
EBITDA(2)....................................................  $     67,712  $     57,755   $  37,665    $  17,553
EBITDA margin(3).............................................           4.6%          3.9%        4.3%         1.8%
Depreciation and amortization................................  $     21,243  $     21,236   $  12,103    $  12,595
Net capital expenditures.....................................        29,958        10,499       4,287        7,764
Ratio of earnings to fixed charges(4)........................           4.0x          3.0x        3.8x         3.5x

BALANCE SHEET DATA (AT PERIOD END):
Working capital..............................................  $    216,074  $    239,827   $ 297,099    $ 257,600
Total assets.................................................       634,786       618,550     608,728      711,839
Total debt and capital lease(5)..............................       150,251       155,803     227,626      233,406
Stockholders' investment.....................................       237,697       246,010     243,636      233,125

----------------
(1) In connection with the Merger, pre-Merger United incurred approximately $27.8 million of Merger-related costs, consisting of severance payments under employment contracts ($9.6 million); insurance benefits under employment contracts ($7.4 million); legal, accounting and other professional services fees ($5.2 million); retirement of stock options ($3.0 million); and fees for letters of credit related to employment contracts and other costs ($2.6 million).

(2) For purposes of this table only, EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(3) EBITDA margin represents EBITDA as a percentage of net sales.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, including amortization of discount and financing costs and one-third of operating rental expense which management believes is representative of the interest component of rent expense. In addition, the ratio of earnings to fixed charges for 1995 excludes the Merger-related costs discussed in note 1 above.

(5) Total debt and capital lease include current maturities.

             UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

    The following Unaudited Consolidated Pro Forma Financial Statements are based on the historical financial statements of United. The pro forma balance sheet is presented giving effect to (i) the Senior Credit Facilities Refinancing, (ii) the Azerty Acquisition, (iii) the Original Offering (including the application of net proceeds to United therefrom), and (iv) the June Equity Offering (including the application of net proceeds to the Company therefrom), all as more fully described in the notes to Unaudited Consolidated Pro Forma Financial Statements below, as if all such transactions were effected on March 31, 1998. The pro forma income statements give effect to (i) the Senior Credit Facilities Refinancing, (ii) the Azerty Acquisition, (iii) the Original Offering (including the application of net proceeds to the Company therefrom) and (iv) the June Equity Offering (including the application of net proceeds to United therefrom), all as more fully described in the notes to Unaudited Consolidated Pro Forma Financial Statements below, as if all such transactions were effected as of January 1, 1997. The supplemental pro forma balance sheet is presented giving effect to (i) the Senior Credit Facilities Refinancing, (ii) the Azerty Acquisition, (iii) the Original Offering (including the application of net proceeds to the Company therefrom), (iv) the June Equity Offering (including the application of net proceeds to United therefrom) and (v) the Computer Services Contract Write-off, as if all such transactions occurred on March 31, 1998. The 1997 supplemental pro forma income statement is presented giving effect to (i) the October Equity Offering (including the application of net proceeds to United therefrom), (ii) the Preferred Stock Redemption, (iii) the Management Agreements Termination, (collectively the "Financing Transactions") (iv) the Computer Services Contract Write-Off, (v) the Senior Credit Facilities Refinancing, (vi) the Azerty Acquisition, (vii) the Original Offering (including the application of net proceeds to the Company therefrom) and (viii) the June Equity Offering (including the application of net proceeds to United therefrom), as if all such transactions occurred on January 1, 1997. The supplemental pro forma income statement for the three months ended March 31, 1998 is presented giving effect to (i) the Computer Services Contract Write-Off, (ii) the Senior Credit Facilities Refinancing, (iii) the Azerty Acquisition, (iv) the Original Offering (including the application of net proceeds to the Company therefrom) and (v) the June Equity Offering (including the application of net proceeds to United therefrom), as if all such transactions occurred on January 1, 1997.

    The pro forma income statements exclude the extraordinary non-recurring charge of approximately $9.3 million ($5.5 million net of tax benefit of $3.8 million) related to the write-off of unamortized financing fees in conjunction with the Senior Credit Facilities Refinancing. For pro forma balance sheet purposes, this extraordinary non-recurring charge has been reflected as a reduction of retained earnings.

    In addition to the above described extraordinary non-recurring charge of $9.3 million, the 1997 Unaudited Consolidated Supplemental Pro Forma Income Statement also excludes the following: (i) an extraordinary non-recurring charge of $9.8 million ($5.9 million net of tax benefit of $3.9 million) on early retirement of debt, (ii) a non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million) related to the vesting of the Merger Incentive Options, and (iii) a non-recurring cash charge of $5.3 million ($3.2 million net of tax benefit of $2.1 million) related to the Management Agreements Termination, all of which are related to the 1997 Financing Transactions. These additional non-recurring charges are reflected in the historical balance sheet as of March 31, 1998.

    The supplemental pro forma income statements also exclude the non-recurring charge of approximately $13.9 million ($8.3 million net of tax benefit of $5.6 million) related to the Computer Servcies Contract Write-Off. For supplemental pro forma balance sheet purposes, this non-recurring charge has been reflected as a reduction of retained earnings.

    The Unaudited Consolidated Pro Forma Financial Statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of United after the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering and the June Equity Offering, or of the financial position or results of operations of United that would have actually occurred had the Computer Services Contract Write-Off, the 1997 Financing Transactions, the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering or the June Equity Offering occurred January 1, 1997. The Unaudited Consolidated Pro Forma Financial Statements and the accompanying notes should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements of United, together with the related notes thereto, included elsewhere herein.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        UNAUDITED CONSOLIDATED PRO FORMA
                   AND SUPPLEMENTAL PRO FORMA BALANCE SHEETS
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                 SENIOR CREDIT
                                                                  FACILITIES         AZERTY         ORIGINAL
                                                                  REFINANCING     ACQUISITION       OFFERING
                                                    HISTORICAL    ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS
                                                    ----------  ---------------   ------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents.......................  $   11,504    $      --        $     --       $      --
  Accounts receivable.............................     282,237     (150,435)(a)      48,610(e)           --
  Inventories.....................................     484,911           --          33,477(e)           --
  Other...........................................      15,754           --             488(e)           --
                                                    ----------  ---------------   ------------   --------------
    Total current assets..........................     794,406     (150,435)         82,575              --
Net property, plant and equipment.................     161,894           --           5,847(e)           --
Goodwill..........................................     111,110           --          72,129(e)           --
Other.............................................      20,282       (6,944)(b)          --           2,800(f)
                                                    ----------  ---------------   ------------   --------------
    Total assets..................................  $1,087,692    $(157,379)       $160,551       $   2,800
                                                    ----------  ---------------   ------------   --------------
                                                    ----------  ---------------   ------------   --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...............  $   19,551    $  (9,004)(c)    $    102(e)    $      --
  Accounts payable................................     235,915           --          40,288(e)           --
  Accrued expenses................................     107,616       (3,931)(d)       4,704(e)          (80)(f)
                                                    ----------  ---------------   ------------   --------------
    Total current liabilities.....................     363,082      (12,935)         45,094             (80)
Deferred income taxes.............................      19,208           --              --              --
Long-term obligations:
  Long-term debt..................................     455,650     (138,596)(c)     115,457(e)        3,000(f)
  Other long-term liabilities.....................      13,123           --              --              --
                                                    ----------  ---------------   ------------   --------------
    Total long term obligations...................     468,773     (138,596)        115,457           3,000
                                                    ----------  ---------------   ------------   --------------
Stockholders' equity:
  Common stock (voting)...........................       1,602           --              --              --
  Capital in excess of par value..................     211,261           --              --              --
  Retained earnings...............................      23,766       (5,848)(d)          --            (120)(f)
                                                    ----------  ---------------   ------------   --------------
    Total stockholders' equity....................     236,629       (5,848)             --            (120)
                                                    ----------  ---------------   ------------   --------------
    Total liabilities and stockholders' equity....  $1,087,692    $(157,379)       $160,551       $   2,800
                                                    ----------  ---------------   ------------   --------------
                                                    ----------  ---------------   ------------   --------------

                                                                                    COMPUTER
                                                                                    SERVICES
                                                     JUNE EQUITY                    CONTRACT
                                                       OFFERING                    WRITE-OFF      SUPPLEMENTAL
                                                     ADJUSTMENTS     PRO FORMA    ADJUSTMENTS      PRO FORMA
                                                    --------------   ----------  --------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.......................   $      --       $  11,504   $       --        $   11,504
  Accounts receivable.............................          --         180,412           --           180,412
  Inventories.....................................          --         518,388           --           518,388
  Other...........................................          --          16,242       (2,639)(h)        13,603
                                                    --------------   ----------  --------------   ------------
    Total current assets..........................          --         726,546       (2,639)          723,907
Net property, plant and equipment.................          --         167,741           --           167,741
Goodwill..........................................          --         183,239           --           183,239
Other.............................................        (307)(g)      15,831           --            15,831
                                                    --------------   ----------  --------------   ------------
    Total assets..................................   $    (307)      $1,093,357  $   (2,639)       $1,090,718
                                                    --------------   ----------  --------------   ------------
                                                    --------------   ----------  --------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...............   $      --       $  10,649   $       --        $   10,649
  Accounts payable................................          --         276,203           --           276,203
  Accrued expenses................................       4,011(g)      112,320        2,599(h)        114,919
                                                    --------------   ----------  --------------   ------------
    Total current liabilities.....................       4,011         399,172        2,599           401,771
Deferred income taxes.............................          --          19,208       (5,589)(h)        13,619
Long-term obligations:
  Long-term debt..................................     (83,491)(g)     352,020           --           352,020
  Other long-term liabilities.....................          --          13,123        8,665(h)         21,788
                                                    --------------   ----------  --------------   ------------
    Total long term obligations...................     (83,491)        365,143        8,665           373,808
                                                    --------------   ----------  --------------   ------------
Stockholders' equity:
  Common stock (voting)...........................         191(g)        1,793           --             1,793
  Capital in excess of par value..................      79,166(g)      290,427           --           290,427
  Retained earnings...............................        (184)(g)      17,614       (8,314)(h)         9,300
                                                    --------------   ----------  --------------   ------------
    Total stockholders' equity....................      79,173         309,834       (8,314)          301,520
                                                    --------------   ----------  --------------   ------------
    Total liabilities and stockholders' equity....   $    (307)      $1,093,357  $   (2,639)       $1,090,718
                                                    --------------   ----------  --------------   ------------
                                                    --------------   ----------  --------------   ------------

See accompanying Notes to Unaudited Consolidated Pro Forma Financial Statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        UNAUDITED CONSOLIDATED PRO FORMA
                  AND SUPPLEMENTAL PRO FORMA INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                SENIOR CREDIT
                                                                 FACILITIES       AZERTY       ORIGINAL     JUNE EQUITY
                                                                 REFINANCING    ACQUISITION    OFFERING      OFFERING
                                                    HISTORICAL   ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                                    ----------  -------------   -----------   -----------   -----------   ----------
INCOME STATEMENT DATA:
  Net sales.......................................  $2,558,135   $     --       $355,423(l)   $    --         $    --     $2,913,558
  Cost of goods sold..............................   2,112,204         --        323,160           --              --     2,435,364
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Gross profit....................................     445,931         --         32,263(l)        --              --       478,194
  Operating expense:
  Warehousing, marketing and administrative
    expenses......................................     311,002         --         22,599(m)        --              --       333,601
  Non-recurring charges...........................      64,698         --             --           --              --        64,698
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Total operating expenses........................     375,700         --         22,599           --              --       398,299
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Income from operations..........................      70,231         --          9,664           --              --        79,895
  Interest expenses...............................      53,511    (15,872)(i)      8,775(n)     1,230(o)       (5,988)(p)    41,656
  Other expense...................................          --      9,251(j)          --           --              --         9,251
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Income before income taxes and extraordinary
    item..........................................      16,720      6,621            889       (1,230)          5,988        28,988
  Income taxes....................................       8,532      2,661(k)       1,055(k)      (494)(k)       2,407(k)     14,161
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Income before extraordinary item................       8,188      3,960           (166)        (736)          3,581        14,827
  Extraordinary item--loss on early retirement of
    debt, net of tax benefit of $3,956............      (5,884)        --             --           --              --        (5,884)
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Net income......................................       2,304      3,960           (166)        (736)          3,581         8,943
  Preferred stock dividends issued and accrued....       1,528         --             --           --              --         1,528
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Net income attributable to common
    stockholders..................................  $      776   $  3,960       $   (166)     $  (736)        $ 3,581     $   7,415
                                                    ----------  -------------   -----------   -----------   -----------   ----------
                                                    ----------  -------------   -----------   -----------   -----------   ----------
  Net income per common share--basic:
    Income before extraordinary item..............  $     0.51                                                            $    0.89
    Extraordinary item............................       (0.45)                                                               (0.39)
                                                    ----------                                                            ----------
    Net income....................................  $     0.06                                                            $    0.50
                                                    ----------                                                            ----------
                                                    ----------                                                            ----------
    Weighted average shares (in thousands)........      13,064                                                               14,969
  Net income per common share--assuming dilution:
    Income before extraordinary item..............  $     0.43                                                                 0.79
    Extraordinary item............................       (0.38)                                                               (0.35)
                                                    ----------                                                            ----------
    Net income....................................  $     0.05                                                            $    0.44
                                                    ----------                                                            ----------
                                                    ----------                                                            ----------
    Weighted average shares and assumed
      conversions (in thousands)..................      15,380                                                               16,950
OTHER DATA:
  EBITDA..........................................  $   96,272                                                            $ 108,903
  EBITDA margin...................................         3.8%                                                                 3.7%

OTHER DATA BEFORE CHARGES:
  Income from operations..........................  $  134,929                                                            $ 144,593
  Net income attributable to common
    stockholders..................................      45,364                                                               51,988
  Net income per common share assuming dilution...        2.95                                                                 3.07
  EBITDA..........................................     160,970                                                              173,601
  EBITDA margin...................................         6.3%                                                                 6.0%

                                                      COMPUTER
                                                      SERVICES         1997
                                                      CONTRACT      FINANCING
                                                     WRITE-OFF     TRANSACTIONS   SUPPLEMENTAL
                                                    ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                                    ------------   ------------   ------------
INCOME STATEMENT DATA:
  Net sales.......................................    $    --      $     --        $2,913,558
  Cost of goods sold..............................         --            --         2,435,364
                                                    ------------   ------------   ------------
  Gross profit....................................         --            --           478,194
  Operating expense:
  Warehousing, marketing and administrative
    expenses......................................     (3,240)(q)      (708)(r)       329,653
  Non-recurring charges...........................         --       (64,698)(r)            --
                                                    ------------   ------------   ------------
  Total operating expenses........................     (3,240)      (65,406)          329,653
                                                    ------------   ------------   ------------
  Income from operations..........................      3,240        65,406           148,541
  Interest expenses...............................         --        (5,096)(s)        36,560
  Other expense...................................         --            --             9,251
                                                    ------------   ------------   ------------
  Income before income taxes and extraordinary
    item..........................................      3,240        70,502           102,730
  Income taxes....................................      1,302(k)     28,342(k)         43,805
                                                    ------------   ------------   ------------
  Income before extraordinary item................      1,938        42,160            58,925
  Extraordinary item--loss on early retirement of
    debt, net of tax benefit of $3,956............         --         5,884(t)             --
                                                    ------------   ------------   ------------
  Net income......................................      1,938        48,044            58,925
  Preferred stock dividends issued and accrued....         --        (1,528)(u)            --
                                                    ------------   ------------   ------------
  Net income attributable to common
    stockholders..................................    $ 1,938      $ 49,572        $   58,925
                                                    ------------   ------------   ------------
                                                    ------------   ------------   ------------
  Net income per common share--basic:
    Income before extraordinary item..............                                 $     3.57
    Extraordinary item............................                                         --
                                                                                  ------------
    Net income....................................                                 $     3.57
                                                                                  ------------
                                                                                  ------------
    Weighted average shares (in thousands)........                                     16,519
  Net income per common share--assuming dilution:
    Income before extraordinary item..............                                 $     3.19
    Extraordinary item............................                                         --
                                                                                  ------------
    Net income....................................                                 $     3.19
                                                                                  ------------
                                                                                  ------------
    Weighted average shares and assumed
      conversions (in thousands)..................                                     18,500
OTHER DATA:
  EBITDA..........................................                                 $  177,549
  EBITDA margin...................................                                        6.1%
OTHER DATA BEFORE CHARGES:
  Income from operations..........................                                 $  148,541
  Net income attributable to common
    stockholders..................................                                     58,925
  Net income per common share assuming dilution...                                       3.19
  EBITDA..........................................                                    177,549
  EBITDA margin...................................                                        6.1%

See accompanying Notes to Unaudited Consolidated Pro Forma Financial Statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        UNAUDITED CONSOLIDATED PRO FORMA
                  AND SUPPLEMENTAL PRO FORMA INCOME STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           SENIOR CREDIT
                                                            FACILITIES       AZERTY       ORIGINAL     JUNE EQUITY
                                                            REFINANCING    ACQUISITION    OFFERING      OFFERING
                                               HISTORICAL   ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                               ----------  -------------   -----------   -----------   -----------   ----------
INCOME STATEMENT DATA:
  Net sales..................................  $  712,517    $     --       $ 99,723(l)    $   --        $    --     $  812,240
  Cost of goods sold.........................     589,455          --         91,050           --             --        680,505
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Gross profit...............................     123,062          --          8,673(l)        --             --        131,735
  Operating expense:
  Warehousing, marketing and administrative        85,037
    expenses.................................                      --          6,275(m)        --             --         91,312
  Non-recurring charges......................          --          --             --           --             --             --
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Total operating expenses...................      85,037          --          6,275           --             --         91,312
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Income from operations.....................      38,025          --          2,398           --             --         40,423
  Interest expense...........................      11,826      (3,700)(i)      2,218(n)       287(o)      (1,497)(p)      9,134
  Other expense..............................          --       2,313             --           --             --          2,313
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Income before income taxes and                   26,199
    extraordinary item.......................                   1,387            180         (287)         1,497         28,976
  Income taxes...............................      11,108         558(k)         250(k)      (115)(k)        602(k)      12,403
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Income before extra item...................      15,091         829            (70)        (172)           895         16,573
  Extraordinary item.........................          --          --             --           --             --             --
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Net income.................................      15,091         829            (70)        (172)           895         16,573
  Preferred dividends........................          --          --             --           --             --             --
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Net income attributable to common            $   15,091
    stockholders.............................                $    829       $    (70)      $ (172)       $   895     $   16,573
                                               ----------  -------------   -----------   -----------   -----------   ----------
                                               ----------  -------------   -----------   -----------   -----------   ----------
  Net income per common share--basic.........  $     0.94                                                            $     0.93
                                               ----------                                                            ----------
                                               ----------                                                            ----------
  Weighted average shares (in thousands).....      15,995                                                                17,900

  Net income per common share-- assuming       $     0.88
    dilution.................................                                                                        $     0.89
                                               ----------                                                            ----------
                                               ----------                                                            ----------
  Weighted average shares and assumed              17,098
    conversions (in thousands)...............                                                                            18,646

                                                 COMPUTER
                                                 SERVICES
                                                 CONTRACT
                                                WRITE-OFF     SUPPLEMENTAL
                                               ADJUSTMENTS     PRO FORMA
                                               ------------   ------------
INCOME STATEMENT DATA:
  Net sales..................................    $    --       $  812,240
  Cost of goods sold.........................         --          680,505
                                               ------------   ------------
  Gross profit...............................         --          131,735
  Operating expense:
  Warehousing, marketing and administrative
    expenses.................................       (802)(q)       90,510
  Non-recurring charges......................         --               --
                                               ------------   ------------
  Total operating expenses...................       (802)          90,510
                                               ------------   ------------
  Income from operations.....................        802           41,225
  Interest expense...........................         --            9,134
  Other expense..............................         --            2,313
                                               ------------   ------------
  Income before income taxes and
    extraordinary item.......................        802           29,778
  Income taxes...............................        322(k)        12,725
                                               ------------   ------------
  Income before extra item...................        480           17,053
  Extraordinary item.........................         --               --
                                               ------------   ------------
  Net income.................................        480           17,053
  Preferred dividends........................         --               --
                                               ------------   ------------
  Net income attributable to common
    stockholders.............................    $   480       $   17,053
                                               ------------   ------------
                                               ------------   ------------
  Net income per common share--basic.........                  $     0.95
                                                              ------------
                                                              ------------
  Weighted average shares (in thousands).....                      17,900
  Net income per common share-- assuming
    dilution.................................                  $     0.91
                                                              ------------
                                                              ------------
  Weighted average shares and assumed
    conversions (in thousands)...............                      18,646

See accompanying Notes to Unaudited Consolidated Pro Forma Financial Statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

The pro forma financial statements have been prepared giving effect to the following:

(1) In June 1998, United completed an offering of 2,005,507 shares of Common Stock, consisting of 1,500,000 primary shares sold by United and 505,507 secondary shares sold by certain selling stockholders at an offering price of $54.00 per share. The aggregate net proceeds to United of approximately $77.1 million were delivered to USSC and used to repay a portion of indebtedness under the Tranche A Term Loan Facility which caused a permanent reduction of the amount borrowable thereunder.

    United did not receive any of the proceeds from the sale of the 505,507 shares of Common Stock offered by the selling stockholders, other than an aggregate of approximately $6.4 million paid by the selling stockholders upon exercise of employee stock options in connection with the June Equity Offering, which was delivered to USSC and applied to the repayment of indebtedness under the New Credit Facilities.

    Subsequent to the closing of the June Equity Offering, the underwriters for such offering exercised an overallotment option to purchase an additional 200,000 shares of Common Stock from United. The net proceeds to United of approximately $10.3 million from the sale of such Additional Shares were delivered to USSC and used to repay an additional portion of the indebtedness outstanding under the Tranche A Term Loan Facility. The pro forma financial statements exclude the sale of the Additional Shares and the application of net proceeds therefrom.

(2) The New Credit Facilities and Receivables Securitization Program replaced all preexisting debt under the Existing Credit Agreement (which, as of December 31, 1997 and March 31, 1998, consisted of $148.8 million and $119.0 million of term loan facilities and $256.0 million and $224.0 million in a revolving credit facility, respectively). Accordingly, $9.3 million of unamortized financing fees as of March 31, 1998 related to the credit agreement governing the Existing Credit Facilities ($5.6 million net of tax benefit of $3.7 million) were expensed as an extraordinary charge due to the early retirement of such debt. As this extraordinary charge will be non-recurring it is not considered for pro forma income statement purposes. Proceeds from the receivables sold under the Receivables Securitization Program of approximately $150.0 million and will be used to reduce borrowings under the New Credit Facilities. The Company received approximately $160.0 million in proceeds from the sale of certain Eligible Receivables on April 3, 1998. These Unaudited Consolidated Pro Forma Financial Statements reflect $150.0 million in proceeds from the sale of certain Eligible Receivables under the Receivables Securitization Program as this amount was deemed to more fairly represent the average amount of receivables that would have been sold in 1997. The anticipated annual costs related to the sale of certain accounts receivable is estimated to be $9.3 million and is shown in other expense.

(3) The Tranche B Term Loan Facility ($100.0 million) and a portion of the Revolving Credit Facility under the New Credit Facilities ($15.1 million) were used to purchase the Azerty Business and pay approximately $1.0 million in acquisition fees and expenses.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(4) The total purchase price for the Azerty Business (including fees and expenses) was approximately $115.2 million and has been preliminarily allocated as follows:

Current assets...................................................  $  82,575
Property, plant and equipment....................................      5,847
Goodwill.........................................................     72,129
Liabilities assumed..............................................    (45,342)
                                                                   ---------
  Total purchase price...........................................  $ 115,209
                                                                   ---------
                                                                   ---------

(5) The operating results for the year ended December 31, 1997 and for the three months ended March 31, 1998 for the Azerty Business have been included as follows:

                                                                                   THREE
                                                                 YEAR ENDED     MONTHS ENDED
                                                                DECEMBER 31,     MARCH 31,
                                                                    1997            1998
                                                               --------------  --------------
Net sales....................................................   $    355,423     $   99,723
Cost of goods sold...........................................        323,160         91,050
                                                               --------------  --------------
  Gross Profit...............................................         32,263          8,673
Warehousing, marketing and administrative expenses(a)(b).....         22,599          6,275
                                                               --------------  --------------
Earnings before interest and taxes...........................   $      9,664     $    2,398
                                                               --------------  --------------
                                                               --------------  --------------
--------------

           (a) Includes $1.8 million of annual goodwill amortization based on $72.1 million of goodwill as computed above amortized over 40 years.

           (b) Excludes special bonuses paid by Abitibi-Consolidated Inc., amounting to approximately $3.5 million, to senior Azerty Business executives related to the Azerty Acquisition; such bonuses do not represent continuing obligations of the Azerty Business. Also excludes approximately $1.5 million of annual goodwill amortization related to the purchase cost paid by Abitibi-Consolidated, Inc. for the Azerty Business; such goodwill is eliminated under purchase accounting as applied to the Azerty Acquisition.

(6) Pro forma interest expense has been calculated based upon pro forma debt levels and the applicable interest rates. The Existing Credit Facilities' term loan facilities and revolving credit facility were assumed to bear interest at their respective current rates of 7.71% and 7.67%, respectively, for the year ended December 31, 1997 and 7.71% and 7.67%, respectively, for the three months ended March 31, 1998. The Revolving Credit Facility, the Tranche A Term Loan Facility and the Tranche B Term Loan Facility under the New Credit Facilities were assumed to bear interest at rates of 7.45%, 7.15% and 7.65%, respectively, for the year ended December 31, 1997 and 7.45%, 7.15% and 7.65%, respectively, for the three months ended March 31, 1998, based on current LIBOR/prime rates and spread terms. A variation of 0.125% in effective interest rates used for pro forma purposes has a $0.5 million impact for the year ended December 31, 1997 and a $0.1 million impact for the three months ended March 31, 1998 on pro forma interest expense.

(7) Income taxes have been provided for all adjustments at an assumed rate of 40.2%. Goodwill resulting from the Azerty Acquisition will not be tax deductible and as such is not tax affected.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

    The December 31, 1997 supplemental pro forma income statement reflecting the 1997 Financing Transactions and the Computer Services Contract Write-Off has been prepared giving effect to all the assumptions made in the pro forma income statement and the following:

(1) The Computer Services Contract Write-Off results in a $13.9 million non-recurring charge ($8.3 million net of tax benefit of $5.6 million) and $3.2 million in annual cost savings.

(2) The October Equity Offering and the resulting proceeds thereof were contributed to the Company and used to redeem $50.0 million of the Company's 12 3/4% Notes, pay the redemption premium of $6.4 million thereon, and pay down $15.5 million of indebtedness under the Existing Credit Facilities. The resulting extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) on early retirement of debt was eliminated for pro forma purposes.

(3) The October Equity Offering also resulted in the recognition of a pre-tax non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million) and a non-recurring cash charge of $5.3 million ($3.2 million net of tax benefit of $2.1 million) related to the vesting of the Merger Incentive Options and the Management Agreements Termination, respectively. These non-recurring charges have been eliminated for pro forma purposes. Approximately $0.7 million in management advisory service agreement fees were paid prior to the Management Agreements Termination. Accordingly, these fees which were charged to 1997 operating expenses have been eliminated for pro forma purposes.

(4) On September 2, 1997, United completed the redemption of all outstanding shares of its Series A and Series C Preferred Stock for an aggregate redemption price of approximately $21.3 million. Accordingly, the $1.5 million of Preferred Stock dividends issued and accrued for the year ended December 31, 1997 has been eliminated for pro forma purposes.

    The supplemental pro forma income statement for the three months ended March 31, 1998 has been prepared giving effect to all assumptions made in the pro forma income statement and the adjustment for the Computer Services Contract Write-Off described above. Approximately $2.6 million in prepaid expense related to the Computer Services Contract has been eliminated for supplemental pro forma balance sheet purposes and $2.6 million and $8.7 million of current and long-term payments have been added to current and long-term liabilities, respectively, as a result of the Computer Services Contract Write-Off.

    Pro forma adjustments have been made to the pro forma and supplemental pro forma balance sheets to reflect the following effects of the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering, the June Equity Offering, and the Computer Services Contract Write-off:

      (a)  Reflects the sale of accounts receivable related to the Receivables
           Securitization Program.

      (b)  Write-off of capitalized financing costs associated with the         $  (9,344)
           retirement of the Existing Credit Facilities' revolving credit facility, tranche A and tranche B term loans.......................
           Capitalize financing costs related to the New Credit Facilities....      2,400
                                                                                ---------
                                                                                $  (6,944)
                                                                                ---------
                                                                                ---------

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

    (c) Reflects retirement of debt under the Existing Credit Facilities and the issuance of new debt under the New Credit Facilities:

Retirement of existing tranche A term loan......................  $ (18,337)
Retirement of existing tranche B term loan......................       (667)
Tranche A Term Loan Facility....................................     10,000
                                                                  ---------
  Adjustment to current maturities of long-term debt(1).........  $  (9,004)
                                                                  ---------
                                                                  ---------
Retirement of existing tranche A term loan......................  $ (58,345)
Retirement of existing tranche B term loan......................    (41,675)
Retirement of existing revolving credit facility................   (224,000)
Tranche A Term Loan Facility....................................    140,000
Revolving Credit Facility.......................................     45,424
                                                                  ---------
  Adjustment to long-term debt(1)...............................  $(138,596)
                                                                  ---------
                                                                  ---------
--------------

       (1) Totals $147.6 million and combined with the $2.4 million of financing costs related to the New Credit Facilities (see Note b) reflects the use of proceeds from the Receivables Securitization Program.

    (d) Adjustment to current income tax liability for the tax effect and to retained earnings for the net effect of the write-off of the capitalized financing costs and the initial costs related to the sale of certain accounts receivable.

    (e) Reflects the use of $100.0 million of the Tranche B Term Loan Facility and $15.2 million of the Revolving Credit Facility under the New Credit Facilities to purchase the Azerty Business. The Company has also assumed $0.3 million of debt from the Azerty Business. The assets and liabilities of the Azerty Business (including fees and expenses) are preliminarily allocated as follows:

Current assets...................................................  $  82,575
Property, plant and equipment....................................      5,847
Goodwill.........................................................     72,129
Liabilities assumed..............................................    (45,342)
                                                                   ---------
  Purchase price.................................................  $ 115,209
                                                                   ---------
                                                                   ---------

    (f) Reflects net proceeds of $97.0 million from the Original Offering ($100.0 million net of approximately $3.0 million in financing costs) plus an additional $3.0 million in borrowings under the Revolving Credit Facility used to pay down the indebtedness outstanding under the Tranche B Term Loan Facility, and as a result $0.2 million ($0.12 million net of tax benefit of $0.08 million) in financing fees associated with the Tranche B Term Loan Facility was expensed as an extraordinary loss due to the early retirement of debt (which loss is excluded for pro forma income statement purposes as it is non-recurring).

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

    (g) The pro forma adjustments related to the June Equity Offering consist of the following:

Adjustment to other assets:
  Write-off of capitalized financing costs associated with the
    reduction of the Tranche A Term Loan Facility...............  $    (307)
                                                                  ---------
                                                                  ---------
Adjustments to accrued expenses:
  Tax benefit related to options exercised......................  $  (3,235)
  Tax benefit related to write-off of capitalized financing
    costs associated with the reduction of the Tranche A Term
    Loan Facility...............................................       (123)
  Employee withholding tax liability associated with options
    exercised...................................................      7,369
                                                                  ---------
Increase in accrued expenses....................................  $   4,011
                                                                  ---------
                                                                  ---------
Adjustments to long-term obligations:
  Proceeds from the exercise of stock options...................  $  (6,408)
  Proceeds from the issuance of Common Stock by United in
    conjunction with the Offering (net of underwriting discounts
    and commissions and expenses)...............................    (77,083)
                                                                  ---------
Decrease in long-term obligations...............................  $ (83,491)
                                                                  ---------
                                                                  ---------
Adjustments to stockholders' equity:
  Common Stock:
    Issuance of shares of Common Stock by United in conjunction
      with the Offering.........................................  $     150
    Issuance of shares of Common Stock by United in conjunction
      with the exercise of stock options........................         41
                                                                  ---------
    Increase in Common Stock....................................  $     191
                                                                  ---------
                                                                  ---------
  Capital in excess of par value:
    Issuance of shares of Common Stock by United in conjunction with the Offering (net of underwriting discounts and
      commissions and expenses).................................  $  76,933
    Issuance of shares of Common Stock by United in conjunction
      with the exercise of stock options........................      2,233
                                                                  ---------
    Increase in capital in excess of par value..................  $  79,166
                                                                  ---------
                                                                  ---------
  Retained earnings:
    Write-off of capitalized financing costs associated with the reduction of the Tranche A Term Loan Facility, net of tax
      benefit...................................................       (184)
                                                                  ---------
                                                                  ---------
Increase in stockholders' equity................................  $  79,173
                                                                  ---------
                                                                  ---------

    (h) The supplemental pro forma adjustments for the Computer Services Contract Write-Off consist of the following:

       (1) Reduction in other current assets of $2,639 reflecting the write-off of the prepaid expense related to the Computer Services Contract Write-Off.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

       (2) Increase in accrued expenses of $2,599 reflecting the current portion of the remaining payments on the Computer Services Contract.

       (3) Reduction in deferred income taxes of $5,589 reflecting the future tax benefit of the Computer Services Contract Write-Off.

       (4) Increase in long-term liabilities of $8,665 reflecting the long-term portion of the remaining payments on the Computer Services Contract.

       (5) Reduction in retained earnings of $8,314 reflecting the after tax impact of the Computer Services Contract Write-Off.

    Pro forma adjustments have been made to the pro forma and supplemental pro forma income statements to reflect the following effects of the Senior Credit Facilities Refinancing, the Azerty Acquisition, the Original Offering, the June Equity Offering, the Computer Services Contract Write-Off and the 1997 Financing
Transactions:

    (i) The pro forma adjustments to interest expense related to the Senior Credit Facilities Refinancing consist of the following:

                                                                                        THREE
                                                                      YEAR ENDED     MONTHS ENDED
                                                                     DECEMBER 31,     MARCH 31,
                                                                         1997            1998
                                                                    --------------  --------------
Elimination of interest related to Existing Credit Facilities:
  Revolving credit facility.......................................   $    (12,540)    $   (3,896)
  Tranche A term loan.............................................         (9,412)        (1,812)
  Tranche B term loan.............................................         (4,794)        (1,048)
  Elimination of amortization of deferred financing costs on
    retired debt..................................................         (3,027)          (717)
                                                                    --------------       -------
Decrease in interest expense......................................        (29,773)        (7,473)
                                                                    --------------       -------
Interest on new indebtedness (New Credit Facilities):
  Revolving Credit Facility.......................................          3,133            954
  Tranche A Term Loan Facility....................................         10,368          2,719
  Amortization of deferred financing costs on the New Credit
    Facilities(1).................................................            400            100
                                                                    --------------       -------
  Increase in interest expense....................................         13,901          3,773
                                                                    --------------       -------
Net decrease in interest expense..................................   $    (15,872)    $   (3,700)
                                                                    --------------       -------
                                                                    --------------       -------
--------------

           (1) Debt issuance costs are amortized over the life of the related new debt, 6 years.

    (j) Reflects the costs related to the sale of certain accounts receivable under the Receivables Securitization Program.

    (k) Income taxes have been provided for all adjustments at an assumed rate of 40.2%. Goodwill resulting from the Azerty Acquisition will not be tax deductable and as such is not tax affected.

    (l)  Reflects the historical Azerty Business net sales and gross profit.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

    (m) Reflects the Azerty Business historical operating expenses for the year ended December 31, 1997, as adjusted (see page 39 note (5)), and the three months ended March 31, 1998 for the Azerty Business plus $1.8 million and $0.4 million, respectively, of goodwill amortization related to the Azerty Acquisition.

    (n) The pro forma adjustments to interest expense related to the Azerty Acquisition consist of the following:

                                                                                         THREE
                                                                      YEAR ENDED     MONTHS ENDED
                                                                     DECEMBER 31,      MARCH 31,
                                                                         1997            1998
                                                                    --------------  ---------------
Interest on new indebtedness (New Credit Facilities):
  Tranche B Term Loan Facility....................................    $    7,650       $   1,938
  Revolving Credit Facility.......................................         1,125             280
                                                                         -------         -------
    Increase in interest expense..................................    $    8,775       $   2,218
                                                                         -------         -------
                                                                         -------         -------

    (o) The pro forma adjustments to interest expense related to the Original Offering consist of the following:

                                                                      YEAR ENDED        THREE
                                                                     DECEMBER 31,    MONTHS ENDED
                                                                         1997       MARCH 31, 1998
                                                                    --------------  --------------
Elimination of interest related to New Credit Facilities:
  Tranche B Term Loan Facility....................................    $   (7,650)     $   (1,938)
                                                                         -------         -------
Interest on new indebtedness (New Credit Facilities and the 8 3/8%
  Notes):
  Revolving Credit Facility.......................................           205              56
  Original Offering...............................................         8,375           2,094
  Amortization of deferred financing costs on 8 3/8% Notes(1).....           300              75
                                                                         -------         -------
  Increase in interest expense....................................         8,880           2,225
                                                                         -------         -------
    Net increase in interest expense..............................    $    1,230      $      287
                                                                         -------         -------
                                                                         -------         -------
--------------

           (1) Debt issuance costs are amortized over the life of the related new debt, 10 years.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                        NOTES TO UNAUDITED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

    (p) The pro forma adjustments to interest expense related to the June Equity Offering consist of the following:

                                                                      YEAR ENDED        THREE
                                                                     DECEMBER 31,    MONTHS ENDED
                                                                         1997       MARCH 31, 1998
                                                                    --------------  --------------
Elimination of interest expense related to the reduction of
  Tranche A Term Loan Facility with the proceeds from the June
  Equity Offering.................................................    $   (5,511)     $   (1,378)
Elimination of interest expense related to the reduction of the
  Revolving Credit Facility with the proceeds realized from the
  exercise of stock options.......................................          (477)           (119)
                                                                         -------         -------
Net decrease in interest expense..................................    $   (5,988)     $   (1,497)
                                                                         -------         -------
                                                                         -------         -------

    Additional pro forma adjustments have been made in the supplemental pro forma income statement to give effect to the following:

    (q) Reflects the cost savings associated with the Computer Services Contract Write-Off.

    (r) In the fourth quarter of 1997, the Company recognized a non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million) and a non-recurring cash charge of $5.3 million ($3.2 million net of tax benefit of $2.1 million) related to the vesting of the Merger Incentive Options and the Management Agreements Termination, respectively. In addition, approximately $0.7 million in management advisory service fees were paid in 1997 prior to the Management Agreements Termination. These charges and expenses are excluded for pro forma income statement purposes as they are non-recurring.

    (s) The pro forma adjustments to interest expense related to the 1997 Financing Transactions consist of the following:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                --------------
Addition (Elimination) of interest related to:
  Existing Credit Facilities..................................................    $      701
  12 3/4% Notes...............................................................        (5,467)
  Elimination of amortization of deferred financing costs on retired debt.....          (330)
                                                                                     -------
Decrease in interest expense..................................................    $   (5,096)
                                                                                     -------
                                                                                     -------

    (t) In the fourth quarter of 1997, United recorded an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) related to early retirement of debt. This non-recurring charge is excluded for pro forma purposes.

    (u) On September 2, 1997, United completed the redemption of all outstanding shares of its Series A and Series C Preferred Stock for an aggregate redemption price of approximately $21.3 million. Accordingly, no Preferred Stock dividends would be paid or accrued on a pro forma basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Consolidated Financial Statements of United and related notes appearing elsewhere in this Prospectus.

    Certain information set forth in this discussion includes forward-looking statements regarding United's future results of operations. United is confident that its expectations are based on reasonable assumptions given its knowledge of its operations and business. However, there can be no assurance that United's actual results will not differ materially from its expectations. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in United's business including, among others, competition with business products manufacturers and other wholesalers, consolidation of the business products industry, the ability to maintain gross profit margins, the ability to reduce operating expenses as a percent of net sales, changing end-user demands, changes in manufacturers' pricing, service interruptions and availability of liquidity and capital resources.

OVERVIEW

    On October 10, 1997, United completed the October Equity Offering. The shares of Common Stock sold by United in the October Equity Offering were priced at $38.00 per share, before underwriting discounts and a commission of $1.90 per share. The aggregate net proceeds from this October Equity Offering of $72.2 million (before deducting expenses) and proceeds of $0.1 million resulting from the conversion of 1,119,038 warrants into Common Stock were contributed to USSC and used to (i) redeem $50.0 million of 12 3/4% Notes and pay the redemption premium thereon of $6.4 million, (ii) pay fees related to the October Equity Offering, and (iii) reduce the indebtedness under the Existing Credit Facilities' term loan facilities by $15.5 million. The repayment of indebtedness resulted in an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) and caused a permanent reduction of the amount borrowable under the Existing Credit Facilities.

    On March 30, 1995, Associated merged with and into United. Although United was the surviving corporation in the Merger, the transaction was treated as a reverse acquisition for accounting purposes, with Associated as the acquiring corporation. Therefore, the results of operations for the year ended December 31, 1995 reflect the financial information of Associated only for the three months ended March 30, 1995 and the results of United for the nine months ended December 31, 1995. As a result of the Merger, the results of operations of United for the year ended December 31, 1995 are not comparable to those of previous and subsequent periods.

    To facilitate a meaningful comparison of the years ended December 31, 1996 and 1995, a supplemental discussion and analysis is included and based on the supplemental pro forma results of operations for United for the year ended December 31, 1995. The supplemental pro forma results of operations do not purport to be indicative of the results that would have been obtained had such transactions been completed for the periods presented or that may be obtained in the future.

GENERAL INFORMATION

    EMPLOYEE STOCK OPTIONS. United's Management Equity Plan allows the Board of Directors of United to designate, and the directors have designated the Performance Incentive Compensation Committee as the option committee to administer the Management Equity Plan. The Management Equity Plan provides for the issuance of options to purchase shares of Common Stock to key officers and management employees of United, either as incentive stock options or as non-qualified stock options.

    Effective November 1997, United's stockholders approved an amendment to the Management Equity Plan which provided for the issuance of approximately 1.5 million additional options to key management employees and directors of United. During 1997, approximately 0.3 million options were granted to management employees and directors at fair market value. In 1998 to date, United has granted 467,575 options to management employees and directors at fair market value.

    In September 1995, United's Board of Directors approved an amendment to the Management Equity Plan which provided for the issuance of Merger Incentive Options to key management employees of United exercisable for up to 2.2 million additional shares of its Common Stock. Subsequently, approximately 2.2 million options were granted during 1995 and 1996 to management employees. Some of the options were granted at an option price below market value and the option price of certain options increased by $0.625 on a quarterly basis from April 1, 1996 through October 1, 1997.

    These Merger Incentive Options were granted in order to provide incentives to management with respect to the successful development of ASI and the integration of ASI with United. All Merger Incentive Options were vested and became exercisable with the completion of the October Equity Offering in October 1997. All Common Stock issued upon the exercise of Merger Incentive Options is subject to a six month holding period which expired on April 10, 1998. In the fourth quarter of 1997, United was required to recognize compensation expense based upon the difference between the fair market value of the Common Stock and the exercise prices of Merger Incentive Options. Based on the closing stock price on October 10, 1997 of $39.125 and options outstanding as of October 10, 1997, United recognized a non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million).

    RESTRUCTURING CHARGE. The historical results for the twelve months ended December 31, 1995 include a restructuring charge of $9.8 million ($5.9 million net of tax benefit of $3.9 million). The restructuring charge included severance costs totaling $1.8 million. The Company's Merger consolidation plan specified that 330 distribution, sales and corporate positions, 180 of which related to pre-Merger Associated, were to be eliminated substantially within one year following the Merger. The Company achieved its target, with the related termination costs of approximately $1.8 million charged against the reserve. The restructuring charge also included distribution center closing costs totaling $6.7 million and stockkeeping unit reduction costs totaling $1.3 million. The consolidation plan called for the closing of eight redundant distribution centers, six of which related to pre-Merger Associated, and the elimination of overlapping inventory items from the Company's catalogs substantially within the one-year period following the Merger. Estimated distribution center closing costs included (i) the net occupancy costs of leased facilities after they are vacated until expiration of leases and (ii) the losses on the sale of owned facilities and the facilities' furniture, fixtures and equipment. Estimated stockkeeping unit reduction costs included losses on the sale of inventory items which have been discontinued solely as a result of the Merger. As of December 31, 1997, five of the six redundant pre-Merger Associated distribution centers had been closed with $5.5 million charged against the reserve and $2.0 million related to stockkeeping unit reduction costs had also been charged against the reserve. As of December 31, 1997, the Company's consolidation plan had been substantially completed. Seven of the eight redundant distribution centers had been closed. Management believes the restructuring reserve balance at December 31, 1997 of $0.3 million is adequate to cover the remaining estimated expenditures related to Merger integration and transition costs. See Note 5 to the Consolidated Financial Statements of United included elsewhere herein.

ACTUAL AND SUPPLEMENTAL PRO FORMA RESULTS OF OPERATIONS

    The following table of summary actual and supplemental pro forma results of operations (see Note 5 to the Consolidated Financial Statements of United included elsewhere herein) is intended for informational purposes only and is not necessarily indicative of either financial position or results of operations in the future, or that would have occurred had the events described in the second paragraph under "--Overview" occurred on January 1, 1995. The following information should be read in conjunction with, and is qualified in its entirety by, the historical Consolidated Financial Statements of United, including the related notes thereto, included elsewhere herein.

                                             YEARS ENDED DECEMBER 31,                         THREE MONTHS ENDED MARCH 31,
                        -------------------------------------------------------------------  -------------------------------
                            SUPPLEMENTAL
                              PRO FORMA
                                1995                   1996                   1997                   1997            1998
                        ---------------------  ---------------------  ---------------------  --------------------  ---------
                                                               (DOLLARS IN THOUSANDS)
Net sales.............  $2,201,860      100.0% $2,298,170      100.0% $2,558,135      100.0% $ 635,021      100.0% $ 712,517
Gross profit..........     381,270       17.3     390,961       17.0     445,931       17.4    108,742       17.1    123,062
Operating expenses....     299,861       13.6     277,957       12.1     311,002       12.2     76,704       12.1     85,037
Non-recurring
  charges.............          --         --          --         --      64,698        2.5     --         --         --
                        ----------  ---------  ----------  ---------  ----------  ---------  ---------  ---------  ---------
Income from
  operations..........  $   81,409        3.7% $  113,004        4.9% $   70,231        2.7% $  32,038        5.0% $  38,025
                        ----------  ---------  ----------  ---------  ----------  ---------  ---------  ---------  ---------
                        ----------  ---------  ----------  ---------  ----------  ---------  ---------  ---------  ---------


Net sales.............      100.0%
Gross profit..........       17.2
Operating expenses....       11.9
Non-recurring
  charges.............     --
                        ---------
Income from
  operations..........        5.3%
                        ---------
                        ---------

COMPARISON OF ACTUAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    NET SALES. Net sales were $712.5 million in the first quarter of 1998, a 12.2% increase over net sales of $635.0 million in the first quarter of 1997. However, the first quarter of 1998 benefited from the timing of the Easter holiday that occurred in the first quarter of 1997. Excluding this effect, sales would have increased approximately 11%. The Company experienced sales strength in all geographic regions and across all product categories.

    GROSS PROFIT. Gross profit as a percent of net sales of 17.2% in the first quarter of 1998 was up from 17.1% in the comparable period of 1997.

    OPERATING EXPENSES. Operating expenses as a percent of net sales decreased to 11.9% in the first quarter of 1998 from 12.1% in the first quarter of 1997. The reduction in operating expenses as a percent of net sales is primarily due to the leveraging of fixed expenses on a higher sales base.

    INCOME FROM OPERATIONS. Income from operations as a percent of net sales increased to 5.3% in the first quarter of 1998 from 5.0% in the first quarter of 1997.

    INTEREST EXPENSE. Interest expense as a percent of net sales was 1.7% in the first quarter of 1998, compared with 2.3% in the comparable period in 1997. In addition to the impact of leveraging such expense against a higher sales base, this reduction also reflects the prepayment of $50.0 million of the 12 3/4% Notes and $15.5 million of term loans during the fourth quarter of 1997 with a portion of the proceeds from the October Equity Offering.

    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM. Income before income taxes as a percent of net sales was 3.6% in the first quarter of 1998, compared with 2.7% in the first quarter of 1997.

    NET INCOME. Net income before preferred stock dividends was $15.1 million in the first quarter of 1998, compared with $10.0 million in the first quarter of 1997.

COMPARISON OF ACTUAL RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

    NET SALES. Net sales increased 11.8%, on equivalent workdays, to $2.6 billion for 1997 compared with $2.3 billion for 1996. This increase represents strength in all geographic regions. Also, the Company's janitorial and sanitation products, office furniture and traditional office supplies experienced strong growth throughout the year.

    Net sales for 1997 include ten months of incremental sales related to the October 1996 acquisition of Lagasse. Excluding the Lagasse acquisition, sales growth for 1997 was 8.8%.

    GROSS PROFIT. Gross profit as a percent of net sales increased to 17.4% in 1997 from 17.0% in 1996. This increase reflects higher vendor rebates obtained by meeting higher purchase volume hurdles. In addition, the Company continued to see a shift in product mix toward higher margin items. Lower margin computer hardware declined as a percent of total sales.

    OPERATING EXPENSES. Operating expenses as a percent of net sales, before non-recurring charges, remained nearly flat at 12.2% in 1997 compared with 12.1% in 1996. Non-recurring charges recorded in the fourth quarter of 1997 were $59.4 million (non-cash) and $5.3 million (cash) related to the vesting of the Merger Incentive Options and the Management Agreements Termination, respectively. During 1997, the Company accelerated certain discretionary expenditures that represent investments in the future, specifically, preparation for the Year 2000 computer system issues and investments related to strategic planning. In addition, the Company continues to improve warehouse and systems efficiencies to produce high levels of customer and consumer satisfaction. Operating expenses as a percent of net sales, including the aforementioned non-recurring charges, was 14.7% in 1997.

    INCOME FROM OPERATIONS. Income from operations as a percent of net sales, before non-recurring charges, increased to 5.2% from 4.9% in 1996. Including non-recurring charges, income from operations as a percent of net sales was 2.7% in 1997.

    INTEREST EXPENSE. Interest expense as a percent of net sales was 2.1% compared with 2.5% in 1996. This reduction reflects the continued leveraging of fixed interest costs against higher sales.

    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM. Income before income taxes and extraordinary item as a percent of net sales, excluding the impact of non-recurring charges, increased to 3.1% from 2.4% in 1996. Including non-recurring charges, income before income taxes and extraordinary item as a percent of net sales was 0.6% in 1997.

    NET INCOME. Net income in 1997 includes an extraordinary item, loss on the early retirement of debt of $9.8 million ($5.9 million net of tax benefit of $3.9 million) or 0.2% of net sales. Net income as a percent of net sales, excluding the impact of non-recurring charges and early retirement of debt, increased to 1.8% in 1997 from 1.4% in 1996. Including non-recurring charges and extraordinary item, net income as a percent of net sales was 0.1% in 1997.

    FOURTH QUARTER RESULTS. Certain expense and cost of sale estimates are recorded throughout the year including inventory shrinkage, required LIFO reserve, manufacturers' allowances, advertising costs and various expense items. During the fourth quarter of 1997, the Company recorded a favorable net income adjustment of approximately $2.9 million relating to the refinement of estimates recorded in the prior three quarters.

    In the fourth quarter of 1997, United recognized the following charges (i) pre-tax non-recurring charges of $59.4 million (non-cash) and $5.3 million
(cash) related to the vesting of the Merger Incentive Options and the Management Agreements Termination (see Notes 10 and 13 to the Consolidated Financial Statements of United included elsewhere herein), respectively, and (ii) an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) related to the early retirement of debt (see Note 6 to the Consolidated Financial Statements of United included elsewhere herein).

COMPARISON OF ACTUAL RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

    NET SALES. Net sales increased 31.2% to $2.3 billion for 1996 from $1.8 billion for 1995. This increase was primarily the result of the Merger for a full twelve months in 1996. Sales in 1995 include only nine months of the Company's sales.

    GROSS PROFIT. Gross profit as a percent of net sales declined to 17.0% in 1996 from 17.4% in 1995. This decrease reflected a shift in product mix, the continuing consolidation of the Company's dealer base and deflation across the Company's product mix.

    OPERATING EXPENSES. Operating expenses decreased as a percent of net sales to 12.1% in 1996, compared with 14.1% in 1995. The results for 1995 include the impact of a restructuring charge of $9.8 million ($5.9 million net of tax benefit of $3.9 million). The decline in the operating expense ratio before the restructuring charge (12.1% in 1996 versus 13.5% in 1995) was primarily due to the realization of merger synergies, cost containment, productivity improvements and leveraging of fixed expenses.

    INCOME FROM OPERATIONS. Income from operations as a percent of net sales increased to 4.9% in 1996 from 3.3% in 1995.

    INTEREST EXPENSE. Interest expense as a percent of net sales was 2.5% in 1996, compared with 2.6% in 1995. This reduction reflects the leveraging of fixed interest costs against higher sales, partially offset by funding required to acquire Lagasse (see Note 1 to the Consolidated Financial Statements of United, included elsewhere herein).

    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM. Income before income taxes and extraordinary item as a percent of net sales increased to 2.4% in 1996 from 0.7% in 1995.

    NET INCOME. Net income as a percent of net sales increased to 1.4% in 1996 from 0.3% in 1995 resulting from the aforementioned reasons. Net income in 1995 includes an extraordinary item, loss on the early retirement of debt related to the Merger of $2.4 million ($1.4 million net of tax benefit of $1.0 million) or 0.1% of net sales.

    FOURTH QUARTER RESULTS. Certain expense and cost of sale estimates are recorded throughout the year including inventory shrinkage, required LIFO reserve, manufacturers' allowances, advertising costs and various expense items. During the fourth quarter of 1996, the Company recorded approximately $3.0 million of additional net income relating to the refinement of estimates recorded in the prior three quarters.

COMPARISON OF ACTUAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 AND
  SUPPLEMENTAL PRO FORMA RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales increased 4.4% to $2.3 billion for 1996 from $2.2 billion for 1995. This increase is primarily the result of higher unit sales in all product categories. In addition, the Micro United division continued to report strong growth resulting from the underlying strength in the marketplace. The Company's year-long focus on improving the consistency and reliability of its service led to increased sales and higher customer and consumer satisfaction.

    GROSS PROFIT. Gross profit as a percent of net sales declined to 17.0% in 1996 from 17.3% in 1995. This decrease reflected a shift in product mix, the continuing consolidation of the Company's dealer base and deflation across the Company's product mix.

    OPERATING EXPENSES. Operating expenses decreased as a percent of net sales to 12.1% in 1996, compared with 13.6% in 1995. This decrease is primarily due to the realization of merger synergies, cost containment, productivity improvements and leveraging of fixed expenses.

    INCOME FROM OPERATIONS. Income from operations as a percent of net sales increased to 4.9% in 1996 from 3.7% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 1998, the credit facilities under the Amended and Restated Credit Agreement (the "Credit Agreement") consisted of $119.0 million of term loan borrowings (the "Term Loan Facilities"), and $224.0 million of borrowings under a $325.0 revolving loan facility under the Existing Credit Facilities. In addition, the Company has $100.0 million of 12 3/4% Notes due 2005, $29.8 million of industrial revenue bonds and a $2.0 million mortgage.

    The term loan facilities under the Existing Credit Facilities consisted of a $76.7 million tranche A term loan facility and a $42.3 million tranche B term loan facility. On March 31, 1998, principal payments of $15.8 million and $8.7 million were paid from Excess Cash Flow (as defined in the Credit Agreement) for the tranche A and tranche B facilities, respectively.

    The Credit Agreement contained representations and warranties, affirmative and negative covenants and events of default customary for financings of this type. As of March 31, 1998, the Company was in compliance with all covenants contained in the Credit Agreement.

    Management believes that the Company's cash on hand, anticipated funds generated from operations and available borrowings under the New Credit Facilities, will be sufficient to meet the short-term (less than twelve months) and long-term operating and capital needs of the Company as well as to service its debt in accordance with its terms. There is, however, no assurance that this will be accomplished.

    United is a holding company and, as a result, its primary source of funds is cash generated from operating activities of its operating subsidiary, USSC, and bank borrowings by USSC. The New Credit Agreement, the 8 3/8% Notes Indenture and the 12 3/4% Notes Indenture contain restrictions on the ability of USSC to transfer cash to United.

    The statements of cash flows for the Company for the periods indicated is summarized below:

                                                                    THREE MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,           MARCH 31,
                                  -------------------------------  --------------------
                                    1995       1996       1997       1997       1998
                                  ---------  ---------  ---------  ---------  ---------
                                                 (DOLLARS IN THOUSANDS)
Net cash provided by operating
  activities....................  $  26,329  $   1,609  $  41,768  $  48,928  $  67,500
Net cash used in investing
  activities....................   (266,291)   (49,871)   (12,991)    (1,612)    (3,975)
Net cash provided by (used in)
  financing activities..........    249,773     47,221    (27,029)   (40,351)   (64,388)

COMPARISON OF ACTUAL CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
  1997

    Net cash provided by operating activities during the first three months of 1998 increased to $67.5 million from $48.9 million in the comparable prior-year period. This increase was due to higher net income, a decrease in accounts receivable and a decrease in inventory, partially offset by a decrease in accrued liabilities.

    Net cash used in investing activities during the first three months of 1998 was $4.0 million compared with $1.6 million used in the first three months of 1997. The increase in cash used was due solely to an increase in capital investments during 1998.

    Net cash used in financing activities during the first three months of 1998 was $64.4 million compared with $40.4 million for the first three months of 1997. This increase was due primarily to the reduction of debt due to lower working capital requirements.

COMPARISON OF ACTUAL CASH FLOWS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 AND
  1996

    Net cash provided by operating activities for 1997 increased to $41.8 million from $1.6 million in 1996. This change was due to slower inventory growth of $23.0 million, higher net income (before non-recurring charge) and an increase in accrued liabilities of $35.2 million partially offset by a $21.4 million decline in deferred tax expense and a $38.0 million decline in accounts payable. Net cash provided by operating activities for 1996 declined to $1.6 million from $26.3 million in 1995. This reduction was due to an increased investment in inventory and a decrease in accrued liabilities offset by higher net income and an increase in accounts payable.

    Net cash used in investing activities during 1997 was $13.0 million compared with $49.9 million in 1996. The decrease was due to the acquisition of Lagasse on October 31, 1996 offset by the collection of $11.1 million in 1996 from the successful sale of closed facilities and related equipment. The decrease in net cash used in investing activities of $49.9 million in 1996 from $266.3 million in 1995 was primarily the result of the Merger.

    Net cash used in financing activities in 1997 was $27.0 million compared with net cash provided of $47.2 million in 1996. The decrease was due to a $50.0 million partial redemption of the 12 3/4% Notes, a reduction of indebtedness under the term loan facilities related to the Existing Credit Facilities of $15.5 million, redemption of the Preferred Stock of $21.2 million and a $8.5 million payment related to employee income tax withholding for stock option exercises offset by proceeds of $72.2 million (before deducting expenses) related to the issuance of 2.0 million shares of Common Stock in the October Equity Offering and additional borrowings under the revolver of $49.0 million during 1997 compared with additional borrowings of $22.0 million in 1996. Net cash provided by financing activities in 1996 was $47.2 million compared with $249.8 million in 1995. The decrease was due to the financing of the Merger in 1995 offset by additional borrowings to finance the purchase of Lagasse.

NEW CREDIT FACILITIES

    On April 3, 1998, the Company entered into the New Credit Agreement with United as guarantor, The Chase Manhattan Bank, as agent, and a group of banks and financial institutions (including Chase, the "Senior Lenders"). The following is a summary of the principal terms of the New Credit Agreement which summary does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the New Credit Agreement, as it may be further amended from time to time, a copy of which is available upon request to the Company.

    The New Credit Agreement provides for the funding of the Azerty Acquisition, the refinancing of certain existing indebtedness and for other general corporate purposes of the Company and its subsidiaries. The New Credit Facilities under the New Credit Agreement consisted initially of $150.0 million of borrowings pursuant to the Tranche A Term Loan Facility and commitments of up to $250.0 million of revolving loan borrowings pursuant to the Revolving Credit Facility (including a sublimit of $90.0 million under the Revolving Credit Facility for letters of credit). A portion of the Revolving Credit Facility is allocated for swingline loans. The New Credit Facilities also initially included borrowings of $100.0 million under the Tranche B Term Loan Facility. A substantial portion of the Tranche B Term Loan Facility was repaid with the net proceeds from the Notes Offering. The remainder of the Tranche B Term Loan Facility was permanently repaid with proceeds from the sale of certain receivables under the Receivables Securitization Program. A portion of the Tranche A Term Loan Facility was repaid from the net proceeds of the June Equity Offering.

    The loans under the Tranche A Term Loan Facility and the Revolving Credit Facility generally bear interest as determined within a set range with the rate based on the ratio of total debt (which excludes the face amount of any undrawn letters of credit) of United and its subsidiaries to EBITDA (as defined in the New Credit Agreement). The Tranche A Term Loan Facility and the Revolving Credit Facility bear interest, at the option of the Company and based upon financial performance, at the base rate (i.e., the higher of

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the prime rate or federal funds plus 0.50%) plus 0% to 0.75% or London Interbank
Offered Rate ("LIBOR") plus 1.00% to 2.00%.

    As of the date of this Prospectus, the outstanding principal balance of the Tranche A Term Loan Facility consists of $61.5 million and matures on or about March 31, 2004, and no amount of the Tranche B Term Loan Facility remained outstanding, which had been scheduled to mature on or about December 31, 2004. The term loans under the Tranche A Term Loan Facility are repayable in consecutive quarterly installments which began on June 30, 1998, the first four of which are each in the amount of $1.0 million, the next four of which are each in the amount of $1.6 million, the next four of which are each in the amount of $2.6 million, the next four of which are each in the amount of $3.1 million and the last eight of which are each in the amount of $3.7 million.

    Loans under the Tranche A Term Loan Facility and the Revolving Credit Facility may be prepaid at any time, and are subject to certain mandatory prepayments out of (i) net proceeds received from the issuance of equity by United or any of its subsidiaries subject to certain exceptions provided in the New Credit Agreement, (ii) net proceeds from certain asset sales in excess of $15.0 million, (iii) 50% of the Company's Excess Cash Flow (as defined in the New Credit Agreement) minus any optional prepayments made on the Term Loans for any fiscal year (commencing with the fiscal year ending December 31, 1998), but only if the Debt to Cash Flow Ratio (as defined in the New Credit Agreement) as of the last day of the fiscal year is greater than 3.75 to 1, (iv) net proceeds received from casualty events subject to certain exceptions provided within the New Credit Agreement and (v) net proceeds received from certain debt issuances. Prepayments under the Tranche A Term Loan Facility will be applied pro rata to the remaining installments due under the Tranche A Term Loan Facility and, next, to the permanent reduction of commitments (and the payment of loans outstanding) under the Revolving Credit Facility. Net proceeds of this Offering will be used to repay a portion of the indebtedness under the Tranche A Term Loan Facility. See "Use of Proceeds."

    The Tranche A Term Loan Facility and the Revolving Credit Facility are guaranteed, on a joint and several basis, by the Company and certain of the direct and indirect domestic subsidiaries of USSC.

    The Tranche A Term Loan Facility and the Revolving Credit Facility are secured by perfected first priority pledges of the stock of the USSC, all of the stock of the domestic direct and indirect subsidiaries of United and certain of the stock of all of the foreign direct and indirect subsidiaries (other than the Receivables Company) of United and security interests in, and liens upon, certain accounts receivable, inventory, contract rights and other personal and certain real property of the USSC and its domestic subsidiaries. The New Credit Agreement provides for the complete release, upon request by USSC, of the liens upon achievement of an investment grade rating for the unsecured long-term debt of United or USSC for any quarter and a complete release in the event the Leverage Ratio (as defined in the New Credit Agreement) is less than or equal to 3 to 1. The Majority Lenders (as defined in the New Credit Agreement) may request that the security interests be regranted if the Leverage Ratio for any subsequent quarter exceeds 3 to 1. In addition, the New Credit Agreement does not permit the Senior Lenders to secure a lien in connection with the sale of specified receivables under the Receivables Securitization Program.

    The New Credit Agreement contains certain restrictive covenants that, among other things, limit the ability of United and its subsidiaries to dispose of assets, incur indebtedness or liens, pay dividends or make other payments in respect of capital stock or subordinated indebtedness, make investments or other acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and engage in any business other than specified businesses. In addition, the New Credit Agreement requires United to comply with certain financial ratios and tests, including ratios of total debt to EBITDA, cash flow to fixed charges, and EBITDA to interest expense and a minimum net worth test.

12 3/4% NOTES

    The 12 3/4% Notes were originally issued on May 3, 1995 pursuant to the 12 3/4% Notes Indenture. As of the date hereof, the aggregate outstanding principal amount of the 12 3/4% Notes was $100.0 million. The 12 3/4% Notes are unsecured senior subordinated obligations of USSC, and payment of the 12 3/4% Notes is fully and unconditionally guaranteed by the Company and USSC's domestic "restricted" subsidiaries on a senior subordinated basis. The 12 3/4% Notes mature on May 1, 2005, and bear interest at the rate of 12 3/4% per annum, payable semi-annually on May 1 and November 1 of each year.

    The 12 3/4% Notes Indenture governing the 12 3/4% Notes contains certain covenants, including limitations on the incurrence of indebtedness, the making of restricted payments, transactions with affiliates, the existence of liens, disposition of proceeds of asset sales, the making of guarantees by restricted subsidiaries, transfer and issuances of stock of subsidiaries, the imposition of certain payment restrictions on restricted subsidiaries and certain mergers and sales of assets. See "Description of Certain Indebtedness--12 3/4% Notes."

RECEIVABLES SECURITIZATION PROGRAM

    On April 3, 1998, in connection with the refinancing of its Existing Credit Facilities, the Company entered into the $163.0 million 364-day Receivables Securitization Program pursuant to which the Company sells its Eligible Receivables (except for certain excluded receivables) to the Receivables Company, a wholly-owned offshore, special purpose limited liability company intended to be bankruptcy-remote. The Receivables Company then transfers the Eligible Receivables to a third-party, multi-seller asset-backed commercial paper program. The Third-Party Seller's purchases of the Eligible Receivables are supported by a facility between the Third-Party Seller and banks with ratings of A-1/P-1 or higher. The sale of trade receivables includes not only those Eligible Receivables that were existing on the closing date of the Receivables Securitization Program, but also Eligible Receivables created thereafter. The Company received approximately $160.0 million in proceeds from the initial sale of Eligible Receivables on April 3, 1998.

    The Chase Manhattan Bank acts as funding agent and, together with other commercial banks rated at least A-1/P-1, provides standby liquidity funding to support the purchase of the receivables by the Receivables Company. The proceeds from the Receivables Securitization Program were used to reduce borrowings under the Company's Revolving Credit Facility. The Receivables Company retains an interest in the Eligible Receivables transferred to the third party. The Receivables Securitization Program carries an effective interest rate of LIBOR plus 0.37%. As a result of the Receivables Securitization Program, actual balance sheet assets of the Company as of March 31, 1998 of approximately $160.0 million, consisting of accounts receivable, have been sold to the Receivables Company and do not secure the Company's obligations under the New Credit Facilities.

INFLATION/DEFLATION AND CHANGING PRICES

    Inflation can have an impact on the Company's earnings. During inflationary times, the Company generally seeks to increase prices to its customers creating incremental gross profit resulting from the sale of inventory purchased at lower prices. Alternatively, significant deflation may adversely affect the Company's profitability.

YEAR 2000 MODIFICATIONS

    The Company recognizes the potential business impacts related to the Year 2000 computer system issue. The issue is one where computer systems may recognize the designation "00" as 1900 when it means 2000, resulting in system failure or miscalculations. The Company began to address the Year 2000 issue in 1996, and continues to implement measures to ensure its business operations are not disrupted. The Company's plan requires that all modifications necessary to make its computer systems

Year 2000 compliant must be completed during 1999. In 1997, the Company incurred approximately $1.4 million of expenses related to this issue and expects to incur an additional $2.6 million to $3.3 million of such expenses over the next two years. For the three months ended March 31, 1998, the Company incurred $0.3 million of such expenses.

SEASONALITY

    Although the Company's sales are generally level throughout the year, the Company's sales vary to the extent of seasonal differences in the buying patterns of end-users who purchase office products. In particular, the Company's sales are generally higher than average during January when many businesses begin operating under new annual budgets.

    The Company experiences seasonality in terms of its working capital needs, with highest requirements in December through February reflecting a build up in inventory prior to and during the peak sales period. The Company believes that its current availability under the Revolving Credit Facility is sufficient to satisfy such seasonal capital needs for the foreseeable future. See "--Liquidity and Capital Resources."

                                    BUSINESS

OVERVIEW

    United Stationers is the largest broad line wholesale distributor of business products in North America, with annual sales of more than twice its next largest competitor. The Company offers more than 35,000 SKUs, including traditional office products, office furniture, computer supplies, facilities management supplies and janitorial and sanitation supplies. The Company's customer base is comprised of more than 20,000 reseller customers, including office products dealers, office furniture dealers, office products superstores, mass merchandisers, computer products resellers, mail order companies, and sanitary supply distributors. United Stationers serves its customers through an integrated nationwide network of 40 business products distribution centers and 19 janitorial and sanitation distribution centers. In addition to its broad product offering, the Company provides value-added marketing and logistics services to both manufacturers and resellers. For the year ended December 31, 1997, the Company's net sales and EBITDA were $2.6 billion and $96.3 million (after non-recurring charges of $64.7 million), respectively, and the Company's supplemental pro forma net sales and EBITDA would have been $2.9 billion and $177.5 million, respectively.

THE BUSINESS PRODUCTS INDUSTRY

    The Company operates in a large and fragmented industry that has been experiencing consolidation (with sales of more than $120 billion in manufacturers' shipments in 1996 based on independent industry sources). The business products industry consists of several different channels by which business products are distributed from the manufacturer to the end user, including resellers buying through wholesalers and resellers purchasing directly from manufacturers. Consolidation has occurred in recent years throughout all levels of the business products industry. As a result of this consolidation, the distinct boundaries that once clearly defined distribution channels have become blurred. Over the last decade, office products superstores (which largely buy directly from manufacturers) have entered virtually every major metropolitan market. Despite the industry consolidation, no single reseller accounted for more than 6% of the Company's net sales in 1997. The business products industry consists principally of wholesalers, business products dealers (including commercial, contract and retail), office products superstores, computer resellers, office furniture dealers, sanitary supply distributors, mail order companies and mass merchandisers, each as described in greater detail below:

    BUSINESS PRODUCTS WHOLESALERS. The wholesale segment of the business products industry consists of national, specialty and regional wholesalers. The Company competes with one other national business products wholesaler on the basis of breadth and depth of product offering, price and the provision of extensive marketing and distribution services for their reseller customers. Specialty office products wholesalers focus on limited product lines such as computer supplies, legal supplies, writing instruments, office furniture and facilities management supplies. Regional office products wholesalers generally offer a broad range of office products and marketing services on a smaller and more limited scale and within a much more limited geographic area than national office products wholesalers.

    BUSINESS PRODUCTS DEALERS. Business products dealers include commercial dealers, contract stationers (e.g., Boise Cascade Office Products, BT Office Products International, Corporate Express, U.S. Office Products) and the contract stationer divisions of national office product superstores (e.g., Staples and Office Depot) and retail dealers. The most significant reseller channel for office products distribution continues to be commercial dealers and contract stationers that serve medium and large-sized business customers through the use of catalogs and sales forces. These resellers typically stock products in distribution centers and deliver them to customers on a next-day basis against orders received electronically, by telephone or fax, or taken by a salesperson while calling on a customer. Major commercial dealers and contract stationers purchase in large quantities directly from manufacturers and rely upon wholesalers for safety stock and certain slower-moving generally higher margin SKUs in order to provide product breadth and offer significant volume-related discounts and a high level of service to their customers.

    Retail office products dealers typically serve small and medium-sized businesses, home offices and individuals. For many years, retail dealers consisted principally of a large number of independent dealers, operating one or a few relatively small stores in a single local area. During the last decade, however, the office products retail market has undergone significant change, including the elimination or consolidation of many retail dealers (including most traditional stationery stores), as a result of the emergence and rapid growth of discount office supply retailers, which are known as superstores. To compete with the lower prices generally offered on commodity products by superstores, many independent retail dealers have joined marketing or buying groups to negotiate on a collective basis directly with manufacturers and wholesalers, or have altered their business strategies to adapt to lower gross margins and reduce their operating expenses.

    OFFICE PRODUCTS SUPERSTORES. Office products superstores (e.g., Office Depot, OfficeMax, Staples) employ a warehouse format, are typically open for business seven days a week, stock a select number of items in inventory (typically in the range of 5,000 to 7,000 products), purchase in volume, typically take delivery at their stores directly from manufacturers and offer many of their products at discounts from manufacturers' suggested list prices. Virtually every major metropolitan area in the United States is now served by at least one, and most by more than one, office products superstore. Office products superstores may also purchase from wholesalers for "fill-in" needs and to fill customer orders from special wholesaler catalogs made available to end users in certain superstores when the superstore does not carry an item. This allows the office products superstores to expand the range of products offered without increasing their inventory levels.

    COMPUTER RESELLERS. Because computers are now widely used in offices, more business products are computer related and, therefore, are sold through computer resellers (e.g., Computer Discount Warehouse, CompUSA). In addition, most computer resellers now offer a limited selection of more traditional office products.

    OFFICE FURNITURE DEALERS. Office furniture is a major product category within the business products industry. Although nearly all broad line office products dealers sell office furniture, approximately 75% of all new office furniture is sold through office furniture dealers.

    SANITARY SUPPLY DISTRIBUTORS. This customer class is now included in the business products industry as wholesalers have expanded their product offerings to include janitorial and sanitation supplies.

    MAIL ORDER COMPANIES. Mail order marketers of office products (e.g., Quill, Reliable Office Products, Viking Office Products) typically serve small and medium-sized business customers and home offices. While their procurement and order fulfillment functions are similar to contract stationers, they rely exclusively on catalogs and other database marketing programs, rather than direct sales forces, to sell their product offerings. Their operations are based upon large, proprietary customer data bases and sophisticated circulation strategies drawn from end-user marketing programs. Mail order companies purchase from both wholesalers and manufacturers.

    MASS MERCHANDISERS. The mass market retailers (e.g., Kmart, Price/Costco, Sears, Target, Wal-Mart Stores/Sam's Club) have recently taken a growing interest in business products. Office supplies is one of many categories of products typically available in these stores. Certain of these retailers rely on wholesalers to fulfill a portion of their customers' orders.

COMPETITIVE STRENGTHS

    During the last several years, the Company has strengthened its competitive position in the business products industry through the following:

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    SIGNIFICANT SCALE.  As the largest broad line business products wholesaler in North America, the Company qualifies for substantial volume allowances and can realize significant economies of scale. In addition, the Company's size and nationwide service and distribution capabilities enable it to: (i) service the demands of large national, regional, local and individual reseller accounts by offering products from over 550 manufacturers; (ii) seek cost-effective sourcing of products both in North America and internationally; and (iii) mitigate the effect of local or regional economic downturns.

    COST EFFECTIVE OPERATIONS. The Company seeks cost reductions at both the corporate and operating levels in order to improve its efficiency. Examples of such cost reduction efforts include: (i) reduced merchandise procurement and handling costs through higher manufacturers' incentives and better terms; (ii) continued efforts to increase inventory efficiency without lowering order fill rates; (iii) reduced payroll and benefits costs through improved labor allocation and higher productivity; (iv) reduced freight costs through ongoing refinements to delivery systems; (v) increased sourcing of certain products from lower cost sources; (vi) streamlined work practices and procedures; and (vii) increased leveraging of fixed costs over an increasing sales base.

    BROAD PRODUCT SELECTION. Stocking over 35,000 SKUs, the Company offers the broadest selection of business products in the industry, providing resellers with one-stop shopping for their business products needs. The Company's size allows it to maintain a broad product selection, thereby enabling its customers to hold less inventory while still providing end users with a high level of service.

    HIGH LEVEL OF CUSTOMER SERVICE. The Company believes that a key component of its success has been its focus on customer service and support. Customer service includes: ease of ordering, rapid access to information, high order fill rates, on-time accurate shipments and value-added management and marketing assistance. The Company's integrated computer information system serves an important role in providing a high level of customer service, as it allows the Company to provide resellers with the ability to manage electronically critical business functions, including order entry, purchasing, pricing, accounts receivable, accounts payable and inventory control. This integrated computer system also is designed, in part, to enable the Company to monitor five key measures of customer satisfaction: order fill rate, order accuracy, inventory accuracy, on-time delivery and accessibility of the Company's personnel to customers. The Company also supports resellers' marketing efforts by designing informative, user-friendly catalogs and other marketing materials.

    The Company continues to introduce additional services, such as its "wrap and label" program that offers resellers the option to receive prepackaged orders customized (and labeled with the reseller's name) to meet the specifications of particular end users. The Company can also drop ship orders directly to end users on behalf of resellers. These services allow resellers to lower their inventory investment and minimize handling costs.

BUSINESS STRATEGY

    United Stationers' strategy is to create value in the supply chain for both resellers and manufacturers. By reducing the overall cost of distribution, the Company believes its role as a wholesaler will continue to grow and that it can achieve above industry average growth rates by:

    CAPTURING A GREATER SHARE OF EXISTING CUSTOMERS' PURCHASES. The Company believes that it has the opportunity to capture a portion of the sales of business products currently sold directly by manufacturers to resellers and end users without wholesaler involvement. The Company estimates that only approximately 20% of business products sales are made through wholesale distributors and that approximately 80% are made directly from manufacturers to resellers. As resellers intensify their focus on asset management and return on investment, the Company believes that they will increasingly rely on the Company's value-added marketing and logistics services to meet end-user requirements for a high and accurate order fill rate on an overnight basis. The Company also believes that the focus by resellers on inventory efficiency leading to de-stocking will continue in the foreseeable future, creating an opportunity to capture a greater percentage of the resellers' purchases. Further, the Company believes that manufacturers support this shift to wholesaler involvement for products that are ordered in less-than-case quantities because of the relatively high handling costs of such orders.

    EXPANDING ITS CUSTOMER BASE. The Company plans to continue to expand its customer base by: (i) maintaining and building its business with commercial dealers and contract stationers (including the contract stationer divisions of national office products superstores) who, through consolidation, have continued to increase in size; (ii) developing additional programs for marketing and buying groups that represent groups of dealers; (iii) continuing to focus on complementary markets, including specialty dealers (e.g., furniture, computer and janitorial and sanitation supply distributors); and (iv) expanding geographically and potentially into international markets.

    OFFERING A BROADER LINE OF PRODUCTS AND SERVICES. While United Stationers carries the broadest product line in the industry, it continues to enhance its product and service offerings to meet changing end-user demands. The Company's product line expansion plans include developing its newer product categories, such as office furniture, computer supplies and peripherals, facilities management supplies and janitorial and sanitation supplies and potentially offering new products and services. The Company believes that these product categories will allow it to make additional sales to existing reseller customers and thereby strengthen its position with such resellers as a one-stop shopping experience. Such products also allow the Company to enter into new distribution channels and add new types of resellers beyond broad line office products dealers, thereby expanding its customer base.

    The Company also continues to expand its line of private brand products, including approximately 1,200 products under the Universal brand name. Private brand products represented approximately 9% of the Company's net sales in 1997. The Company believes its private brand products offer significant benefits both to resellers, by providing an alternative to brand name products that offers similar quality at a moderate price, and to manufacturers, by enabling the manufacturer to increase sales without diluting its brand name pricing structure. To further develop the Universal brand, the Company operates a trading office in Hong Kong to facilitate the global purchasing of products.

    CAPITALIZING ON CROSS-SELLING OPPORTUNITIES. Historically, the Company has marketed its business products and services primarily to office products resellers, including commercial dealers, contract stationers, retail dealers and office products superstores. As the Company has expanded into new product lines (e.g., janitorial and sanitation supplies), its sales efforts have been focused primarily on traditional distributors of these specialty products. Although the Company will continue to utilize these marketing channels as its primary method of product distribution, the Company believes that its various products and services are complementary and that significant opportunities exist to cross-sell to its existing customer base. It is the Company's goal to become known among its customers not just as an office products distributor, but as a distributor of a broad range of products and services for the office. Management believes that by implementing this strategy, the Company can enhance sales to its existing customer base as resellers purchase a broader selection of products offered by the Company, thereby reducing procurement cost and enhancing reseller profitability.

    INCREASING TECHNOLOGICAL CAPABILITIES AND UTILIZING ELECTRONIC
COMMERCE. The Company intends to continue to invest in systems enhancements as well as customer interfaces to make its systems more user friendly. Increased electronic linkages for transactions with customers and suppliers enable both the Company and its business partners to reduce their costs and execute transactions faster and more accurately. In 1997, approximately 90% of the Company's orders were received electronically. As the Company increases the functionality of its proprietary systems, the Company believes it will be able to garner a growing percentage of its customers' business.

    As the Internet becomes increasingly important as a marketing channel, the Company is positioned to participate in this trend. The Company currently provides resellers with access to its 25,000 SKU general line catalog online through seamless links to its web site. This service allows resellers to place orders electronically with the Company for overnight delivery as well as to provide a hot link on their own web site to the Company's general line catalog for use by end users.

    MAKING STRATEGIC ACQUISITIONS. The Company believes it can enhance its growth by continuing to make strategic acquisitions, such as the acquisition of Lagasse in 1996, which substantially increased the Company's position in the janitorial and sanitation supplies product category. In addition, the Company believes that the Azerty Acquisition will expand its product offerings and make the Company one of the largest distributors of computer consumable supplies in the United States. The Company intends to continue, from time to time, to pursue acquisitions that expand its customer base, increase its geographic reach and/or broaden its product offering.

PRODUCTS

    The Company's current product offerings, comprised of more than 35,000 SKUs, may be divided into five primary categories:

    TRADITIONAL OFFICE PRODUCTS. The Company's core business continues to be traditional office products, which includes both brand-name products and the Company's private brand products. Traditional office products include writing instruments, paper products, organizers and calendars and various office accessories. The Company's traditional office product offerings are quite deep, including, for example, more than 1,000 different SKUs of ring binders and 800 types of file folders.

    INFORMATION TECHNOLOGY PRODUCTS. The Company offers computer supplies, peripherals and hardware with major brand names to computer resellers and office products dealers. These products represented approximately 22% of the Company's 1997 net sales. With the Azerty Acquisition, this product category as a percent of net sales is expected to increase significantly.

    OFFICE FURNITURE. The Company's sale of office furniture such as leather chairs, wooden and steel desks and computer furniture has enabled it to become the nation's largest office furniture wholesaler, with the Company currently offering nearly 4,000 furniture items from 50 different manufacturers. Office furniture represented approximately 15% of the Company's 1997 net sales. The Company's "Pro-Image" consulting program enables resellers with no previous expertise to provide high-end furniture and office design services to end users. The Company offers national delivery and product "set-up" capabilities to support office products dealers as well as to attract new furniture dealers.

    JANITORIAL AND SANITATION SUPPLIES. The Company's dedicated marketing effort for janitorial and sanitation supplies was created in 1993 with the development of United Facility Supply. In October 1996, the Company acquired Lagasse, the largest pure wholesaler of janitorial and sanitation supplies in North America. The Company currently distributes these products through 19 Lagasse distribution centers. Janitorial and sanitation supplies represented approximately 5% of the Company's 1997 net sales.

    OTHER PRODUCTS. The Company's newest product categories encompass facilities management supplies, specialty mailroom and warehouse items, kitchen and cafeteria items, first aid products and ergonomic products designed to enhance worker productivity, comfort and safety. Another one of the Company's niche markets is business presentation products, including audio visual equipment, flip charts and dry erase boards. Additionally, the Company offers its "Signature Image" program, which provides resellers with access into the advertising specialties market (such as imprinted and logo items).

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
PURCHASING AND MERCHANDISING

    As the largest business products wholesaler in North America, the Company qualifies for substantial volume allowances and can realize significant economies of scale. The Company obtains products from over 550 manufacturers, for many of whom the Company believes it is a significant customer. In 1997, no supplier accounted for more than 17% of the Company's aggregate purchases. As a centralized corporate function, the Company's merchandising department interviews and selects suppliers and products for inclusion in the catalogs. Selection is based upon end-user acceptance and demand for the product and the manufacturer's total service, price and product quality offering.

CUSTOMERS

    The Company sells principally to resellers of office products, consisting primarily of commercial dealers and contract stationers, retail dealers, superstores, mail order companies and mass merchandisers. In addition, the Company sells to office furniture dealers, computer resellers and janitorial and sanitary supply distributors. No single reseller accounted for more than 6% of the Company's net sales in 1997.

    Commercial dealers and contract stationers are the most significant reseller channel for office products distribution and typically serve large businesses, institutions and government agencies. Through industry consolidation, the number of such dealers has decreased, with the remaining dealers growing larger. As a result, net sales to these commercial dealers and contract stationers as a group have grown rapidly.

    The number of retail dealers has been declining for some time as the result of individual retail dealers' inability to compete successfully with the growing number of superstores and, more recently, as a result of dealerships being acquired and brought under an umbrella of common ownership. To adapt to this highly competitive environment, many retail dealers, commercial dealers and contract stationers have joined marketing or buying groups in order to increase purchasing leverage. The Company believes it is the leading wholesale source for many of these groups, providing not only merchandise but also special programs that enable these dealers to take advantage of their combined purchasing power.

    While the Company maintains and builds its business with commercial dealers, contract stationers (including the contract stationer divisions of national office product superstores) and retail dealers, it also has relationships with most major office products superstore chains. In addition, the Company supplies inventory and other fulfillment services to the retail operations of certain superstores, including their direct-to-business delivery programs and to non-stocking resellers.

MARKETING AND CUSTOMER SUPPORT

    The Company concentrates its marketing efforts on providing value-added services to resellers. The Company distributes products that are generally available at similar prices from multiple sources, and most of its customers purchase their products from more than one source. As a result, the Company seeks to differentiate itself from its competitors through a broader product offering, a higher degree of product availability, a variety of high quality customer services and prompt distribution capabilities. In addition to emphasizing its broad product line, extensive inventory, computer integration and national distribution capabilities, the Company's marketing programs have relied upon two additional major components. First, the Company produces an extensive array of catalogs for commercial dealers, contract stationers and retail dealers that are usually custom imprinted with each reseller's name and sold to these resellers who, in turn, distribute the catalogs to their customers. Second, the Company provides its resellers with a variety of dealer support and marketing services, including business management systems, promotional programs and pricing services. These services are designed to aid the reseller in differentiating itself from its competitors by addressing the steps in the end-user's procurement process.

    Substantially all of the Company's 35,000 SKUs are sold through its comprehensive general line catalogs, promotional pieces and specialty catalogs for the office products, office furniture, facilities management supplies and other specialty markets. The Company produces the following annual catalogs:
General Line Catalog; Office Furniture Catalog featuring furniture and accessories; Universal Catalog promoting the Company's private-brand merchandise; Computer Products Catalog offering hardware, supplies, accessories and furniture; Facilities and Maintenance Supplies Catalog featuring janitorial, maintenance, food service, warehouse, mailroom supplies and products and supplies used for meetings and presentations; and the Lagasse Catalog offering janitorial and sanitation supplies. In addition, the Company produces the following quarterly promotional catalogs: Action 2000, featuring over 1,000 high-volume commodity items, and Computer Concepts, featuring computer supplies, peripherals, accessories and furniture. The Company also produces separate quarterly flyers covering general office supplies, office furniture and Universal products. The majority of the expenses related to the production of such catalogs is borne by the Company's suppliers. Because commercial dealers, contract stationers and retail dealers typically distribute only one wholesaler's catalogs in order to streamline and concentrate order entry, the Company attempts to maximize the distribution of its catalogs by offering advertising credits to resellers, which can be used to offset the cost of catalogs. Also, the Company offers an electronic catalog available on CD-ROM and through the Company's web site.

    The Company also offers to its resellers a variety of electronic order entry systems and business management and marketing programs that enhance the resellers' ability to manage their businesses profitably. For instance, the Company maintains electronic data interchange systems that link the Company to selected resellers and interactive order systems that link the Company to selected resellers and such resellers to the ultimate end user. In addition, the Company's electronic order entry systems allow the reseller to forward its customers' orders directly to the Company, resulting in the delivery of pre-sold products to the reseller or directly to its customers. The Company estimates that in 1997, it received approximately 80% of its orders electronically.

    In addition to marketing its products and services through the use of its catalogs, the Company employs a sales force of approximately 150 salespersons. The sales force is responsible for sales and service to resellers with which the Company has an existing relationship, as well as for establishing new relationships with additional resellers. The Company supplements the efforts of its sales force through telemarketing.

PRODUCT DISTRIBUTION AND DELIVERY SYSTEMS

    The Company has a network of 40 business products regional distribution centers located in 37 metropolitan areas in 25 states in the United States, most of which carry the Company's full line of inventory. The Company also maintains 19 Lagasse distribution centers that carry a full line of janitorial and sanitation supplies. The Company supplements its regional distribution centers with 24 local distribution points throughout the United States that serve as reshipment points for orders filled at the regional distribution centers. As a result of the Azerty Acquisition, the Company will have five additional distribution centers used by the Azerty Business. The Company utilizes more than 400 trucks, substantially all of which are contracted for by the Company, to enable direct delivery from the regional distribution centers and local distribution points to resellers.

    The Company's distribution capabilities are aided by its proprietary, computer-driven inventory locator system. If a reseller places an order for an item that is out of stock at the Company location which usually serves the particular reseller, the Company's system will automatically search for the item at alternative distribution centers. If the item is available at an alternative location, the system will automatically forward the order to that alternate location, which will then coordinate shipping with the primary facility and, for the majority of resellers, provide a single on-time delivery. The system effectively provides the Company with added inventory support that enables it to provide higher service levels to the reseller, to reduce back orders and to minimize time spent searching for merchandise substitutes, all of which contribute to the Company's high order fill rate and efficient levels of inventory balances. See "Risk Factors--Potential Service Interruptions."

    Another service offered by the Company to resellers is its "wrap and label" program, that offers resellers the option to receive prepackaged orders customized to meet the specifications of particular end users. For example, when a reseller receives orders from a number of separate end users, the Company can group and wrap the items separately by end user so that the reseller need only deliver the package. The "wrap and label" program is attractive to resellers because it eliminates the need to break down case shipments and to repackage the orders before delivering them to the end user. The Company also can ship orders directly to end users on behalf of resellers.

TECHNOLOGY

    The Company believes its management information systems, telecommunications network and warehouse automation system, along with its participation in electronic commerce are integral to the Company's success and have enabled the Company to achieve one of the lowest cost structures and highest levels of service in the industry.

    The Company operates one of the few fully integrated management information systems in the industry. Order entry, fulfillment and billing, along with inventory replenishment and accounts payable disbursement, are all automated. The Company's management information systems are designed to process over 600,000 customer orders per day, supporting relatively short order-to-delivery time windows. Management believes speed and accuracy are important in the highly competitive business products industry. Over 80% of the orders received from the Company's customers are electronic orders and over 85% of the Company's purchase orders to its 550 suppliers are transmitted electronically.

    The Company also employs a sophisticated warehouse automation system. In certain locations, computerized conveyor systems, carousels and bar-code scanning are utilized to increase efficiency and quality. The Company continuously enhances its warehousing operations through the use of technology to meet the changing business environment and customer and consumer requirements.

    The Company believes electronic commerce conducted over the Internet will grow in importance in the future and has invested in developing its own interactive web site (www.unitedstationers.com), an Intranet and software products available to its reseller customers. Electronic product catalogs are available both over the Internet and in CD-ROM versions.

    Management plans to continue to invest in technology to improve quality, reliability and cost-effective operations. The Company believes its systems are sufficient to meet its current needs and estimates it will spend approximately $8 million in computer-related capital improvements in 1998.

COMPETITION

    The Company competes with office products manufacturers and with other national, regional and specialty wholesalers of office products, office furniture, computers and related items. Competition between the Company and manufacturers is based primarily upon net pricing, minimum order quantity and product availability. Although manufacturers may provide lower prices to resellers than the Company does, the Company's marketing and catalog programs, combined with speed of delivery and its ability to offer resellers a broad line of business products from multiple manufacturers on a "one-stop shop" basis and with lower minimum order quantities, are important factors in enabling the Company to compete effectively. Manufacturers typically sell their products through a variety of distribution channels, including wholesalers and resellers. See "--Marketing and Customer Support" and "--Product Distribution and Delivery Systems."

    Competition between the Company and other wholesalers is based primarily on breadth of product lines, availability of products, speed of delivery to resellers, order fill rates, net pricing to resellers and the quality of its marketing and other services. The Company believes it is competitive in each of these areas. Most wholesale distributors of office products conduct operations regionally and locally, sometimes with limited product lines such as writing instruments or computer products. Only one other national wholesaler carries a general line of office products.

    Increased competition in the office products industry, together with increased advertising, has heightened price awareness among end users. As a result, purchasers of commodity type office products have become extremely price sensitive, and therefore, the Company has increased its efforts to market to resellers the continuing advantages of its competitive strengths (as compared to those of manufacturers and other wholesalers).

EMPLOYEES

    As of July 31, 1998, the Company employed approximately 5,900 persons.

    The Company considers its relations with employees to be good. Approximately 1,000 of the shipping, warehouse and maintenance employees at certain of the Chicago, Detroit, Philadelphia, Baltimore, Los Angeles, Minneapolis and New York City facilities are covered by collective bargaining agreements. The agreements expire at various times during the next three years. The Company has not experienced any work stoppages during the past five years. See "Risk Factors--Potential Service Interruptions."

LEGAL PROCEEDINGS

    In May 1998, Azerty Mexico received an official notice and request for documents from the Director General of Investigations of the Federal Competition Commission of Mexico with respect to an investigation of the distribution practices of one of Azerty Mexico's suppliers. At this time, the Company does not believe that Azerty Mexico is a target of this investigation or that this investigation will result in a material adverse effect upon the Company's financial condition or results of operations taken as a whole.

    Although the Company is also involved in legal proceedings arising in the ordinary course of its business, the Company is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect upon the financial condition or results of operations of the Company.

TRADEMARKS

    The trade names United Stationers, Micro United, Universal, United Facility Supply, Azerty and others, are actively used and are significant to the Company's business. Certain of the Company's trademarks have been federally registered with the United States Patent and Trademark Office.

PROPERTIES

    The Company considers its properties to be suitable and adequate for their intended uses. These properties consist of the following:

    EXECUTIVE OFFICES. The Company owns its office facility in Des Plaines, Illinois which has approximately 135,800 square feet of office and storage space. In addition, the Company leases approximately 47,000 square feet of office space located in Mount Prospect, Illinois. This lease expires in 1999, with an option to renew for two consecutive three-year terms. Azerty owns its corporate headquarters office facility in Orchard Park, New York, which has approximately 28,000 square feet (19,000 square feet of which consists of unutilized warehouse space).

    DISTRIBUTION CENTERS. The Company presently has more than 8.0 million square feet of warehouse space in 40 business products distribution centers and 19 Lagasse distribution centers. The Company also operates 24 local distribution points. The following table sets forth information regarding the principal leased and owned distribution centers:

USSC AND LAGASSE FACILITIES:

                                                                    METROPOLITAN           OWNED       LEASED
STATE                                          CITY                  AREA SERVED          APPROX.   SQUARE FEET
-------------------------------------  ---------------------  -------------------------  ---------  ------------
Arizona..............................  Tempe                  Phoenix                           --      110,000
California...........................  City of Industry(1)..  Los Angeles                  344,487      125,000
                                       Sacramento(1)          Sacramento                        --      119,260
                                       Sacramento             Sacramento                        --      267,284
                                       Santa Fe Springs       Los Angeles                       --       40,000
                                       Union City             San Francisco                     --       25,986
Colorado.............................  Denver                 Denver                       104,244           --
                                       Denver                 Denver                            --      134,893
Florida..............................  Dania                  Miami                             --       22,564
                                       Jacksonville(1)        Jacksonville                  95,500           --
                                       Tampa                  Tampa                        128,000           --
                                       Tampa                  Tampa                             --       30,000
                                       Ft. Lauderdale         Miami                             --      151,500
Georgia..............................  Atlanta                Atlanta                           --       54,400
                                       Norcross               Atlanta                      372,000           --
Illinois.............................  Carol Stream           Chicago                           --      139,444
                                       Forest Park            Chicago                      222,280       81,000
                                       Forest Park            Chicago                           --       34,600
                                       Glendale Heights       Chicago                           --       50,533
                                       Greenville             St. Louis                    210,000           --
Indiana..............................  Indianapolis           Indianapolis                 128,000           --
                                       Indianapolis           Indianapolis                      --       41,539
Louisiana............................  Harahan                New Orleans                       --      104,885
                                       Harahan(1)             New Orleans                       --       82,650
Maryland.............................  Harmans                Baltimore/Wash., D.C.        323,980       85,500
                                       Harmans                Baltimore/Wash., D.C.             --       37,597
Massachusetts........................  Sharon                 Boston                            --       40,000
                                       Woburn                 Boston                       309,000           --
Michigan.............................  Livonia                Detroit                      229,700       33,500
                                       Van Buren              Detroit                           --       52,924
Minnesota............................  Brooklyn Park          Minneapolis/St. Paul         127,480           --
                                       Eagan                  Minneapolis/St. Paul         210,468           --
Missouri.............................  Kansas City            Kansas City                       --       95,205
New Jersey...........................  Edison                 New York                     257,579      133,177
                                       Edison                 New York                          --       44,855
                                       Pennsauken             Philadelphia                 231,000       25,316
New York.............................  Coxsackie              Albany                       256,000

                                                                    METROPOLITAN           OWNED       LEASED
STATE                                          CITY                  AREA SERVED          APPROX.   SQUARE FEET
-------------------------------------  ---------------------  -------------------------  ---------  ------------
North Carolina.......................  Charlotte              Charlotte                         --       24,800
                                       Charlotte              Charlotte                    104,000       67,183
Ohio.................................  Cincinnati             Cincinnati                   108,778           --
                                       Columbus               Columbus                          --      171,665
                                       Twinsburg              Cleveland                    206,136      136,966
                                       Valley View            Cleveland                         --       28,000
Oklahoma.............................  Tulsa                  Tulsa                         52,600       22,500
Oregon...............................  Portland               Portland                          --       91,603
Pennsylvania.........................  Pittsburgh             Pittsburgh                        --       84,176
Tennessee............................  Memphis                Memphis                           --       78,286
                                       Nashville              Nashville                         --       59,250
                                       Nashville(2)           Nashville                         --      191,250
Texas................................  Dallas(1)              Dallas/Fort Worth            223,230      159,864
                                       Dallas                 Dallas                            --       72,000
                                       Houston                Houston                           --      223,709
                                       Houston                Houston                           --       24,600
                                       Lubbock                Lubbock                           --       58,725
                                       San Antonio            San Antonio                       --       63,098
                                       San Antonio            San Antonio                       --       31,750
Utah.................................  Salt Lake City         Salt Lake City                    --      101,324
Washington...........................  Kent                   Seattle                           --       24,000
                                       Tukwila                Seattle                           --      144,031
Wisconsin............................  Milwaukee              Milwaukee                     67,300           --

--------------

(1) A portion of such property is subleased to a third party.

(2) This new facility is expected to replace the other Nashville facility before the end of 1998.

AZERTY BUSINESS LEASED FACILITIES:

                                                                                                     APPROXIMATE
STATE/COUNTRY                                                    CITY                 USE            SQUARE FEET
---------------------------------------------------------  -----------------  --------------------  -------------
California...............................................  Visalia            Warehouse                  30,000
Florida..................................................  Miami              Warehouse                  25,000
                                                                              Call Center                 3,200
Indiana..................................................  Fort Wayne         Warehouse                  75,000
Mexico...................................................  Mexico City        Office/Warehouse           12,800
Pennsylvania.............................................  Chambersburg       Warehouse                  65,000

    Substantially all property rights of the Company are pledged to secure its obligations under the New Credit Agreement. See "Description of Certain Indebtedness--New Credit Facilities."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information, as of July 29, 1998, with respect to those individuals who are serving as members of the Boards of Directors of United and the Company or as executive officers of the Company.

NAME                                                AGE                              POSITION
-----------------------------------------------     ---     -----------------------------------------------------------
Frederick B. Hegi, Jr..........................     54      Chairman of the Board of United
Randall W. Larrimore...........................     51      Director of United and the Company; President and Chief
                                                            Executive Officer
Daniel H. Bushell..............................     46      Director of the Company; Executive Vice President, Chief
                                                            Financial Officer and Assistant Secretary
Michael D. Rowsey..............................     45      Director of United and the Company; Executive Vice
                                                            President
Steven R. Schwarz..............................     44      Director of the Company; Executive Vice President
Kathleen S. Dvorak.............................     41      Vice President, Investor Relations
Mark J. Hampton................................     45      Vice President, Marketing
R. Thomas Helton...............................     50      Vice President, Human Resources
James A. Pribel................................     45      Treasurer
Albert H. Shaw.................................     48      Vice President, Operations
Ergin Uskup....................................     60      Vice President, Management Information Systems and Chief
                                                            Information Officer
Susan M. Meyer.................................     54      Vice President, Secretary and General Counsel
Gary G. Miller.................................     48      Director of United
Daniel J. Good.................................     58      Director of United
James A. Johnson...............................     44      Director of United
Joel D. Spungin................................     60      Director of United
Benson P. Shapiro..............................     56      Director of United
Roy W. Haley...................................     51      Director of United

    Set forth below is a description of the backgrounds of the directors of United and the Company and executive officers of the Company. There is no family relationship between any director or executive officer of United or the Company. Officers of the Company are elected by the Board of Directors and hold office until their respective successors are duly elected and qualified.

    FREDERICK B. HEGI, JR. was elected to the Board of Directors of United upon consummation of the Merger and served as Chairman, interim President and Chief Executive Officer upon the resignation of Thomas W. Sturgess in November 1996 and until Randall Larrimore became President and Chief Executive Officer in May 1997. Prior to the Merger, he had been a director of Associated since 1992. Mr. Hegi is a general partner of various Wingate entities, including the indirect general partner of each of Wingate Partners and Wingate II. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi also currently serves as Chairman of the Executive Committee of the Board of Loomis, Fargo & Co., an armored car service company; Chairman of Tahoka First Bancorp, Inc., a bank holding company; and Chairman of Cedar Creek Bancshares, Inc., a bank holding company. Additionally, he is a director of Lone Star Technologies, Inc., a diversified company engaged in the manufacture of tubular products; and Cattle Resources, Inc., a manufacturer of animal feeds and operator of commercial cattle feedlots.

    RANDALL W. LARRIMORE was elected to the Boards of Directors of United and the Company and became President and Chief Executive Officer of the Company on May 23, 1997. From February 1988 to

May 1997, Mr. Larrimore had been President and Chief Executive Officer of MasterBrand Industries, Inc., a manufacturer of leading brands including Master Lock padlocks and Moen faucets, and a subsidiary of Fortune Brands (formerly American Brands). Prior to that time, Mr. Larrimore was President and Chief Executive Officer of Twentieth Century Companies, a manufacturer of plumbing repair parts and a division of Beatrice Foods. Prior thereto he was Vice President of Marketing for Beatrice Home Specialties, the operating parent of Twentieth Century. Fortune Brands acquired Twentieth Century Companies and other Beatrice divisions and subsidiaries in 1988. Before joining Beatrice in 1983, Mr. Larrimore was with Richardson-Vicks, McKinsey & Company and then with PepsiCo International. Mr. Larrimore serves as a director of Olin Corporation, a diversified manufacturer of chemicals, metals, micro-electronic materials and sporting ammunition.

    DANIEL H. BUSHELL was elected to the Board of Directors of the Company and became Executive Vice President and Chief Financial Officer of the Company upon consummation of the Merger. Mr. Bushell has served as Assistant Secretary of the Company since January 1996, and served as Secretary of the Company from June 1995 through such date. Mr. Bushell also served as Assistant Secretary of the Company from the consummation of the Merger until June 1995. Prior thereto, Mr. Bushell had been Chief Administrative and Chief Financial Officer of Associated and ASI since January 1992. From 1978 to January 1992, Mr. Bushell served in various capacities with ACE Hardware Corporation, most recently as Vice President of Finance.

    MICHAEL D. ROWSEY was elected to the Boards of Directors of United and the Company upon consummation of the Merger and became Executive Vice President of the Company upon consummation of the Merger with primary responsibility for field operations. Prior to the Merger, Mr. Rowsey had been a director of Associated since 1992 and President and Chief Operating Officer of Associated since January 1992. From 1979 to January 1992, Mr. Rowsey served in various capacities with Boise Cascade Office Products, most recently as the North Regional Manager.

    STEVEN R. SCHWARZ was elected to the Board of Directors of the Company and became Executive Vice President of the Company upon consummation of the Merger with primary responsibility for marketing and merchandising. Prior thereto, he was Senior Vice President, Marketing of United since June 1992 and had previously been Senior Vice President, General Manager, Micro United since 1990 and Vice President, General Manager, Micro United since September 1989. He had held a staff position in the same capacity since February 1987.

    KATHLEEN S. DVORAK became Vice President, Investor Relations of the Company in July 1997. Ms. Dvorak began her career at United in 1982 and has held various positions with increasing responsibility within the investor relations function. Most recently, she was Director of Investor Relations of the Company.

    MARK J. HAMPTON has served as Vice President of Marketing of the Company since September 1994. Mr. Hampton began his United career in 1980 and held various positions in the sales and marketing area. In 1991, Mr. Hampton left United to pursue an opportunity to work in the dealer community and was the primary architect in developing a successful national buying and marketing group. After rejoining the Company in September 1992, he was made a Regional Vice President in charge of the Midwest Region and then Vice President and General Manager of Micro United.

    R. THOMAS HELTON became Vice President of Human Resources of the Company in February 1998. Prior to joining United, Mr. Helton spent 11 years, from 1986 to 1997, at Whirlpool Corporation where he held a variety of management and executive positions within the human resources function. Most recently, he was Vice President of Human Resources for Whirlpool Asia. From 1980 to 1986, Mr. Helton was with Kaiser Aluminum and Chemical working in personnel and labor relations.

    JAMES A. PRIBEL became Treasurer of the Company upon consummation of the Merger. Prior thereto he was Treasurer of United since 1992. Mr. Pribel previously had been Assistant Treasurer of the Company since 1984 and had served in various positions since joining the Company in 1978.

    ALBERT H. SHAW became Vice President, Operations of the Company shortly after consummation of the Merger. Prior thereto, he was Vice President, Midwest Region of the Company since March 1994. He had been a Vice President of the Company since 1992 and prior to that had served in various management positions since joining the Company in 1974.

    ERGIN USKUP became Vice President, Management Information Systems and Chief Information Officer of the Company upon consummation of the Merger. Prior thereto, he was Vice President, Management Information Systems and Chief Information Officer of United since February 1994, and since 1987 had been Vice President, Corporate Information Services for Baxter International Inc., a global manufacturer and distributor of health care products.

    SUSAN M. MEYER became Vice President, Secretary and General Counsel of the Company in July 1998. Prior thereto, since 1991 Ms. Meyer was at General Instrument Corporation, a broadband technology company, most recently serving as vice president, secretary and deputy general counsel. From 1986 through 1991, Ms. Meyer served as senior counsel for Beatrice Companies, Inc., a leveraged buyout firm with multiple subsidiaries in a wide variety of businesses.

    GARY G. MILLER was elected to the Board of Directors of United upon consummation of the Merger. Mr. Miller served as Vice President and Secretary of the Company from consummation of the Merger until June 27, 1995, and Assistant Secretary of the Company from June 27, 1995 to May 8, 1996. Prior thereto, Mr. Miller had been a director of Associated since 1992 and Vice President and Secretary of Associated since January 1992. Mr. Miller also currently serves as President of Cumberland, a private investment firm which is located in Fort Worth, Texas. In addition, from 1977 to December 1993, Mr. Miller served as Executive Vice President, Chief Financial Officer and a director of AFG Industries, Inc., and its parent company, Clarity Holdings Corp. He is Chairman of the Board of both CFData Corp., a nationwide provider of check collection and check verification services, and Fore Star Golf, Inc., which was formed in 1993 to own and operate golf course facilities.

    DANIEL J. GOOD was elected to the Board of Directors of United upon consummation of the Merger. Prior to the Merger, he had been a director of Associated since 1992. Mr. Good is Chairman of Good Capital Co., Inc. ("Good Capital"), an investment firm in Lake Forest, Illinois. Until June 1995, Mr. Good was Vice Chairman of Golden Cat Corp., the largest producer of cat litter in the United States, and prior thereto he was Managing Director of Merchant Banking for Shearson Lehman Bros. and President of A.G. Becker Paribas, Inc. Mr. Good serves as a director of Supercuts, Inc.

    JAMES A. JOHNSON was elected to the Board of Directors of United upon consummation of the Merger. Prior to the Merger, he had been a director of Associated since 1992. Mr. Johnson is a general partner of various Wingate entities, including the indirect general partner of Wingate II. From 1980 until he joined Wingate Partners in 1990, Mr. Johnson served as a Principal of Booz-Allen & Hamilton, an international management consulting firm. Mr. Johnson currently serves as a director of Century Products Company, a manufacturer and distributor of baby seats and other juvenile products.

    JOEL D. SPUNGIN has served as a member of the Board of Directors of United since 1972 and prior to the consummation of the Merger was Chairman of the Board of Directors and Chief Executive Officer of United since August 1988. From October 1989 until April 1991, he was also President of United. Prior to that, since March 1987, Mr. Spungin was Vice Chairman of the Board and Chief Executive Officer of United. Previously, since August 1981, Mr. Spungin was President and Chief Operating Officer of United. He also serves as a general partner of DMS Enterprises, L.P., a management advisory and investment partnership, and as a director of AAR Corp., an aviation and aerospace company, and Home Products International, Inc., a manufacturer of home improvement products.

    BENSON P. SHAPIRO was elected to the Board of Directors of United in November 1997. Professor Shapiro has served on the faculty of Harvard University for 27 years and until July 1997 was THE MALCOLM P. MCNAIR PROFESSOR OF MARKETING at the Harvard Business School. He continues to teach a variety of Harvard's executive programs and spends much of his time on research, writing and consulting.

    ROY W. HALEY was elected to the Board of Directors of United in March 1998. Mr. Haley currently serves as President and Chief Executive Officer of WESCO Distribution, Inc. ("WESCO"). Prior to joining WESCO in 1994, he served as President and Chief Operating Officer of American General Corporation, one of the nation's largest consumer financial services organizations. Mr. Haley also serves as a director for the National Association of Wholesalers and The National Association of Electrical Distribution Education Foundation.

COMPOSITION OF THE BOARD OF DIRECTORS

    United's Restated Certificate of Incorporation (as amended from time to time, the "Charter") provides that the Board of Directors of United shall be divided into three classes, each class as nearly equal in number as possible, and each term consisting of three years. The directors currently in each class are as follows: Class I (having terms expiring in 1999)--Messrs. Good, Johnson and Spungin; Class II (having terms expiring in 2000)--Messrs. Hegi, Miller and Rowsey; and Class III (having terms expiring in 1998)--Messrs. Larrimore, Shapiro and Haley. Directors of the Company are elected by United, the sole stockholder of the Company.

                              CERTAIN TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

    In connection with the Associated Transaction, Associated entered into a registration rights agreement (the "Stockholders' Registration Rights Agreement") with Wingate Partners, Cumberland, ASI Partners, L.P., Good Capital and certain other holders of Associated common stock (including Mr. Rowsey), pursuant to which it granted to such stockholders certain rights with respect to registration under the Securities Act of shares of Associated common stock held by them. The Company assumed the obligation of Associated under the Stockholders' Registration Rights Agreement in connection with the Merger, and such agreement has been amended accordingly. Under the amended agreement, a holder of 20% of the shares of Common Stock subject to the Stockholders' Registration Rights Agreement can, in certain circumstances, require the Company to effect up to three short-form and two long-form registrations of all or part of such holder's shares of Common Stock. The Company is not required to honor any request to register shares of Common Stock if the request is less than 300 days following the effective date of any previous registration statement filed in connection with any such request.

MANAGEMENT AGREEMENTS

    Pursuant to certain Investment Banking Fee and Management Agreements (collectively, the "Management Agreements") assumed in the Merger, the Company paid to each of Wingate Partners, Cumberland and Good Capital aggregate fees of $2.3 million, $100,000, and $100,000, respectively, upon the consummation of the Merger. In addition, the Company has paid annual fees for monitoring and oversight services provided by such parties pursuant to the Management Agreements as follows: (i) Wingate Partners received annual fees in the amount of $603,000, $725,000 and $513,540 pursuant to its agreement in each of the fiscal years ended 1995, 1996 and 1997, respectively; (ii) Cumberland received annual fees in the amount of $129,000, $137,500 and $97,400 pursuant to its agreement in each of the fiscal years ended 1995, 1996 and 1997, respectively; and (iii) Good Capital received annual fees in the amount of $129,000, $137,500 and $97,400 pursuant to its Agreement in each of the fiscal years ended 1995, 1996 and 1997, respectively. In addition, pursuant to the Management Agreements, each of Wingate Partners, Cumberland and Good Capital was entitled to reimbursement for its reasonable out-of-pocket expenses and the Company agreed to indemnify each of them and their respective affiliates for any losses in connection with the provision of their services under the Management Agreements.

    In October 1997, the Management Agreements were terminated in exchange for one-time payments of approximately $2.4 million, $400,000 and $400,000 to Wingate Partners, Cumberland and Good Capital, respectively. Pursuant to the terms of the termination of such Management Agreements, certain indemnity obligations of the Company survived and remain in effect.

REDEMPTION OF SERIES A PREFERRED STOCK

    As a result of United's redemption of all of its outstanding Series A Preferred Stock effected on September 2, 1997, Wingate and ASI Partners, L.P. (of which Cumberland serves as the general partner) received approximately $5.4 million and $2.1 million, respectively, in aggregate proceeds. In addition, Mr. Rowsey, Executive Vice President and a director of United and the Company, and Mr. Johnson, a director of United, received $92,166 and $25,854, respectively, in aggregate proceeds from such redemption.

OPTION AND RESTRICTED STOCK AWARDS

    Effective May 23, 1997, United granted to Mr. Larrimore, the Company's President and Chief Executive Officer, options to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $21.625 per share, the fair market value of the Common Stock on the date of such grant. The options vest in five equal annual installments, beginning on the first anniversary of the date of grant, and terminate on May 23, 2007 or earlier in the event of the termination of Mr. Larrimore's employment.

    In connection with the Associated transaction in 1992 and the Merger in 1995, United has granted Merger Incentive Options to acquire approximately 2.6 million shares of Common Stock to certain members of management at exercise prices currently ranging from $1.45 to $16.875 per share. Of such Merger Incentive Options, United has granted to Messrs. Rowsey and Bushell Merger Incentive Options exercisable for an aggregate of (i) 94,506 and 89,199 shares, respectively, at an exercise price of $1.45 per share; (ii) 15,000 and 15,000 shares, respectively, at an exercise price of $5.12 per share; and (iii) 105,000 and 105,000 shares, respectively, at an exercise price of $16.875 per share. United has also granted Merger Incentive Options to Messrs. Schwarz and Uskup exercisable for an aggregate of (i) 15,000 and 7,500 shares, respectively, at an exercise price of $5.12 per share and (ii) 105,000 and 52,500 shares, respectively, at an exercise price of $16.875 per share.

    On January 28, 1998, Messrs. Larrimore, Rowsey, Bushell, Schwarz and Uskup were each granted options for 35,000, 15,000, 15,000, 15,000 and 6,000, respectively, at an exercise price of $46.75, under the Management Equity Plan. All such options vest in 20% increments on each anniversary of the grant, except that vesting may be accelerated on the third or fourth anniversary of the grant if the stock price has increased by at least a 15% compounded annual growth rate.

    On May 13, 1998, following the consummation of the Azerty Acquisition, United granted to key management employees of the Azerty Business options for 4,500 shares of Common Stock at an exercise price of $61.125 per share, under the management Equity Plan. All such options vest in 20% increments on each anniversary of the grant, except that vesting may be accelerated on the third or fourth anniversary of the grant if the stock price has increased by at least a 15% compounded annual growth rate.

    On November 29, 1995, United granted a restricted stock award of 9,678 shares of Common Stock to Joel D. Spungin, a director of United, in consideration for his service on the Board of Directors in lieu of directors' compensation for a three-year period. Additionally, United granted to Jeffrey K. Hewson, a former director of United, options exercisable for an aggregate of 14,648 shares of Common Stock at an exercise price of $5.12 per share in consideration for his service on the Board of Directors in lieu of directors' compensation. Mr. Hewson exercised this option in September 1997.

    Effective January 1, 1996, United granted to Mr. Sturgess, the Company's former Chairman, President and Chief Executive Officer, in consideration for services rendered in such capacity (i) options exercisable for an aggregate of 240,000 shares of Common Stock at an exercise price of $16.875 per share and
(ii) options exercisable for an aggregate of 120,000 shares of Common Stock at an exercise price of $5.12 per share. In November 1996, in connection with the resignation of Mr. Sturgess as Chairman, President and Chief Executive Officer of the Company, United and Mr. Sturgess entered into a termination agreement whereby Mr. Sturgess retained options exercisable for an aggregate of 240,000 shares of Common Stock, at an exercise price of $16.875 per share with the terms of such options being amended such that options exercisable for 160,000 of such shares are currently exercisable and options exercisable for the remaining 80,000 of such shares would become exercisable upon the occurrence of certain events by March 31, 1997. The contingent events mentioned above did not occur within the prescribed period and, therefore, such options to purchase 80,000 shares of Common Stock have terminated.

    In December 1996, the 1997 Special Bonus Plan (the "Special Bonus Plan") was adopted. The special bonuses are payable to the participants in two equal annual installments, beginning on the first anniversary of the date of a liquidity event. The aggregate amount that may be awarded to the 177 current participants in the Special Bonus Plan is approximately $2.0 million. Messrs. Rowsey, Bushell and Schwarz each are eligible to receive, in the aggregate, up to $130,000 and Mr. Uskup is eligible to receive, in the aggregate, up to $65,000 under the Special Bonus Plan.

    In July 1997, in connection with the negotiation of the executive vice president employment agreements discussed below, United and each of Messrs. Rowsey, Bushell and Schwarz entered into amendments to their respective stock option agreements under United's Management Equity Plan. The amendments revised the terms of exercisability of such options following a termination of such employee without Cause or such employee's termination for Good Reason (each as defined in such employee's respective employment agreement).

    Effective November 1997, United amended its Management Equity Plan to increase the number of options available for issuance thereunder by approximately 1.5 million shares.

EMPLOYMENT AGREEMENTS

    Randall W. Larrimore entered into an employment agreement with the Company as of May 23, 1997 to serve as President and Chief Executive Officer. Pursuant to the agreement, Mr. Larrimore's employment began on May 23, 1997 and continues until Mr. Larrimore or the Company notifies the other party of a termination of such employment. If Mr. Larrimore notifies the Company, the term of employment is deemed to end 90 days after such notification, and if the Company notifies Mr. Larrimore, the term of employment is deemed to end two years after such notification. The term of employment may also be terminated earlier by either Mr. Larrimore or the Company as described below. The agreement provides for an annual base salary of at least $495,000, plus participation in all bonus, stock option and other benefit plans generally available to executive officers of the Company. In addition, Mr. Larrimore is entitled to reimbursement of premiums paid on long-term disability insurance up to a specified amount. Finally, the agreement also provides for a supplemental pension benefit that will provide Mr. Larrimore with an amount equivalent to five additional credited years of service under the Company's pension plan.

    If Mr. Larrimore's employment is terminated by the Company (other than for Cause, as defined in the agreement) without the specified notice, or by Mr. Larrimore for Good Reason (as defined in the agreement), he generally will be entitled to his salary and bonuses earned to the date of termination plus an amount equal to two times his base pay plus bonuses, and his stock options will continue to be or become exercisable during the 24 months following such termination. If his employment terminates due to his death or disability, he generally will receive an amount equal to his annual salary plus bonus, his unexercisable options will be forfeited, and his exercisable options will remain exercisable for up to one year following such termination. If there is a Change in Control (as defined in the agreement), all stock options held by Mr. Larrimore will become exercisable. If Mr. Larrimore's employment is terminated other than for Cause, Mr. Larrimore, his spouse, and his eligible dependents may be allowed to participate in the Company's health plan for a specified period, subject to certain limitations on nonemployee participation and subject to Mr. Larrimore (or his spouse or dependents) paying for such coverage.

    Effective as of June 1, 1997, the Company entered into new employment agreements with Messrs. Bushell, Rowsey and Schwarz. Pursuant to such agreements, the term of employment began on June 1, 1997 and continues until the executive or the Company notifies the other party. If the executive notifies the Company, the term of employment ends 90 days after such notification, and if the Company notifies the executive, the term of employment ends at the later of (i) June 1, 2000 or (ii) two years after such notification. The term of employment may also be terminated earlier by either the executive or the Company. The agreements provide for an annual base salary of at least $265,000, plus participation in all bonus, stock option and other benefit plans generally available to executive officers of the Company.

    If the executive's employment is terminated due to death or disability, he generally is entitled to an amount equal to the sum of his annual base salary and his previous year's annual incentive compensation award payable over a 12-month period. If the executive's employment is terminated by the Company without Cause (as defined in the agreement) or by him for Good Reason (as defined in the agreement), he generally is entitled to a severance amount (subject to mitigation) equal to the sum of his base salary and bonuses for the months remaining in the term of employment (or which would have been remaining in the term of employment if the Company had given notice on the termination date) payable over the severance period, and continued welfare benefit coverage over such severance period. If the executive's employment is terminated for any reason other than for Cause, the Company will allow the executive, his spouse, and his eligible dependents to participate in the Company's health plan for a specified period, subject to certain limitations on nonemployee participation and subject to the executive (or his spouse or dependents) paying for such coverage.

    In addition, the Company has also entered into employment agreements with certain of its other executive officers. Such agreements typically have a one or two year term.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of July 31, 1998 with respect to the beneficial ownership of Common Stock by (i) each person who is known by United to own beneficially more than five percent of United's Common Stock, (ii) each of United's and the Company's directors and executive officers and (iii) all current directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to him/her.

                                                                       SHARES BENEFICIALLY
                                                                             OWNED(1)
                                                                    --------------------------
                                                                     NUMBER OF    PERCENT OF
NAMES OF BENEFICIAL OWNER                                             SHARES         CLASS
------------------------------------------------------------------  -----------  -------------
Wingate Partners, L.P. ...........................................    3,210,380(2)        17.5%
  750 N. St. Paul Street
  Suite 1200
  Dallas, TX 75201
Daniel H. Bushell.................................................       85,000(3)           *
Kathleen S. Dvorak................................................        3,022            *
Daniel J. Good....................................................       76,180(4)           *
Roy W. Haley......................................................           --           --
Mark J. Hampton...................................................        1,000            *
Frederick B. Hegi, Jr.............................................       91,906(5)           *
R. Thomas Helton..................................................           --           --
James A. Johnson..................................................       24,279(6)           *
Randall W. Larrimore..............................................       50,000(7)           *
Susan M. Meyer....................................................           --           --
Gary G. Miller(8).................................................           --           --
James A. Pribel...................................................        6,975            *
Michael D. Rowsey.................................................      100,032(9)           *
Steven R. Schwarz.................................................       15,628 10)           *
Benson P. Shapiro.................................................           --           --
Albert H. Shaw....................................................        3,429            *
Joel D. Spungin...................................................       18,392            *
Ergin Uskup.......................................................        7,626 11)           *
All current directors and executive officers as a group
  (18 persons)....................................................      483,469 12)         2.6

--------------

   * Represents less than 1.0%.

 (1) For purposes of calculating the beneficial ownership of each stockholder, it was assumed (in accordance with the Securities and Exchange Commission's definition of "beneficial ownership") that such stockholder had exercised all options, conversion rights or warrants by which such stockholder had the right within 60 days following July 31, 1998, to acquire shares of such class of stock.

 (2) Includes (i) 2,422,620 shares owned by Wingate Partners, (ii) 782,780 shares owned by Wingate II, (iii) 4,340 shares owned by Wingate Management Corporation, and (iv) 640 shares owned by Wingate Management Limited, L.L.C.

 (3) Includes 85,000 shares issuable upon exercise of employee stock options.

 (4) Does not include 363,899 shares owned by Good Capital. Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to beneficially own the shares of record by Good Capital.

 (5) Includes (i) 46,328 shares owned by Mr. Hegi, (ii) 134 shares held of record by a family company of which he is managing partner, (iii) 23,853 shares held in trust for his benefit and for which he serves as trustee, and (iv) 21,591 shares held in trusts for unrelated third parties of which he is trustee. Does not include (i) 2,422,620 shares held by Wingate Partners, (ii) 782,780 shares held by Wingate II, (iii) 4,340 shares held by Wingate Management Corporation, and (iv) 640 shares held by Wingate Management Limited, L.L.C. Mr. Hegi is an indirect general partner of each of Wingate Partners and Wingate II, President of Wingate Management Corporation, and a manager of Wingate Management Limited, L.L.C. and accordingly, may be deemed to beneficially own the shares owned of record by these entities. See Note (1) above and "Management."

 (6) Includes 18,477 shares owned by Mr. Johnson and 5,802 shares held in a self-directed individual retirement account for the benefit of Mr. Johnson. Does not include (i) 782,780 shares held by Wingate II, and (ii) 640 shares held by Wingate Management Limited, L.L.C. Mr. Johnson is an indirect general partner of Wingate II and a manager of Wingate Management Limited, L.L.C. and accordingly, may be deemed to beneficially own the shares owned of record by these entities. See Note (1) above and "Management."

 (7) Includes 50,000 shares issuable upon exercise of employee stock options.

 (8) Does not include (i) 338,084 shares owned by Cumberland and (ii) Warrants exercisable for 1,548 shares held by ASI Partners III, L.P. (of which Cumberland serves as general partner). Mr. Miller is President and stockholder of Cumberland and, accordingly, may be deemed to beneficially own the shares and Warrants owned of record by Cumberland and ASI Partners III, L.P.

 (9) Includes (i) 9,318 shares owned by Mr. Rowsey and (ii) 90,714 shares issuable upon exercise of employee stock options.

 (10) Includes (i) 628 shares owned by Mr. Schwarz and (ii) 15,000 shares issuable upon exercise of employee stock options.

 (11) Includes (i) 126 shares owned by Mr. Uskup and (ii) 7,500 shares issuable upon exercise of employee stock options.

 (12) Includes all securities beneficially owned by the current directors and executive officers of United and the Company, including an aggregate of
      (i) 235,255 shares of Common Stock and (ii) 248,214 shares issuable upon exercise of employee stock options.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITIES

    On April 3, 1998, the Company entered into the New Credit Agreement with United as guarantor, Chase, as agent, and a group of banks and financial institutions (including Chase, the "Senior Lenders"). The following is a summary of the principal terms of the New Credit Agreement which summary does not purport to be complete and is subject, and is qualified in its entirety by reference to, all the provisions of the New Credit Agreement, as it may be further amended from time to time, a copy of which is available upon request to the Company. See "Available Information."

    The New Credit Agreement provided for the funding of the Azerty Acquisition, the refinancing of certain existing indebtedness and for other general corporate purposes of the Company and its subsidiaries. The New Credit Facilities under the New Credit Agreement consist of $150.0 million of borrowings pursuant to the Tranche A Term Loan Facility and commitments of up to $250.0 million of revolving loan borrowings pursuant to the Revolving Credit Facility (including a sublimit of $90.0 million under the Revolving Credit Facility for letters of credit) of which approximately $16.0 million (excluding approximately $36.5 million of outstanding letters of credit under the Revolving Credit Facility) was outstanding as of the date of the consummation of the Original Offering. A portion of the Revolving Credit Facility is allocated for swingline loans. The New Credit Facilities also included borrowings of $100.0 million under the Tranche B Term Loan Facility. A substantial portion of the Tranche B Term Loan Facility was repaid with the net proceeds from the Original Offering. The remainder of the Tranche B Term Loan Facility was repaid with proceeds from the sale of certain receivables. See "Use of Proceeds."

    The loans under the Tranche A Term Loan Facility and the Revolving Credit Facility generally bear interest as determined within a set range with the rate based on the ratio of total debt (which excludes the face amount of any undrawn letters of credit) of United and its subsidiaries to EBITDA (as defined in the New Credit Agreement). The Tranche A Term Loan Facility and the Revolving Credit Facility bear interest, at the option of the Company and based upon financial performance, at the base rate (i.e., the higher of the prime rate or federal funds plus 0.50%) plus 0% to 0.75% or LIBOR plus 1.00% to 2.00%. The Tranche B Term Loan Facility bore interest, at the option of the Company, at the base rate plus 0.75% or LIBOR plus 2.00%.

    As of the date of this Prospectus, the outstanding principal balance of the Tranche A Term Loan Facility consists of $61.5 million and matures on or about March 31, 2004, and no amount of the Tranche B Term Loan Facility is outstanding, which had been scheduled to mature on or about December 31, 2004. The term loans under the Tranche A Term Loan Facility are repayable in consecutive quarterly installments which began on June 30, 1998, the first four of which are each in the amount of $1.0 million, the next four of which are each in the amount of $1.6 million, the next four of which are each in the amount of $2.6 million, the next four of which are each in the amount of $3.1 million and the last eight of which are each in the amount of $3.7 million. The term loans under the Tranche B Term Loan Facility were scheduled to be repaid in consecutive quarterly installments commencing on or about June 30, 1998, the first twenty of which were to be each in the amount of $0.25 million and the last seven of which were to be each in the amount of approximately $13.6 million. The Company used the net proceeds of the Original Offering to repay a substantial portion of the indebtedness outstanding under the Tranche B Term Loan Facility. The remainder of the Tranche B Term Loan Facility was repaid with proceeds from the sale of certain receivables.

    Loans under the Tranche A Term Loan Facility and the Revolving Credit Facility may be prepaid at any time, and are subject to certain mandatory prepayments out of (i) net proceeds received from the issuance of equity by United or any of its subsidiaries subject to certain exceptions provided in the New Credit Agreement, (ii) net proceeds from certain asset sales in excess of $15.0 million, (iii) 50% of the Company's Excess Cash Flow (as defined in the New Credit Agreement) for any fiscal year (commencing with the fiscal year ending December 31, 1998), but only if the Debt to Cash Flow Ratio (as defined in the New Credit Agreement) as of the last day of the fiscal year is greater than
3.75 to 1, (iv) net proceeds received from casualty events subject to certain exceptions provided within the New Credit Agreement and (v) net proceeds received from certain debt issuances (including the issuance of the Notes). Optional prepayment under the Tranche A Term Loan Facility will be applied PRO RATA to loans outstanding under the Tranche A Term Loan Facility (in each case, PRO RATA to the remaining installments). Mandatory prepayments will be applied, first, PRO RATA to loans outstanding under the Tranche A Term Loan Facility (in each case, PRO RATA to the remaining installments) and, next, to the permanent reduction of commitments (and the payment of loans outstanding) under the Revolving Credit Facility, except that mandatory prepayments in connection with the issuance of the Notes will be applied, first to the Tranche A Term Loan Facility and, then, to the permanent reduction of commitments and/or prepayments under the Revolving Credit Facility.

    The Tranche A Term Loan Facility and the Revolving Credit Facility are guaranteed, on a joint and several basis, by United and all of the direct and indirect domestic subsidiaries of the Company.

    The Tranche A Term Loan Facility and the Revolving Credit Facility are secured by perfected first priority pledges of the stock of the Company, all of the stock of the domestic direct and indirect subsidiaries of the Company and certain of the stock of all of the foreign direct and indirect subsidiaries (other than the Receivables Company) of the Company and security interests in, and liens upon, certain accounts receivable, inventory, contract rights and other personal and certain real property of the Company and its domestic subsidiaries. The New Credit Agreement provides for the complete release, upon request by the Company, of the liens upon achievement of an investment grade rating from S&P or Moody's for the unsecured long-term debt of United or the Company for any quarter, and a partial release in the event the Leverage Ratio (as defined in the New Credit Agreement) is less than or equal to 3 to 1. The Majority Lenders (as defined in the New Credit Agreement) may request that the security interests be regranted if the Leverage Ratio for any subsequent quarter exceeds 3 to 1. In addition, the New Credit Agreement permits the release of the Senior Lenders' lien in connection with the sale of specified receivables under the Receivables Securitization Program. See "Recent Transactions-- Receivables Securitization Program."

    The New Credit Agreement contains certain restrictive covenants that, among other things, limit the ability of United, the Company and its subsidiaries to dispose of assets, incur indebtedness or liens, pay dividends or make other payments in respect of capital stock or subordinated indebtedness, make investments or other acquisitions, engage in mergers or consolidations, engage in transactions with affiliates, and engage in any business other than specified businesses. In addition, the New Credit Agreement requires the Company to comply with certain financial ratios and tests, including ratios of total debt to EBITDA, cash flow to fixed charges, and EBITDA to interest expense, and a minimum net worth test.

    Defaults under the New Credit Agreement include, among other things, (i) failure to pay principal when due; (ii) failure to pay interest within three business days after the due date; (iii) default in the performance of certain covenants and other obligations which, in some cases, continues for ten days;
(iv) default by United, the Company or any of its subsidiaries in respect of any of its indebtedness above specified levels; (v) certain bankruptcy events; (vi) certain judgments against United, the Company or any of its subsidiaries; (vii) the occurrence of a change of control (as defined in the New Credit Agreement); and (viii) the existence of certain environmental claims or liabilities.

12 3/4% NOTES

    The 12 3/4% Notes were issued on May 3, 1995 pursuant to the 12 3/4% Notes Indenture. As of the date hereof, the aggregate outstanding principal amount of 12 3/4% Notes was $100.0 million. The Notes are unsecured senior subordinated obligations of the Company, and payment of the 12 3/4% Notes is fully and unconditionally guaranteed by United and the Company's domestic "restricted" subsidiaries on a senior subordinated basis. The 12 3/4% Notes mature on May 1, 2005, and bear interest at the rate of 12 3/4% per annum, payable semiannually on May 1 and November 1 of each year.

    In addition, the 12 3/4% Notes are redeemable at the option of the Company at any time on or after May 1, 2000, in whole or in part, at the following redemption prices (expressed as percentages of principal amount):

                                                                                   REDEMPTION
YEAR BEGINNING MAY 1                                                                 PRICE
--------------------------------------------------------------------------------  ------------
2000............................................................................      106.375%
2001............................................................................      104.781%
2002............................................................................      103.188%
2003............................................................................      101.594%

and thereafter at 100.0% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date.

    Upon the occurrence of a change of control (which term includes the acquisition by any person or group of more than 50% of the voting power of the outstanding common stock of either United or the Company or certain significant changes in the composition of the Board of Directors of either United or the Company), the Company shall be obligated to offer to redeem all or a portion of each holder's 12 3/4% Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of such redemption. Such obligation, if it arose, could have a material adverse effect on the Company.

    The 12 3/4% Notes Indenture governing the 12 3/4% Notes contains certain covenants, including limitations on the incurrence of indebtedness, the making of restricted payments, transactions with affiliates, the existence of liens, disposition of proceeds of asset sales, the making of guarantees by restricted subsidiaries, transfer and issuances of stock of subsidiaries, the imposition of certain payment restrictions on restricted subsidiaries and certain mergers and sales of assets.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    The Old Notes were sold by the Company on April 15, 1998, in the Original Offering. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before September 12, 1998 and (ii) consummate the Exchange Offer on or before November 1, 1998. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part, and the summary herein of the material provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. As a result of the timely filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

    In order to participate in the Exchange Offer, a holder must represent to the Company and the Guarantors, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company and the Guarantors. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company determines that it is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Old Notes validly tendered pursuant to the Exchange Offer are not exchanged for New Notes within 200 days after the Issue Date, (iii) any Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it following the consummation of the Exchange Offer, (iv) any applicable law or interpretations do not permit any Holder to participate in the Exchange Offer, or (v) any holder that participates in the Exchange Offer does not receive freely transferable New Notes in exchange for tendered Old Notes (the obligation to comply with a prospectus delivery requirement being understood not to constitute a restriction on transferability). In the event that the Company is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least two years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company register such holder's shares of Old Notes under the Securities Act. See "--Procedures for Tendering."

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company and the Guarantors, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the registered holder (other than any such holder or such other person which is an "affiliate" of the Company or the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

    Following the completion of the Exchange Offer (except as set forth in the second paragraph under "--Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

    The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

    As of July 31, 1998, Old Notes representing $100.0 million aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 2, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "--Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

    Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "--Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal prior to the Expiration Date, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "--Exchange Agent" prior to the Expiration Date.

    The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "--Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company and the Guarantors that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder,
(ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company and the Guarantors.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old

Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a

Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.

    For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to 5:00 pm., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "--Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    All executed Letters of Transmittal should be directed to the Exchange Agent. The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                                    THE BANK OF NEW YORK

      BY REGISTERED OR CERTIFIED MAIL:                BY HAND OR OVERNIGHT DELIVERY:

             101 Barclay Street                             101 Barclay Street
                  Floor 7-E                           Corporate Trust Services Window
          New York, New York 10286                             Ground Level
        Attn: Reorganization Section                     New York, New York 10286
                                                       Attn: Reorganization Section

                         BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS):
                                       (212) 815-6339

                                     FOR INFORMATION OR
                                 CONFIRMATION BY TELEPHONE:
                                       (212) 815-6333

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000, which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                          DESCRIPTION OF THE NEW NOTES

    The New Notes will be issued under the Indenture dated as of April 15, 1998 (as amended, the "Indenture") among the Company, United, Lagasse, Azerty, Positive ID and AP Support Services and other guarantors which may be added in the future, as Guarantors, and The Bank of New York, as trustee (the "Trustee"), a copy of the form of which is available upon request to the Company. See "Available Information." The Old Notes were also issued under the Indenture. Upon the effectiveness of the Exchange Offer, the Indenture will be subject to and governed by the TIA. The Indenture will not be qualified under the TIA, except upon effectiveness of a registration statement for the Exchange Offer. The following summary of the provisions of the Indenture and and the New Notes and those terms made a part of the Indenture by the TIA sets forth all material elements of such documents, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein) and the New Notes. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." References in this "Description of the New Notes" to the Company or United are to United Stationers Supply Co. or United Stationers Inc., respectively, excluding any subsidiaries thereof, and their successors.

GENERAL

    The Notes will be unsecured senior subordinated obligations of the Company, will be issued in an aggregate principal amount of $100.0 million and will mature on April 15, 2008. Interest on the Notes will accrue at a rate per annum shown on the front cover of this Prospectus from April 15, 1998, or from the most recent date to which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on April 1 or October 1, (whether or not such day is a business day) immediately preceding the interest payment date on April 15 and October 15 of each year commencing October 15, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Indenture provides for the issuance thereunder of up to $100.0 million aggregate principal amount of additional Notes having substantially identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture (including compliance with restrictions regarding a new incurrence of Indebtedness by the Company under the "Limitation on Indebtedness" covenant). Any Additional Notes will be part of the same issue as the Notes offered hereby (and accordingly will participate in purchase offers and partial redemptions) and will vote on all matters with the Notes offered hereby. For purposes of this "Description of the New Notes," all references herein to "Notes" shall be deemed to refer collectively to Old Notes, New Notes and Additional Notes, unless the context otherwise requires.

    Payment of the Notes will be guaranteed initially by United, Lagasse, Azerty, Positive ID and AP Support Services, on an unsecured senior subordinated basis and will be guaranteed on an unsecured senior subordinated basis by any domestic Restricted Subsidiary of the Company created or acquired after the Issue Date which incurs any Indebtedness, other than any Securitization Subsidiary that has entered into or established a Permitted Receivables Securitization Program. See "--Guarantees."

    Principal of, premium, if any, interest and Additional Amounts, if any, on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the office of the Trustee, The Bank of New York, maintained at 101 Barclay Street, 21st Floor, New York, New York 10286
Attention: Corporate Trust Administration); provided, however, that payment of principal or interest may be made at the option of the Company by check mailed to the registered holders entitled thereto as shown on the Note register.

    The Notes will be represented by one or more Notes in global form and in certain circumstances may be represented by Notes in certificated form. See "Book-Entry; Delivery and Form."

    The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes.

The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without prior notice to holders of the Notes. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

    After giving pro forma effect to the Azerty Acquisition, the Senior Credit Facilities Refinancing and the Original Offering (including the application of net proceeds therefrom) as if such transactions had occurred on March 31, 1998, there would have been approximately $162.7 million of Senior Indebtedness (excluding unused commitments) of the Company (all of which would have been Designated Senior Indebtedness) and approximately $162.7 million of Senior Guarantor Indebtedness of the Guarantors (all of which would have been Designated Senior Guarantor Indebtedness) outstanding on such date, substantially all of which represents Indebtedness or guarantees of Indebtedness under the New Credit Facilities which will be secured by substantially all of the assets of the Company and the Guarantors, respectively; in addition, after taking into account approximately $36.5 million of outstanding letters of credit, there would have been approximately $63.5 million available to be drawn by the Company as secured Senior Indebtedness under the Revolving Credit Facility (all of which would have been Designated Senior Indebtedness), which amount would have been secured Senior Guarantor Indebtedness of the Guarantors (all of which would have been Designated Senior Guarantor Indebtedness); and, on a pro forma basis on such date, Indebtedness pari passu to the Notes would have been $100.0 million of 12 3/4% Notes, and the Company would have had $78.4 million in Subordinated Indebtedness, consisting of intercompany indebtedness payable to United. See "Risk Factors--Subordination" and "--Limited Practical Value of Guarantee by United," "Capitalization" and "Unaudited Consolidated Pro Forma Combined Financial Statements."

OPTIONAL REDEMPTION

    The Notes will be subject to redemption at any time on or after April 15, 2003, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning April 15, of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                 PRICE
--------------------------------------------------------------------------------  ------------
2003............................................................................      104.188%
2004............................................................................      102.792%
2005............................................................................      101.396%

and thereafter at 100.000% of the principal amount, in each case together with accrued and unpaid interest and Additional Amounts, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates).

    In addition, at any time and from time to time prior to April 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) within 180 days following one or more Public Equity Offerings with the net proceeds of such offerings at a redemption price equal to 108.375% of the principal amount thereof, together with accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that immediately after giving effect to each such redemption, at least 65% of the aggregate principal amount of the Notes (as so calculated) remain outstanding after giving effect to each such redemption.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, in the absence of such requirements or if the Notes are not so listed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable, provided that no such Notes of $1,000 or less in principal amount shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. The Company has no current intention to list the Notes on any national or regional securities exchange.

SINKING FUND

    The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

SUBORDINATION

    The payment of the principal of, premium, if any, and interest on, the Notes and any Additional Amounts on the Notes pursuant to the Exchange and Registration Rights Agreement will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness (which, by definition, includes existing and future Senior Indebtedness) in cash or in any other form acceptable to the holders of such Senior Indebtedness (or such payment shall be duly provided for to the satisfaction of the holders of the Senior Indebtedness). However, payment from the money or the proceeds of U.S. Government Obligations (as defined in the Indenture) held in any defeasance trust described under "--Defeasance or Covenant Defeasance of Indenture" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of March 31, 1998 on a pro forma basis, the Company would have had $162.7 million of Senior Indebtedness outstanding (excluding unused commitments). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Subsidiaries may incur, under certain circumstances, the amount of such additional Indebtedness could be substantial and, in any case, all or a portion of such Indebtedness may be Senior Indebtedness and may be secured. See "--Certain Covenants." The Notes will be senior subordinated Indebtedness of the Company ranking PARI PASSU in right of payment with all other existing and future senior subordinated indebtedness of the Company, including the 12 3/4% Notes, and senior in right of payment to all existing and future Subordinated Indebtedness of the Company. Each of the Company and the Guarantors have agreed in the Indenture that it will not, directly or indirectly, incur, or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any of its Indebtedness unless such Indebtedness is either PARI PASSU with the Notes and the Guarantees on the Notes or subordinate in right of payment to the Notes and the Guarantees on the Notes, as the case may be. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other Indebtedness. Secured Indebtedness is not deemed to be Senior Indebtedness merely because it is secured.

    During the continuance of any default in the payment of any Senior Indebtedness beyond any applicable grace period, no payment (other than payments previously made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character shall be made by the Company on account of principal of premium, if any, interest or Additional Amounts, if any, on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of the Notes (other than such payments or distributions as may be agreed to by the lenders under the Designated Senior Indebtedness in accordance with the terms of the Designated Senior Indebtedness) unless and until such default shall have been cured or waived or shall have ceased to exist or the Senior Indebtedness with respect to which such payment default shall have occurred shall have been discharged or paid in full in cash or in any other form acceptable to the holders of such Senior Indebtedness (or such payment shall be duly provided for to the satisfaction of the holders of such Senior Indebtedness), after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

    During the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness (as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness) pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after receipt by the Trustee and the Company from a representative of the holders of such Designated Senior Indebtedness of written notice of such event of default, no payment (other than payments previously made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (other than such payments or distributions as may be agreed to by the holders of such Designated Senior Indebtedness in accordance with the terms of the agreement governing such Designated Senior Indebtedness and, only to the extent acceptable to holders of the Notes, payment (i) in Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Notes and do not provide for the payment of principal or mandatory redemption or repurchase prior to the final maturity of such Designated Senior Indebtedness) shall be made by the Company on account of any principal of, premium, if any, interest or Additional Amounts, if any, on the Notes or on account of the purchase, redemption, defeasance or other acquisition of the Notes for the period specified below (the "Payment Blockage Period").

    The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee from a Representative of the holders of any Designated Senior Indebtedness and shall end on the earliest of (i) the first date on which 179 days shall have elapsed since the receipt of such written notice, (ii) the date on which such Non-payment Default is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or in any other manner acceptable to the holders of Designated Senior Indebtedness (as determined in accordance with the terms of the agreement governing such Designated Senior Indebtedness) (or the date on which payment shall be duly provided for to the satisfaction of the holders of such Designated Senior Indebtedness) or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Representative of, or the holders of at least a majority in principal amount of, the Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of clause (i), (ii) and (iii), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any 365 consecutive day period, only one such period during which payment of principal of, or interest or Additional Amounts, if any, on, the Notes may not be made may be commenced, and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment

Blockage Period, whether or not within a period of 365 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

    If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the subordination provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

    The Indenture provides that, in the event of any insolvency, bankruptcy or reorganization case or proceeding, or any receivership, liquidation, or other similar case or proceeding, relative to the Company, or to its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or in any other form acceptable to the holders of Senior Indebtedness (or such payment must be duly provided for to the satisfaction of the holders of Senior Indebtedness), before any payment or distribution is made on account of the principal of, premium, if any, interest or Additional Amounts, if any, on the Notes. If a distribution is made to the Trustee or to holders of the Notes that, due to the subordination provisions of the Notes, should not have been made to them, the Trustee or such holders are required to hold the distribution in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or in any other form acceptable to the holders of Senior Indebtedness, and the Company may be unable to meet its obligations fully with respect to the Notes. In addition, any other senior subordinated indebtedness (including any 12 3/4% Notes) that was outstanding at the time of any such liquidation or insolvency of the Company would be PARI PASSU in right of payment with the Notes. Therefore, any assets of the Company that remained available after payment in full of (or satisfactory provision of payment for) the Senior Indebtedness would be required to satisfy obligations under the Notes and any other existing senior subordinated indebtedness (including any outstanding
12 3/4% Notes) on a PARI PASSU basis, which could reduce assets available to pay the Company's obligations under the Notes in full.

    In addition, the Indenture does not prohibit the transfer or contribution of assets of the Company to its Restricted Subsidiaries. In the event of any such transfer or contribution, holders of the Notes will be effectively subordinated to the claims of creditors of such Restricted Subsidiaries with respect to such assets.

    "Senior Indebtedness" means the principal of, premium, if any, interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all obligations of every nature of the Company from time to time owed under any Indebtedness of the Company (except as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of (and premium, if any) and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) and all other obligations of every nature of the Company from time to time owed under the Credit Facilities (including, without limitation, agency fees, commitment fees and letter of credit fees); provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Facilities shall not constitute Senior

Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company. Notwithstanding the foregoing, "Senior Indebtedness" shall not include any of the following (whether or not constituting Indebtedness under the Indenture): (i) Indebtedness evidenced by the Notes or the 12 3/4% Notes, (ii) Indebtedness that, by its express terms, is subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Bankruptcy Code of 1978, as amended, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness of the Company to a Subsidiary, and (vii) any trade payables.

    "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Facilities; and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend, at least $75.0 million, and which is specifically designated by the Company in the agreement governing or the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

GUARANTEES

    Payment of the Notes will be fully and unconditionally guaranteed initially by United, Lagasse, Azerty, Positive ID and AP Support Services, on an unsecured senior subordinated basis and will be guaranteed on an unsecured senior subordinated basis by any domestic Restricted Subsidiary of the Company created or acquired after the Issue Date which incurs any Indebtedness, other than any Securitization Subsidiary that has entered into or established a Permitted Receivables Securitization Program. See the "Limitation of Issuances of Guarantees of Indebtedness" covenant below. On or after the Issue Date, the Company will cause each Subsidiary which is required to deliver a Guarantee of the Notes to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes.

    United is a holding company with no significant assets, liabilities or operations other than the capital stock of the Company. See "Risk
Factors--Limited Practical Value of Guarantee by United."

    Each Guarantee of the Notes will be an unsecured senior subordinated obligation of the Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future indebtedness of such Guarantor that is expressly subordinated to Senior Guarantor Indebtedness of such Guarantor. The Indebtedness of any Guarantor evidenced by its Guarantee will be subordinated to Senior Guarantor Indebtedness of such Guarantor to the same extent as the Notes are subordinated to Senior Indebtedness, and during any period when payment on the Notes is prohibited pursuant to the subordination provisions of the Indenture, payment on any Guarantee will be similarly prohibited.

    "Senior Guarantor Indebtedness" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) and all obligations of every nature of such Guarantor from time to time owed under any Indebtedness of such Guarantor (except as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such Guarantor's Guarantee of the Notes. Without limiting the generality of the foregoing, "Senior Guarantor Indebtedness" shall include the principal of (and premium, if any) and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) and all other obligations of every nature of any Guarantor from time to time owed under the Credit Facilities; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Facilities shall not constitute Senior Guarantor

Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of any Guarantor. Each Guarantor will grant a security interest in all or substantially all of its assets to secure its obligations under the Credit Facilities. Notwithstanding the foregoing, "Senior Guarantor Indebtedness" shall not include any of the following (whether or not constituting Indebtedness under the Indenture): (i) Indebtedness evidenced by the Guarantees of the Notes or guarantees of the 12 3/4% Notes, (ii) Indebtedness that, by its express terms, is subordinate or junior in right of payment to any Indebtedness of any Guarantor, (iii) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Bankruptcy Code of 1978, as amended, is without recourse to any Guarantor, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor, (vi) Indebtedness of any Guarantor to a Subsidiary and (vii) any trade payables.

    "Designated Senior Guarantor Indebtedness" means (i) all Senior Guarantor Indebtedness under the Credit Facilities; and (ii) any other Senior Guarantor Indebtedness outstanding in a principal amount of at least $75.0 million, and which is specifically designated by the Guarantor in the agreement governing or the instrument evidencing such Senior Guarantor Indebtedness as "Designated Senior Guarantor Indebtedness."

    Each Guarantor shall not, and (except in the case of United) the Company will not permit any Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation (other than the Company or any Restricted Wholly Owned Subsidiary) or other entity, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of such Guarantor's properties and assets on a Consolidated basis to any entity (other than the Company or any Restricted Wholly Owned Subsidiary) unless at the time and after giving effect thereto: (i) either (1) such Guarantor shall be the continuing corporation, partnership or other legal entity or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation, partnership or other legal entity duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture; (ii) immediately before and immediately after giving effect to such transaction or transactions, no Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in form and substance reasonably satisfactory to the Trustee, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate; provided that the foregoing shall not apply to any Guarantor (other than United) if (A) immediately after such merger, consolidation, sale, assignment, conveyance, transfer, lease or other disposition, the Person surviving such merger or consolidation or the assignee, conveyee, transferee, lessee or recipient of such other disposition is not a Subsidiary and (B) the "Limitation on Sale of Assets" covenant of the Indenture is complied with in connection with such transaction.

    In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which any Guarantor is not the continuing corporation, the successor Person formed or remaining, if it has so assumed the obligations of such Guarantor under the Notes, shall succeed to, and be substituted for, and may exercise every right and power of, and shall succeed to the obligations of, such Guarantor and the Guarantor will be discharged from all obligations and covenants under the Indenture and its Guarantee. However, in the event that all or substantially all of the assets of any Guarantor or all of the Capital Stock in any Guarantor are sold (including through merger, consolidation, by issuance or otherwise) by the Company or a Restricted Subsidiary in a transaction constituting an Asset Sale and the Net Cash Proceeds from such Asset Sale are used in accordance with the provisions of the Indenture, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the Person acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged from its Guarantee obligations in respect of the Indenture and the Notes.

    Any Guarantor that is designated an Unrestricted Subsidiary shall upon such designation be released and discharged from its Guarantee obligations in respect of the Indenture and the Notes and any domestic Unrestricted Subsidiary that is designated as a Restricted Subsidiary shall upon such designation be required to become a Guarantor.

CERTAIN COVENANTS

    The Indenture contains, among others, the covenants described below.

    LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, issue, assume, incur, guarantee, or otherwise in any manner become directly or indirectly liable for (collectively, "incur") any Indebtedness (including any Acquired Indebtedness); provided that the Company may incur Indebtedness (including any Acquired Indebtedness) (A) if the Consolidated Fixed Charge Coverage Ratio of the Company for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness (and for which such financial information is available) taken as one period is at least equal to 2.00:1.00 and (B) if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall have an Average Life to Stated Maturity longer than the Average Life to Stated Maturity of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes.

    (b) The foregoing limitation will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"):

  (i) Indebtedness of the Company incurred pursuant to the Credit Facilities and any other agreements or indentures governing Senior Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of (x) the sum of (I) $500.0 million and (II) if and when the Receivables Securitization Program is terminated and the Company and its Subsidiaries have no obligation to sell Receivables and Related Assets to any unaffiliated third party, $175.0 million less the Program Funded Amount at such time, and (y) $150.0 million plus the Borrowing Base;

 (ii) subject to the "Limitation on Guarantees of Indebtedness" covenant, Guarantees by Restricted Subsidiaries of Senior Indebtedness of the Company; provided that such Indebtedness of the Company is incurred in compliance with the provisions of the Indenture;

 (iii) Indebtedness of the Company pursuant to the Notes issued on the Issue Date and the Exchange Notes and Indebtedness of any Guarantor pursuant to its Guarantee of the Notes and the Exchange Notes;

 (iv) Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness described in clauses (i), (ii) and (iii) above) outstanding on the Issue Date;

 (v) Indebtedness of the Company owing to a Restricted Wholly Owned Subsidiary, provided that any such Indebtedness (x) is made pursuant to an intercompany note in the form attached to the Indenture and (y) is subordinated in right of payment to the prior payment and performance of the Company's obligations under the Notes, if applicable; provided further that (A) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Wholly Owned Subsidiary or a pledge to or for the benefit of any holder of Senior Indebtedness) or (B) any transaction pursuant to which such Restricted Wholly Owned Subsidiary ceases to be a Restricted Wholly Owned Subsidiary shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (v);

 (vi) Indebtedness of a Restricted Wholly Owned Subsidiary owing to the Company or to a Restricted Wholly Owned Subsidiary; provided that, with respect to Indebtedness owing to any Restricted Wholly Owned Subsidiary, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment to the payment and performance of such Subsidiary's obligations under its Guarantee of the Notes, if applicable; provided further that (A) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Wholly Owned Subsidiary or a pledge to or for the benefit of any holder of Senior Indebtedness) and (B) any transaction pursuant to which any Restricted Wholly Owned Subsidiary, which has Indebtedness owing to the Company or any other Restricted Wholly Owned Subsidiary, ceases to be a Restricted Wholly Owned Subsidiary shall be deemed to be an incurrence of Indebtedness by the obligor that is not permitted by this clause (vi);

 (vii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clause (iv) of this paragraph (b) (including any successive refinancings), so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing, except by an amount equal to the lesser of (x) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
       (y) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses incurred in connection with such refinancing; provided that in the case of Pari Passu Indebtedness or Subordinated Indebtedness, (A) such new Indebtedness does not have a shorter Average Life to Stated Maturity or a final Stated Maturity of principal earlier than the Indebtedness being refinanced, (B) in the case of Pari Passu Indebtedness, such new Indebtedness is pari passu with, or subordinated to, the Notes and (C) in the case of Subordinated Indebtedness, such new Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness being refinanced; and provided further that in no event may Indebtedness of the Company be refinanced with Indebtedness of any Restricted Subsidiary pursuant to this clause (vii);

 (viii) Indebtedness of the Company or any Restricted Subsidiary consisting of Capitalized Lease Obligations, mortgage financings or purchase money obligations in an aggregate principal amount at any time outstanding not in excess of $50.0 million;

 (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of judgment, appeal, surety, performance and other like bonds, bankers' acceptances and letters of credit provided by the Company or any Restricted Subsidiary in the ordinary course of its business and which do not secure other Indebtedness and (B) consisting of bona fide Interest Rate Agreements or currency swap agreements designed to protect the Company and/or its Restricted Subsidiaries from, or control the exposure of the Company and/or its Restricted Subsidiaries to, fluctuations in interest rates or foreign currency fluctuations in respect of Indebtedness;

 (x) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of customary closing purchase price or similar adjustments, in connection with the acquisition or disposition of any business, assets or Subsidiary of the Company permitted under the Indenture;

 (xi) Indebtedness of the Company and its Restricted Subsidiaries, to the extent the proceeds thereof are immediately used after the incurrence thereof to purchase Notes tendered in an offer to purchase made as a result of a Change of Control;

 (xii) Indebtedness of a Securitization Subsidiary incurred in connection with a Permitted Receivables Securitization Program; and

 (xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not in excess of $25.0 million.

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    LIMITATION ON RESTRICTED PAYMENTS.  (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (i) declare or pay any dividend on, or make any distribution to holders of, any shares of its Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock and other than dividends and distributions paid to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of equal or greater value));

 (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of the Capital Stock of United, the Company or any Restricted Subsidiary (other than any Restricted Wholly Owned Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

 (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to the relevant scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness; or

 (iv) make any Investment in any Person, including, without limitation, any Unrestricted Subsidiary (other than any Permitted Investments)

(the foregoing actions described in clauses (i) through (iv), collectively, "Restricted Payments") unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined in good faith by the Board of Directors of the Company, such determination to be conclusive and evidenced by a Board Resolution), (A) no Default shall have occurred and be continuing (or would result therefrom); (B) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant; and (C) the aggregate amount of all such Restricted Payments declared or made after the Issue Date (including such Restricted Payment) does not exceed the sum of:

    (I) 50% of the aggregate cumulative Consolidated Net Income (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 1998 and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment for which such financial information is available;

    (II) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of its shares of Qualified Capital Stock or any options, warrants or rights to purchase such shares of Qualified Capital Stock (less the value of any equity security referred to (and determined in accordance with) the parenthetical in clause (a)(i) of the definition of Consolidated Interest Expense);

    (III) the aggregate Net Cash Proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company;

    (IV) the aggregate Net Cash Proceeds received after the Issue Date by the Company from Indebtedness of the Company or Redeemable Capital Stock of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company (or options, warrants or rights to purchase such Qualified Capital Stock), to the extent such Indebtedness of the Company or Redeemable Capital Stock of the Company was originally incurred or issued for cash, plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange;

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
    (V) without duplication of any of the foregoing, 100% of the aggregate Net Cash Proceeds received by the Company as a capital contribution from United; and

    (VI) to the extent not included in Consolidated Net Income, the net reduction (received by the Company or any Restricted Subsidiary in cash) in Investments (other than Permitted Investments) (A) made by the Company and the Restricted Subsidiaries since the Issue Date, and (B) as a result of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed the amount of Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries in such Person or in such Unrestricted Subsidiary since the Issue Date.

    (b) Notwithstanding the foregoing, and in the case of clauses (ii), (iii),
(iv), (v), (vi), (vii), (viii) and (ix) below, so long as there is no Default continuing, the foregoing provisions shall not prohibit the following actions:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this "Limitation on Restricted Payments" covenant (such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this "Limitation on Restricted Payments" covenant);

    (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company or United or warrants, options or other rights to acquire such stock (x) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issue and sale (other than to United or a Subsidiary) for cash of, any Qualified Capital Stock of the Company or warrants, options or other rights to acquire such stock or (y) in the case of Redeemable Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to United or a Subsidiary) of, Redeemable Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Redeemable Capital Stock being purchased, redeemed or otherwise acquired or retired;

    (iii) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of a substantially concurrent issuance and sale (other than to United or a Subsidiary) for cash of, any Qualified Capital Stock of the Company or United or warrants, options or other rights to acquire such stock or for shares of Redeemable Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payment dates, respectively, of the Indebtedness being repurchased, redeemed, defeased, retired, refinanced or acquired;

    (iv) the repurchase, redemption, defeasance, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness through the issuance of Indebtedness meeting the requirements of clause (vii) of paragraph (b) of the "Limitation on Indebtedness" covenant;

    (v) the repurchase, redemption, acquisition or retirement of shares of Capital Stock of United or options, warrants or other rights to purchase such shares held by officers or employees or former officers or employees of United and the Subsidiaries (or their estates or beneficiaries), upon death, disability, retirement or termination of employment, pursuant to the terms of any employee stock option or stock purchase plan or agreement under which such shares were acquired; provided that the aggregate consideration paid for all such shares following the Issue Date does not exceed $2.5 million in any fiscal year of the Company; and provided further that the amount by which $2.5 million exceeds the amount so used in any fiscal year of the

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
    Company shall be available to be so used in subsequent fiscal years of the Company, notwithstanding the immediately preceding proviso;

    (vi) payments to United, to the extent used by United to (x) pay its operating and administrative expenses including, without limitation, directors' fees, legal and audit expenses, Commission compliance expenses and corporate franchise and other taxes, not to exceed $2.5 million in any fiscal year of the Company, (y) make payments in respect to its indemnification obligations owing to directors, officers or other Persons under United's Charter or by-laws or pursuant to written agreements with any such Person or (z) make payments in respect of indemnification obligations and costs and expenses incurred by United in connection with any offering of common stock of United;

    (vii) payments to United, not to exceed $5.0 million in the aggregate after the Issue Date, to the extent used by United to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of Capital Stock and to redeem or repurchase stock purchase or similar rights issued as a shareholder rights device and repurchases of shares from holders of Common Stock who hold less than 100 shares in each instance;

    (viii) upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes pursuant to the "Purchase of Notes upon a Change of Control" covenant or the "Limitation on Asset Sales" covenant below (including the purchase of all Notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control or Asset Sale;

    (ix) advances to employees, agents and consultants for expenses incurred or to be incurred in the ordinary course of business consistent with past practice; and

    (x) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $25.0 million.

The actions described in clauses (i) through (iii) and clauses (v), (viii) and
(x) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (C) of paragraph (a) of this "Limitation on Restricted Payments" covenant (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (C) of paragraph (a) of this "Limitation on Restricted Payments" covenant when declared, but not also when paid pursuant to such clause (i)) and the actions described in clauses
(iv), (vi), (vii) and (ix) of this paragraph (b) shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (C) of paragraph
(a).

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with any Affiliate of the Company unless (i) such transaction or series of transactions is in writing on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (ii) with respect to any such transaction or series of transactions involving aggregate payments in excess of $10.0 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by the Board of Directors, and (iii) with respect to a transaction or series of related transactions involving aggregate value in excess of $25.0 million, the Company delivers to the Trustee an opinion of an independent

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investment banking firm of national standing stating that the transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment or Permitted Investment permitted to be made pursuant to the "Limitation on Restricted Payments" covenant, (ii) fees, compensation or employee benefit arrangements paid to, and any indemnity provided for the benefit of, directors, officers, employees, consultants or agents in the ordinary course of business or any Indebtedness permitted to be incurred pursuant to clause (xiii) of paragraph (b) of the covenant described under "Limitation on Indebtedness," or any payments in respect thereof, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iv) transactions pursuant to agreements entered into or in effect on the Issue Date, including amendments thereto entered into after the Issue Date, provided that the terms of any such amendment are not, in the aggregate, less favorable to the Company or such Restricted Subsidiary than the terms of such agreement prior to such amendment, (v) advances to employees, agents and consultants for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices, (vi) any transaction between or among United, the Company and/or one or more Restricted Subsidiaries (so long as the other stockholders of any participating Restricted Subsidiaries which are not Wholly Owned Subsidiaries are not themselves Affiliates of the Company), or (vii) the entering into by the Company, United and one or more of its Restricted Subsidiaries of a tax sharing agreement or similar arrangement.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Company and each Guarantor will not, directly or indirectly, incur or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also PARI PASSU with the Notes or the Guarantee of the Notes by such Guarantor, as the case may be, or subordinate in right of payment to the Notes or such Guarantee of the Notes, as the case may be, to at least the same extent as the Notes or such Guarantee are subordinate in right of payment to Senior Indebtedness or Senior Guarantor Indebtedness, as the case may be, as set forth in the Indenture.

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), owned on the Issue Date or acquired after the Issue Date, or any income or profits therefrom, except if the Notes (or the Guarantee of the Notes, in the case of Liens on properties or assets of a Restricted Subsidiary that is a Guarantor) and all other amounts due under the Indenture are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

    (a) any Lien existing or provided for under written arrangements existing as of the Issue Date;

    (b) any Lien arising by reason of (i) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (ii) taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith; (iii) security for payment of workers' compensation or other insurance; (iv) good faith deposits in connection with tenders, leases or contracts (other than contracts for the payment of money); (v) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a

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
    landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any property or assets material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property or assets for the purpose of such business; (vi) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds with respect to matters not yet finally determined and being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; or (vii) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

    (c) any Lien now or hereafter existing on property of the Company or any Guarantor securing Senior Indebtedness or Senior Guarantor Indebtedness, as the case may be, of such Person;

    (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company, which Indebtedness is permitted under the "Limitation on Indebtedness" covenant; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition;

    (e) any Lien now or hereafter existing on Receivables and Related Assets in connection with a Permitted Receivables Securitization Program;

    (f) any Lien on property, assets or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Lien is not created, incurred or assumed by such Person in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

    (g) any Lien on property or assets at the time the Company or a Restricted Subsidiary acquired the property or assets, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary; provided, however, that such Lien is not created in connection with, or in contemplation of, such acquisition; provided further, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

    (h) Liens related to Capitalized Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case incurred in accordance with the "Limitation on Indebtedness" covenant and for the purpose of financing all or any part of the purchase price or costs of construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

    (i) any Lien on Capital Stock or other securities of an Unrestricted Subsidiary; and

    (j) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (i) so long as the amount of property or assets subject to such Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clauses (a) through (i) at the time the original Lien became a Lien permitted hereunder and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refinancing or replacement.

    LIMITATION ON SALE OF ASSETS. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the proceeds from such Asset Sale are received in cash and (ii) the Company or such Restricted Subsidiary receives

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consideration at the time of such Asset Sale at least equal to the Fair Market
Value of the shares or assets sold.

    (b) If all or a portion of the Net Cash Proceeds of any Asset Sale is not applied to repay permanently any Senior Indebtedness or Senior Guarantor Indebtedness then outstanding as required by the terms thereof, and the Company determines not to apply such Net Cash Proceeds to the prepayment of such Senior Indebtedness or Senior Guarantor Indebtedness or if no such Senior Indebtedness or Senior Guarantor Indebtedness is then outstanding, then the Company may, within 12 months of the Asset Sale, invest (or enter into a written, legally binding commitment to invest, provided that the investment provided for in such commitment is actually made within 24 months of the Asset Sale) the Net Cash Proceeds in other properties and assets that will be used in the businesses of the Company and its Restricted Subsidiaries or in any company having such properties and assets. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness or Senior Guarantor Indebtedness nor used or invested as set forth in this paragraph (b) constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds equals $10.0 million or more, the Company shall, within 15 Business Days in accordance with the procedures set forth in the Indenture: (i) make an offer (an "Offer") to purchase, for cash, at 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (the "Repurchase Date"), the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and any Pari Passu Indebtedness that is required to be repurchased under the instrument governing such Pari Passu Indebtedness and (ii) to the extent required by such Pari Passu Indebtedness, the Company shall make an offer to purchase or, if required by the terms of such Pari Passu Indebtedness, otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Repayment") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium, if any, and accrued and unpaid interest required to be paid to repurchase such Pari Passu Indebtedness. To the extent that the aggregate principal amount of and accrued but unpaid interest with respect to the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount, the Company may use such amounts not necessary to purchase the tendered Notes and the Pari Passu Indebtedness required to be purchased for any purpose not prohibited by the Indenture. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and the purchase of the Pari Passu Indebtedness pursuant to a Pari Passu Repayment, the amount of Excess Proceeds, if any, shall be reset at zero.

    The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with an Offer.

    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS. (a) The Company will not permit any Restricted Subsidiary to incur any Guaranteed Debt, other than Guaranteed Debt in respect of Senior Indebtedness of the Company; provided that, concurrently with the incurrence of such Guaranteed Debt by any Restricted Subsidiary, the Restricted Subsidiary incurring such Guaranteed Debt (if it is not a Guarantor) shall execute a supplemental indenture setting forth such Restricted Subsidiary's senior subordinated guarantee of the Notes, such guarantee to be on the same terms as United's Guarantee of the Notes. Neither the Company nor any Guarantor shall be required to make a notation on the Notes or the Guarantees to reflect such Guarantee. In connection with such Guarantee of the Notes, such Restricted Subsidiary shall waive, and agree that it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any Guarantor as a result of any payment by such Restricted Subsidiary with respect to such Guaranteed Debt.

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    (b) United will not incur any Guaranteed Debt with respect to any Pari Passu
Indebtedness or Subordinated Indebtedness unless such Guaranteed Debt is subordinated (at least to the extent that Notes are subordinated in right of payment to Senior Indebtedness) in right of payment to (or, in the case of Guaranteed Debt with respect to Pari Passu Indebtedness, is pari passu in right of payment with) United's Guarantee of the Notes.

    (c) The Company will cause each of its domestic Restricted Subsidiaries which incurs any Indebtedness, other than the Joint Venture and any Securitization Subsidiary that has entered into or established a Permitted Receivables Securitization Program, simultaneously with the first incurrence of any Indebtedness, to execute a supplemental indenture providing for a Guarantee of the Notes on the same terms as United's Guarantee of the Notes, including, without limitation, the waiver and agreement referred to in the last sentence of paragraph (a) above. Neither the Company nor any Guarantor shall be required to make a notation on the Notes or the Guarantees to reflect such Guarantee.

    LIMITATION ON SUBSIDIARY CAPITAL STOCK. The Company will not transfer, and will not permit the transfer or issuance of, any Capital Stock of any Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except for (i) Capital Stock issued to and held by the Company or a Restricted Wholly Owned Subsidiary, (ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C), (iii) the transfer of all of the Capital Stock of a Restricted Subsidiary or (iv) the issuance or transfer of directors' qualifying shares or a de minimis number of shares required to be held by foreign nationals, in each case to the extent required by applicable law. The foregoing shall not prohibit the pledge of any shares of Capital Stock permitted under the "Limitation on Liens" covenant.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make any loans or advances to, or Investments in, the Company or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except in any such case (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction, with respect to a Person that becomes a Restricted Subsidiary after the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (other than as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or another Restricted Subsidiary); (3) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) and (2), or in this clause (3), provided that the terms and conditions of any such encumbrances or restrictions are (A) not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced (as determined in good faith by the Company) and (B) with respect to any instrument relating to any Indebtedness, no more restrictive in any material respect than the encumbrances and restrictions contained in the Credit Facilities as in effect on the Issue Date (as determined in good faith by the Company); (4) any encumbrance or restriction created pursuant to an asset purchase agreement, stock sale agreement or similar instrument pursuant to which a bona-fide Asset Sale the proceeds of which are applied as provided in the Indenture is to be consummated, so long as such restriction or encumbrance shall apply only to the assets subject to such Asset Sale and

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shall be effective only for a period from the execution and delivery of such agreement or instrument through the earlier of the consummation of such Asset Sale or the termination of such agreement or instrument; (5) customary nonassignment provisions of any lease governing any leasehold interest of the Company or any Restricted Subsidiaries; (6) to the extent required by the Indenture; (7) any encumbrance or restriction existing under or by reason of applicable law; (8) with respect to a Restricted Subsidiary, any encumbrance or restriction imposed pursuant to an agreement that has been entered into for the sale of all or substantially all of the Capital Stock of such Restricted Subsidiary; and (9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (iv) above.

    PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

    Within 30 days following the date upon which the Company becomes aware that any Change of Control has occurred, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control offer shall cease to accrue interest after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or United would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, restructurings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The Credit Facilities prohibit the purchase of the Notes by the Company prior to full repayment of Indebtedness thereunder and, upon a Change of Control, all amounts outstanding under the Credit Facilities may become due and payable. There can be no assurance that, in the event of a Change in Control, the Company will be able to obtain the necessary consents from the lenders under the Credit Facilities to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default," subject to the subordination provisions of the Indenture. The 12 3/4% Notes contain similar provisions requiring that the Company make an offer to repurchase the 12 3/4% Notes on a change of control (as defined in the 12 3/4% Notes Indenture). The failure of the Company to consummate a change of control offer as required by the 12 3/4% Notes Indenture would result in an event of default thereunder.

    "Change of Control" is defined in the Indenture to mean the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the total outstanding Voting Stock of United (or any successor) or the Company (or any successor) voting as one class; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of United or the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of such Person, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to have a majority of the total voting power of such Board of Directors then in office; (iii) United or the Company conveys, transfers, or leases or otherwise disposes of all or substantially all of its assets to any Person; (iv) United (or any successor) or the Company (or any successor) is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger, Sale of Assets"; and (v) the failure of United (or any successor) to "beneficially own" 100% of the voting power of the total outstanding Voting Stock of the Company (or any successor).

    The phrase "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret such phrase.

    The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

    The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

    United will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions in effect on the Issue Date with respect to Indebtedness outstanding on the Issue Date and refinancings thereof and customary default provisions) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

    PROVISION OF FINANCIAL STATEMENTS. Whether or not United or the Company is subject to Section 13(a) or 15(d) of the Exchange Act, United and the Company will, to the extent permitted under the Exchange Act, deliver to the Commission for filing the annual reports, quarterly reports and other documents which United and the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if United and the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which United and the Company would have been required to so file such documents if United and the Company were so subject (subject to a five day grace period). United and the Company will also in any event (x) within 15 days of each Required Filing Date (subject to a five day grace period) (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and
(ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which United and the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if United and the Company were subject to such Sections and (y) if filing such documents by United and the Company with the Commission is not permitted under the

Exchange Act, promptly upon written request, supply copies of such documents to any prospective holder at United's and the Company's cost

CONSOLIDATION, MERGER, SALE OF ASSETS

    The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons (and the Company will not permit any Restricted Subsidiary to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons) unless at the time and after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Subsidiary is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or such Subsidiary, as the case may be, substantially as an entirety (the "Surviving Entity") shall be a corporation, limited liability company, limited partnership or business trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or transactions, no Default shall have occurred and be continuing;
(iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if other than the Company), is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or transactions; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if other than the Company), could incur at least $1.00 of additional Indebtedness under the "Limitation on Issuance of Indebtedness" covenant (other than Permitted Indebtedness); and (v) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

    In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of the Company and the Company will be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

    The following will be "Events of Default" under the Indenture:

    (i) failure to pay any interest on any Note when it becomes due and payable, and such failure shall continue for a period of 30 days;

    (ii) failure to pay the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

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
    (iii) (a) failure to perform, or breach of, any covenant or agreement of the Company, United or any Guarantor under the Indenture (other than a default in the performance of, or breach of, a covenant or agreement which is specifically dealt with in clause (i) or (ii) or in clauses (b), (c) and (d) of this clause
(iii)), and such default or breach shall continue for a period of 30 days after written notice of such failure has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (b) default in the performance or breach of the provisions described under the "Consolidation, Merger, Sale of Assets" covenant; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant; or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes Upon a Change of Control" covenant;

    (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $25.0 million principal amount in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

    (v) any Guarantee shall for any reason cease to be, or shall be asserted in writing by such Guarantor, United or the Company not to be, in full force and effect and enforceable in accordance with its terms (other than a Guarantee of a Subsidiary that is not a Significant Subsidiary and has Consolidated Net Worth of less than $1.0 million at such time) or any Restricted Subsidiary shall fail to Guarantee the Notes as required by the "Limitation on Issuances of Guarantees of Indebtedness" covenant;

    (vi) one or more judgments, orders or decrees for the payment of money in excess of $25.0 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument), shall be entered against the Company, United or any Restricted Subsidiary, or any of their respective properties, and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

    (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, United or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, United or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, United or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, United or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

    (viii) (a) the Company, United or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, United or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company, United or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, United or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company, United or any Significant Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, United or any Significant Subsidiary or of any substantial part of their respective properties or (y) makes an assignment for the benefit of creditors or (e) the Company, United or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (viii).

    If an Event of Default (other than as specified in clauses (vii) and (viii) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of (and premium, if any, on) and accrued interest on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes); provided that so long as the Credit Facilities are in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the holders or the Trustee by the agent under the Credit Facilities or (b) acceleration of the Indebtedness under the Credit Facilities. Thereupon such principal shall become immediately due and payable, and the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause (vii) or (viii) of the prior paragraph occurs, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, and (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived; and (c) the rescission will not conflict with any judgment or decree.

    The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of (and premium, if any, on) or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

    The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

    The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor and any other obligor upon the Notes, if any, discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described in "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal (or, if specified by the Company in an Officers' Certificate delivered to the Trustee at the time of such deposit, any date upon which the Company would be entitled to redeem all Notes outstanding); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that since the Issue Date (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that
(A) the trust funds will not be subject to any rights of holders of Senior Indebtedness or Senior Guarantor Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 123rd day following the deposit, the trust funds will not be subject to avoidance under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (ix) no event or condition shall exist that would prohibit the Company from making payments of the principal of (and premium, if any, on) and interest on the Notes on the date of such deposit; and (x) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either defeasance or covenant defeasance, as the case may be, have been complied with.

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SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes theretofore authenticated and delivered (other than lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of (and premium, if any, on) and accrued interest at such Stated Maturity or redemption date; (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and each Guarantor; and (c) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound.

MODIFICATIONS AND AMENDMENTS

    Without the consent of any holder, the Company, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to add to the covenants of the Company and the Guarantors for the benefit of the holders, or to surrender any right or power therein conferred upon the Company and the Guarantors; (2) to add additional Events of Default; (3) to evidence and provide for the acceptance of the appointment under the Indenture by a successor Trustee; (4) to secure the Notes; (5) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the holders in any material respect; or (6) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; provided that certain legal opinions and Officers' Certificates are delivered.

    Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the holders of not less than a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes upon a Change of Control" covenant, including, without limitation, amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such modifications and amendments, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "--Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or United, as such, shall have any liability for any obligations of the Company or United under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

GOVERNING LAW

    The Indenture, the Notes and the Guarantees are governed by, and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

    "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (iii) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (w) any transfer of properties or assets (A) that is governed by the first paragraph under the "Consolidation, Merger, Sale of Assets" covenant, (B) that is by the Company to any Restricted Wholly Owned Subsidiary, or by any Restricted Wholly Owned Subsidiary to the Company or any Restricted Wholly Owned Subsidiary in accordance with the terms of the Indenture, (x) dispositions with a Fair Market Value of less than $2.5 million in the aggregate in any fiscal year, (y) any Sale of Receivables and Related Assets pursuant to a Permitted Receivables Securitization Program, or (z) the sale of real or personal property or equipment that has become worn out,

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obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be.

    "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

    "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal, state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Borrowing Base" means, as of any date of determination, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable of the Company and its Restricted Subsidiaries as of such date and (b) 65% of the book value (calculated on a FIFO basis) of all inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a Consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available quarterly or annual financial report for purposes of calculating the Borrowing Base; provided, that any subsequent sale of Receivables and Related Assets on or prior to the date of determination pursuant to a Permitted Receivables Securitization Program shall be deducted from "Borrowing Base" for purposes of the calculation thereof.

    "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

    "Capital Lease Obligation" means any obligations of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

    "Capital Stock" of any Person means any and all shares, interests, participations, partnership interests or other equivalents (however designated) of such Person's capital stock.

    "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio, determined on a pro forma basis, of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of the Company and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends required to be paid or accrued on any Preferred Stock of the Company and its Restricted Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate and (ii) in making such computation, the Consolidated Interest Expense of the Company and its Restricted Subsidiaries attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. "Pro forma basis" means, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio,

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giving pro forma effect to (i) the incurrence of the Indebtedness giving rise to the need for such calculation and the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of the relevant four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the relevant four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness outstanding under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition occurred at the beginning of the relevant four-quarter period; and (iv) any acquisition or disposition by the Company or its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, as if such acquisition or disposition, as the case may be, occurred at the beginning of the relevant four-quarter period, and any related incurrence or repayment of Indebtedness, in each case since the first day of the relevant four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period. For purposes of clause (iv) of this definition of "pro forma basis", in connection with an acquisition of any company, business or assets, any such pro forma calculation may include (1) any pro forma adjustments relating to the relevant four-quarter period that would satisfy the requirements of Rule 11-02(a) of Regulation S-X, and (2) any other reduction of operating or other expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any Persons either alone or together with the Company or any Restricted Subsidiary, that would otherwise have resulted in the payment of cash within the next four full fiscal quarters after the date of consummation of such acquisition (collectively, the "Cost Savings"); provided that (a) the Company reasonably believes in good faith that such Cost Savings would have been achieved during the next four full fiscal quarters after the date of consummation of such acquisition (regardless of whether such Cost Savings could be reflected in pro forma financial statements under generally accepted accounting principles, Regulation S-X or any other regulation or policy of the
SEC), (b) such Cost Savings are set forth in reasonable detail in an operating plan which has been approved pursuant to a resolution of the Board of Directors and are (X) limited to the lowest amount of a range if any such Cost Savings are set forth as a range and (Y) net of any operating expenses reasonably expected to be incurred during the next four full fiscal quarters after the date of consummation of such acquisition to implement such Cost Savings, and (c) such Cost Savings are identified and quantified in an officers' certificate signed by the chief financial officer and another officer of the Company and delivered to the Trustee at the time of consummation of such acquisition.

    "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

    "Consolidated Interest Expense" of the Company means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount (other than debt discount attributable solely to a discount in the purchase price of Indebtedness sold with an equity security, to the extent of the amount of the value reasonably attributed in good faith to such equity security at the time of such sale and reflected in an Officers' Certificate delivered promptly thereafter to the Trustee), (ii) the net cost under Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest and (v) the amortization of deferred financing costs, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period and (ii) all capitalized interest of the Company and its Restricted Subsidiaries, less (c) the amortization of any

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
deferred financing costs to the extent paid, in each case as determined in accordance with GAAP on a Consolidated basis.

    "Consolidated Net Income (Loss)" of the Company means, for any period, the Consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Restricted Subsidiaries, (iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (or losses), less all fees and expenses relating thereto, in respect of dispositions of assets other than in the ordinary course of business and the net income of any Unrestricted Subsidiary, except to the extent paid to the Company or any Restricted Subsidiary in cash as a dividend or distribution or (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its subsidiaries (or, in the case of United or the Company, the Restricted Subsidiaries), as determined in accordance with GAAP on a Consolidated basis.

    "Consolidated Non-cash Charges" of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Restricted Subsidiaries on a Consolidated basis reducing the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

    "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries (or, in the case of United or the Company, the Restricted Subsidiaries) if and to the extent the accounts of such Person and each of its subsidiaries (or, in the case of United or the Company, the Restricted Subsidiaries) would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

    "Credit Facilities" means the New Credit Agreement among the Company, United, the subsidiaries of the Company identified on the signature pages thereof under the caption "Subsidiary Guarantors," the lenders named therein and The Chase Manhattan Bank, as Administrative Agent for said lenders, including a term loan made pursuant to the term loan agreement, a revolving credit loan made pursuant to the revolving credit loan agreement, and any ancillary documents executed in connection therewith, as such agreements may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructuring, replacements, supplements or other modifications of the foregoing, including the addition of new lenders or agents). For purposes of the Indenture, "Credit Facilities " shall include any amendments, renewals, extensions, substitutions, refinancings, restructuring, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness or the commitments to lend thereunder, whether under one or more credit facilities or agreements; provided that, for purposes of the definition of "Permitted Indebtedness," no such increase may result in the principal amount of Indebtedness under the Credit Facilities exceeding the amount permitted by subparagraph (b)(i) of the "Limitation on Indebtedness" covenant.

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    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors.

    "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States, consistently applied, which are in effect at the time any given calculation is made.

    "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

    "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "Guarantor" means United, Lagasse, Azerty, Positive ID and AP Support Services, and each Restricted Subsidiary that is organized under the laws of the United States or any state or territory thereof, including the District of Columbia, which incurs any Indebtedness, other than the Joint Venture and any Securitization Subsidiary that has entered into or established a Permitted Receivables Securitization Program.

    "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person,
(v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person and (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness

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shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

    "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar arrangements) and/or other types of interest rate hedging agreements from time to time.

    "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary. The amount of any non-cash Investment shall be equal to the Fair Market Value of the assets invested, as determined in good faith by (i) in the case of any Investment in excess of $5.0 million, the Board of Directors of the Company (provided that such determination is evidenced by a Board Resolution) or (ii) in any other case, an executive officer of the Company.

    "Issue Date" means the date on which the Notes are first issued.

    "Joint Venture" means United Business Computers, Inc., a Delaware corporation.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Repurchase Date or the redemption date and whether by declaration of acceleration, offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

    "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other actual fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP or, until no longer required by contract with the buyer, as required by contract with the buyer, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock or Indebtedness or Capital Stock that have been converted into or exchanged for Capital Stock, the proceeds of such issuance or sale in the form of cash

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or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Pari Passu Indebtedness" means any Indebtedness of the Company or a Guarantor that is PARI PASSU in right of payment to the Notes or a Guarantee of the Notes, as the case may be.

    "Permitted Investment" means (i) Investments in the Company or any Restricted Subsidiary or any Person which, as a result of such Investment, becomes a Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses (vi) and (vii) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under the "Limitation on Sale of Assets" covenant to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) guarantees of Indebtedness otherwise permitted by the Indenture; (vii) Investments in existence on the Issue Date; (viii) customer advances not to exceed $2.5 million at any one time outstanding; (ix) travel and relocation loans and advances made to employees in the ordinary course of business; (x) Investments received in settlement of defaulted receivables or in connection with the bankruptcy or reorganization of suppliers and customers and in connection with the settlement of other disputes with customers and suppliers arising in the ordinary course of business; and (xi) additional Investments not to exceed $25.0 million at any one time outstanding.

    "Permitted Receivables Securitization Program" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Receivables and Related Assets from the Company or any Restricted Subsidiary and finances such Receivables and Related Assets through the issuance of Indebtedness or equity interests or through the sale of the Receivables and Related Assets or a fractional undivided interest in the Receivables and Related Assets; PROVIDED that (i) the Board of Directors shall have determined in good faith that such Permitted Receivables Securitization Program is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Receivables and Related Assets to or by the Securitization Subsidiary are made at Fair Market Value (as determined in good faith by the Board of Directors), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors), (iv) no portion of the Indebtedness of a Securitization Subsidiary is Guaranteed by or is recourse to the Company or any Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectability of the Receivables and Related Assets) and (v) neither the Company nor any Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

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    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock.

    "Program Funded Amount" means, at any time, the amount of the unrecovered aggregate "invested amount" of the purchaser or purchasers (other than the Company or any Subsidiary) of Receivables and Related Assets or interests therein sold by the Company and the Subsidiaries pursuant to the Receivables Securitization Program, excluding amounts representative of yield or interest earned on such aggregate "invested amount."

    "Public Equity Offering" means a bona-fide underwritten sale to the public of Common Stock of the Company or of United, to the extent that the net cash proceeds thereof are paid to the Company as a capital contribution, pursuant to a registration statement (other than Form S-8 or a registration statement relating to securities issuable by any benefit plan of United, the Company or any Subsidiary) that is declared effective by the Securities and Exchange Commission.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "Receivables and Related Assets" means accounts receivable in respect of merchandise, goods or services, and instruments, documents, chattel paper, obligations, general intangibles and other similar assets, in each case, relating to such receivables, including interests in merchandise or goods, the sale or lease of which gave rise to such receivable, related contractual rights, guarantees, insurance proceeds, collections, other related assets, and proceeds of all of the foregoing.

    "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity.

    "Representative" means, with respect to any Designated Senior Indebtedness or Designated Senior Guarantor Indebtedness, the indenture trustee or other trustee, agent or representative in respect of such Indebtedness; provided that if, and so long as, any such Indebtedness lacks such a representative, then the "Representative" with respect to such Indebtedness shall be the holders of a majority in outstanding principal amount (or, if no amounts thereunder are outstanding, the committed amounts) of such Indebtedness.

    "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

    "Securitization Subsidiary" means a Consolidated Restricted Subsidiary or an Unrestricted Subsidiary of the Company which is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto.

    "Significant Subsidiary" means, at any date of determination any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the Consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 10% of the Consolidated assets of the Company, all as set forth on the most recently available Consolidated financial statements of the Company for such fiscal year.

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    "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

    "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or a Guarantee of the Notes, as the case may be.

    "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries.

    "Temporary Cash Investments" means (i) any evidence of Indebtedness with a maturity of one year or less and issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit with a maturity of one year or less and issued by, or a time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard and Poor's Ratings Group ("S&P") or any successor rating agency,
(iii) commercial paper with a maturity of one year or less or industrial revenue bonds issued by a corporation (other than an Affiliate or Subsidiary of United) organized and existing under the laws of any state of the United States of America or the District of Columbia with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500.0 million.

    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

    "Unrestricted Subsidiary" means (1) any Subsidiary which at the time of determination shall be designated an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below), (2) any Subsidiary of an Unrestricted Subsidiary, and (3) United Stationers Hong Kong Limited and United Worldwide Limited, each of which is a corporation organized under the laws of Hong Kong. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary (except pursuant to a guarantee that, if it had been made after such designation, would have been permitted to be made under the "Limitation on Restricted Payments" covenant, including Permitted Investments), (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary having a principal amount of $25.0 million or more to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (c) neither the Company nor any Restricted Subsidiary has, prior to the date of such designation, made an Investment in such Subsidiary unless the amount of such Investment, if it had been made after the date of such designation, would have been permitted under the "Limitation on Restricted Payments" covenant (including Permitted Investments), (d) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation and, for purposes of the "Limitation on Restricted Payments" covenant, shall constitute the making of an Investment in such Unrestricted Subsidiary as provided under the definition of Investment. The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation there would be no Default under the Indenture and the Company could incur $1.00 of additional

Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

    "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares or a de minimis number of shares required, under applicable law, to be owned by foreign nationals) is owned by the Company or another Wholly Owned Subsidiary; and "Restricted Wholly Owned Subsidiary" means a Wholly Owned Subsidiary that is a Restricted Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will initially be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

    The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit, on its internal system, the principal amount of New Notes to the respective accounts of Participants with an interest in such Global Notes and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes or to pledge the New Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by such Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities (as defined below), and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each Holder of a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Holder owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders or an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize such Holders owning through such Participants to take such action or would otherwise act upon the instruction of such Holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Notes representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Notes as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED NOTES

    If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

    EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a sale or an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until December 1, 1998, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the New Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

    The consolidated financial statements of United Stationers Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing herein and incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing and incorporated by reference herein. Such consolidated financial statements are included herein and incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    With respect to the unaudited condensed consolidated interim financial information for the three months ended March 31, 1997 and 1998, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

    The combined financial statements of The U.S. and Mexican Office Products Operations of Abitibi-Consolidated Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse, Chartered Accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission are incorporated into this Prospectus by reference:

    (1) United's Current Report on Form 8-K filed March 17, 1998;

    (2) United's Proxy Statement for the 1998 Annual Meeting of Stockholders filed April 3, 1998;

    (3) The Company's and United's Annual Report on Form 10-K for the year ended December 31, 1997;

    (4) The Company's and United's Current Report on Form 8-K filed on April 20, 1998;

    (5) The Company's Current Report on Form 8-K filed on April 28, 1998; and

    (6) The Company's and United's Quarterly Report on Form 10-Q for the first quarter ended March 31, 1998.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference into this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to United Stationers Supply Co., 2200 East Golf Road, Des Plaines, Illinois 60016-1267, Attention: Investor Relations, telephone number (847) 699-5000.

                         INDEX TO FINANCIAL STATEMENTS

UNITED STATIONERS INC. AND SUBSIDIARIES
  Report of Independent Auditors.......................................................        F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997.........................        F-3
  Consolidated Statements of Income for the Years Ended December 31, 1995, 1996 and
    1997...............................................................................        F-5
  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
    December 31, 1995, 1996 and 1997...................................................        F-6
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
    1997...............................................................................        F-7
  Notes to Consolidated Financial Statements...........................................        F-8
  Condensed Consolidated Balance Sheets as of December 31, 1997 (audited) and March 31,
    1998 (unaudited)...................................................................       F-29
  Condensed Consolidated Statements of Income for the Three Months Ended March 31, 1997
    and 1998 (unaudited)...............................................................       F-30
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
    1997 and 1998 (unaudited)..........................................................       F-31
  Notes to Condensed Consolidated Financial Statements.................................       F-32

U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS OF ABITIBI-CONSOLIDATED INC.
  Report of Independent Auditors.......................................................       F-36
  Combined Balance Sheets as of December 31, 1996 and 1997.............................       F-37
  Combined Statements of Earnings and Retained Earnings for the Years Ended December
    31, 1995, 1996 and 1997............................................................       F-38
  Combined Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
    1997...............................................................................       F-39
  Notes to Combined Financial Statements...............................................       F-40
  Condensed Combined Balance Sheets as of December 31, 1997 (audited) and March 31,
    1998 (unaudited)...................................................................       F-47
  Condensed Combined Statements of Income for the Three Months Ended March 31, 1997 and
    1998 (unaudited)...................................................................       F-48
  Condensed Combined Statements of Cash Flows for the Three Months Ended March 31, 1997
    and 1998 (unaudited)...............................................................       F-49
  Notes to Condensed Combined Financial Statements.....................................       F-50

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of

Directors of United Stationers Inc.

    We have audited the accompanying consolidated balance sheets of United Stationers Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Stationers Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
January 27, 1998

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                           AS OF DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1996           1997
                                                                                      -------------  -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................................................  $      10,619  $      12,367
  Accounts receivable, less allowance for doubtful accounts of $6,318 in 1996 and
    $7,071 in 1997..................................................................        291,401        311,920
  Inventories.......................................................................        463,239        511,555
  Other.............................................................................         25,221         14,845
                                                                                      -------------  -------------
TOTAL CURRENT ASSETS................................................................        790,480        850,687
PROPERTY, PLANT AND EQUIPMENT, AT COST
  Land..............................................................................         21,878         21,857
  Buildings.........................................................................        100,031        101,322
  Fixtures and equipment............................................................        102,092        113,037
  Leasehold improvements............................................................          1,040          1,026
                                                                                      -------------  -------------
  Total property, plant and equipment...............................................        225,041        237,242
  Less--accumulated depreciation and amortization...................................         51,266         72,699
                                                                                      -------------  -------------
NET PROPERTY, PLANT AND EQUIPMENT...................................................        173,775        164,543
GOODWILL............................................................................        115,449        111,852
OTHER...............................................................................         30,163         20,939
                                                                                      -------------  -------------
TOTAL ASSETS........................................................................  $   1,109,867  $   1,148,021
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See notes to consolidated financial statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           AS OF DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1996           1997
                                                                                      -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt..............................................  $      46,923  $      44,267
  Accounts payable..................................................................        238,124        236,475
  Accrued expenses..................................................................         93,789        107,935
  Accrued income taxes..............................................................          6,671         10,561
                                                                                      -------------  -------------
TOTAL CURRENT LIABILITIES...........................................................        385,507        399,238
DEFERRED INCOME TAXES...............................................................         36,828         19,383
LONG-TERM DEBT......................................................................        552,613        492,868
OTHER LONG-TERM LIABILITIES.........................................................         15,502         13,224
REDEEMABLE PREFERRED STOCK
  Preferred Stock Series A, $0.01 par value, 15,000 and 0, respectively, authorized;
    5,000 and 0, respectively, issued and outstanding, 3,086 and 0, respectively,
    accrued.........................................................................          8,086             --
  Preferred Stock Series C, $0.01 par value; 15,000 and 0, respectively, authorized;
    11,699 and 0, respectively, issued and outstanding..............................         11,699             --
                                                                                      -------------  -------------
TOTAL REDEEMABLE PREFERRED STOCK....................................................         19,785             --
REDEEMABLE WARRANTS.................................................................         23,812             --
STOCKHOLDERS' EQUITY
  Common Stock (voting), $0.10 par value; 40,000,000 authorized 11,446,306 and
    15,905,273, respectively, issued and outstanding................................          1,145          1,591
  Common Stock (nonvoting), $0.01 par value, 5,000,000 authorized; 758,994 and 0,
    respectively, issued and outstanding............................................              8             --
  Capital in excess of par value....................................................         44,418        213,042
  Retained earnings.................................................................         30,249          8,675
                                                                                      -------------  -------------
TOTAL STOCKHOLDERS' EQUITY..........................................................         75,820        223,308
                                                                                      -------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................................  $   1,109,867  $   1,148,021
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See notes to consolidated financial statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
NET SALES...........................................................  $   1,751,462  $   2,298,170  $   2,558,135
COST OF GOODS SOLD..................................................      1,446,949      1,907,209      2,112,204
                                                                      -------------  -------------  -------------
GROSS PROFIT........................................................        304,513        390,961        445,931
OPERATING EXPENSES:
  Warehousing, marketing and administrative expenses................        237,197        277,957        311,002
  Non-recurring charges.............................................             --             --         64,698
  Restructuring charge..............................................          9,759             --             --
                                                                      -------------  -------------  -------------
  Total operating expenses..........................................        246,956        277,957        375,700
                                                                      -------------  -------------  -------------
Income from operations..............................................         57,557        113,004         70,231
INTEREST EXPENSE....................................................         46,186         57,456         53,511
                                                                      -------------  -------------  -------------
  Income before income taxes and extraordinary item.................         11,371         55,548         16,720
INCOME TAXES........................................................          5,128         23,555          8,532
                                                                      -------------  -------------  -------------
  Income before extraordinary item..................................          6,243         31,993          8,188
EXTRAORDINARY ITEM--loss on early retirement of debt, net of tax
  benefit of $967 in 1995 and $3,956 in 1997........................         (1,449)            --         (5,884)
                                                                      -------------  -------------  -------------
NET INCOME..........................................................          4,794         31,993          2,304
PREFERRED STOCK DIVIDENDS ISSUED AND ACCRUED........................          1,998          1,744          1,528
                                                                      -------------  -------------  -------------
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS......................  $       2,796  $      30,249  $         776
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
NET INCOME PER COMMON SHARE:
  Income before extraordinary item..................................  $        0.39  $        2.48  $        0.51
  Extraordinary item................................................          (0.13)            --          (0.45)
                                                                      -------------  -------------  -------------
  Net income per common share.......................................  $        0.26  $        2.48  $        0.06
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Average number of common shares (in thousands)......................         10,747         12,205         13,064
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
NET INCOME PER COMMON SHARE--ASSUMING DILUTION:
  Income before extraordinary item..................................  $        0.33  $        2.03  $        0.43
  Extraordinary item................................................          (0.11)            --          (0.38)
                                                                      -------------  -------------  -------------
  Net income per common share.......................................  $        0.22  $        2.03  $        0.05
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Average number of common shares (in thousands)......................         12,809         14,923         15,380
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See notes to consolidated financial statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                           NUMBER OF
                                                       REDEEMABLE PREFERRED STOCK                           COMMON       COMMON
                                               ------------------------------------------   REDEEMABLE      SHARES        STOCK
                                                   A          B          C        TOTAL      WARRANTS      (VOTING)     (VOTING)
                                               ---------  ---------  ---------  ---------  -------------  -----------  -----------
DECEMBER 31, 1994............................  $   6,788  $   6,560  $   9,841  $  23,189    $   1,650       960,346    $      10
  Net income.................................         --         --         --         --           --            --           --
  Preferred stock dividends..................        649        332        763      1,744           --            --           --
  Repurchase of Series B preferred stock.....         --     (6,892)        --     (6,892)          --            --           --
  Cash dividends.............................         --         --         --         --           --            --           --
  Accretion of warrants to fair market
    value....................................         --         --         --         --       37,275            --           --
  Issuance of warrants from option grant.....         --         --         --         --        2,900            --           --
  Nonvoting common stock issued for services
    related to financing the Acquisition
    issued in exchange for common stock,
    warrants and options.....................         --         --         --         --         (460)     (109,159)         (11)
  Increase in value of stock option grants...         --         --         --         --           --            --           --
  Common stock issued:
    Acquisition..............................         --         --         --         --           --     4,831,873          563
    Exercise of warrants.....................         --         --         --         --       (1,673)       58,977            6
    100% stock dividend                               --         --         --         --           --     5,683,463          575
    Stock option exercises...................         --         --         --         --           --        20,806            2
  Other......................................         --         --         --         --           --            --           --
                                               ---------  ---------  ---------  ---------  -------------  -----------  -----------
DECEMBER 31, 1995............................      7,437         --     10,604     18,041       39,692    11,446,306        1,145
  Net income.................................         --         --         --         --           --            --           --
  Preferred stock dividends..................        649         --      1,095      1,744           --            --           --
  Reduction of warrants to fair market
    value....................................         --         --         --         --      (15,880)           --           --
  Decrease in value of stock option grants...         --         --         --         --           --            --           --
  Other......................................         --         --         --         --           --            --           --
                                               ---------  ---------  ---------  ---------  -------------  -----------  -----------
DECEMBER 31, 1996............................  $   8,086  $      --  $  11,699  $  19,785    $  23,812    11,446,306    $   1,145
  Net income.................................         --         --         --         --           --            --           --
  Stock dividends issued.....................        489         --        898      1,387           --            --           --
  Redemption of Series A and Series C
    preferred stock..........................     (8,575)        --    (12,597)   (21,172)          --            --           --
  Accretion of lender warrants to fair market
    value....................................         --         --         --         --       23,254            --           --
  Increase in value of stock option grants...         --         --         --         --           --            --           --
  Compensation associated with stock
    options..................................         --         --         --         --           --            --           --
  Conversions of redeemable warrants into
    common stock.............................         --         --         --         --      (47,066)    1,408,398          141
  Issuance of common stock, net of offering
    expenses.................................         --         --         --         --           --     2,000,000          200
  Stock options exercised....................         --         --         --         --           --       299,889           30
  Conversion of nonvoting common stock into
    common stock.............................         --         --         --         --           --       758,994           76
  Cancellation of common stock...............         --         --         --         --           --        (8,314)          (1)
  Other......................................         --         --         --         --           --            --           --
                                               ---------  ---------  ---------  ---------  -------------  -----------  -----------
DECEMBER 31, 1997............................  $      --  $      --  $      --  $      --    $      --    15,905,273    $   1,591
                                               ---------  ---------  ---------  ---------  -------------  -----------  -----------
                                               ---------  ---------  ---------  ---------  -------------  -----------  -----------

                                                NUMBER OF                      CAPITAL                  TOTAL
                                                  COMMON         COMMON          IN                    STOCK-
                                                  SHARES          STOCK        EXCESS     RETAINED    HOLDERS'
                                               (NONVOTING)     (NONVOTING)     OF PAR     EARNINGS     EQUITY
                                               ------------  ---------------  ---------  -----------  ---------
DECEMBER 31, 1994............................           --      $      --     $  18,139   $   6,626   $  24,775
  Net income.................................           --             --            --       4,794       4,794
  Preferred stock dividends..................           --             --            --      (1,744)     (1,744)
  Repurchase of Series B preferred stock.....           --             --            --          --          --
  Cash dividends.............................           --             --            --        (254)       (254)
  Accretion of warrants to fair market
    value....................................           --             --       (28,538)     (8,737)    (37,275)
  Issuance of warrants from option grant.....           --             --        (2,900)         --      (2,900)
  Nonvoting common stock issued for services
    related to financing the Acquisition
    issued in exchange for common stock,
    warrants and options.....................      139,474              1         2,749          --       2,739
  Increase in value of stock option grants...           --             --         2,407          --       2,407
  Common stock issued:
    Acquisition..............................      215,614              3        35,223          --      35,789
    Exercise of warrants.....................           --             --         1,673          --       1,679
    100% stock dividend                            403,906              4            --        (579)         --
    Stock option exercises...................           --             --            28          --          30
  Other......................................           --             --            90        (106)        (16)
                                               ------------           ---     ---------  -----------  ---------
DECEMBER 31, 1995............................      758,994              8        28,871          --      30,024
  Net income.................................           --             --            --      31,993      31,993
  Preferred stock dividends..................           --             --            --      (1,744)     (1,744)
  Reduction of warrants to fair market
    value....................................           --             --        15,880          --      15,880
  Decrease in value of stock option grants...           --             --          (339)         --        (339)
  Other......................................           --             --             6          --           6
                                               ------------           ---     ---------  -----------  ---------
DECEMBER 31, 1996............................      758,994      $       8     $  44,418   $  30,249   $  75,820
  Net income.................................           --             --            --       2,304       2,304
  Stock dividends issued.....................           --             --            --      (1,528)     (1,528)
  Redemption of Series A and Series C
    preferred stock..........................           --             --            --          --          --
  Accretion of lender warrants to fair market
    value....................................           --             --          (915)    (22,339)    (23,254)
  Increase in value of stock option grants...           --             --           380          --         380
  Compensation associated with stock
    options..................................           --             --        59,398          --      59,398
  Conversions of redeemable warrants into
    common stock.............................           --             --        47,074          --      47,215
  Issuance of common stock, net of offering
    expenses.................................           --             --        71,254          --      71,454
  Stock options exercised....................           --             --        (8,270)         --      (8,240)
  Conversion of nonvoting common stock into
    common stock.............................     (758,994)            (8)          (68)         --          --
  Cancellation of common stock...............           --             --             1          --          --
  Other......................................           --             --          (230)        (11)       (241)
                                               ------------           ---     ---------  -----------  ---------
DECEMBER 31, 1997............................           --      $      --     $ 213,042   $   8,675   $ 223,308
                                               ------------           ---     ---------  -----------  ---------
                                               ------------           ---     ---------  -----------  ---------

                See notes to consolidated financial statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------
                                                                                  1995       1996        1997
                                                                               ----------  ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................................................  $    4,794  $  31,993  $    2,304
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation...............................................................      19,708     22,766      21,963
  Amortization...............................................................       3,976      3,276       4,078
  Amortization of capitalized financing costs................................       4,172      5,333       4,323
  Extraordinary item--early retirement of debt...............................       2,416         --       9,840
  Deferred income taxes......................................................        (163)     5,299     (16,091)
  Compensation expense on stock option grants................................       2,407       (339)     60,041
  Other......................................................................         301      1,584          51
Changes in operating assets and liabilities, net of acquisition in 1995 and
  1996:
  Increase in accounts receivable............................................     (32,330)   (15,379)    (20,519)
  Decrease (increase) in inventory...........................................      31,656    (71,282)    (48,316)
  Decrease in other assets...................................................       2,765      1,814       9,985
  (Decrease) increase in accounts payable....................................      (5,104)    36,352      (1,649)
  Decrease (increase) in accrued liabilities.................................      (3,474)   (17,185)     18,036
  Decrease in other liabilities..............................................      (4,795)    (2,623)     (2,278)
                                                                               ----------  ---------  ----------
      Net cash provided by operating activities..............................      26,329      1,609      41,768
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions:
  United Stationers Inc., net of cash acquired of $14,500....................    (258,438)        --          --
  Lagasse Bros., Inc.........................................................          --    (51,896)         --
Capital expenditures.........................................................      (8,086)    (8,190)    (13,036)
Proceeds from disposition of property, plant & equipment.....................          69     11,076          45
Other........................................................................         164       (861)         --
                                                                               ----------  ---------  ----------
      Net cash used in investing activities..................................    (266,291)   (49,871)    (12,991)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolver...................................      (3,608)    22,000      49,000
Retirements and principal payments of debt...................................    (412,342)   (30,861)   (117,776)
Borrowings under financing agreements........................................     686,854     57,933          --
Financing costs..............................................................     (25,290)    (1,851)         --
Issuance of common stock.....................................................      12,006         --      71,606
Payment of employee withholding tax related to stock option exercises........          --         --      (8,546)
Redemption of Series A and Series C Preferred Stock..........................          --         --     (21,172)
Redemption of Series B Preferred Stock.......................................      (6,892)        --          --
Cash dividend................................................................        (254)        --        (141)
Other........................................................................        (701)        --          --
                                                                               ----------  ---------  ----------
Net cash provided (used in) financing activities.............................     249,773     47,221     (27,029)
                                                                               ----------  ---------  ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS......................................       9,811     (1,041)      1,748
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.................................       1,849     11,660      10,619
                                                                               ----------  ---------  ----------
CASH AND CASH EQUIVALENTS, END OF YEAR.......................................  $   11,600  $  10,619  $   12,367
                                                                               ----------  ---------  ----------
                                                                               ----------  ---------  ----------

                See notes to consolidated financial statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND PURCHASE ACCOUNTING

    On March 30, 1995, Associated Holdings, Inc. ("Associated") purchased 92.5% of the then outstanding shares of the common stock, $0.10 par value ("Common Stock") of United Stationers Inc. ("United") for approximately $266.6 million in the aggregate pursuant to a tender offer (the "Offer"). Immediately thereafter, Associated merged with and into United (the "Merger" and, collectively with the Offer, the "Acquisition"), and Associated Stationers, Inc. ("ASI"), a wholly owned subsidiary of Associated merged with and into United Stationers Supply Co. ("USSC"), a wholly owned subsidiary of United, with United and USSC continuing as the respective surviving corporations. United, as the surviving corporation following the Merger, is referred to herein as the "Company." As a result of share conversions in the Merger, immediately after the Merger, (i) the former holders of common stock and common stock equivalents of Associated owned shares of Common Stock and warrants or options to purchase shares of Common Stock constituting in the aggregate approximately 80% of the shares of Common Stock on a fully diluted basis, and (ii) holders of pre-Merger United common stock owned in the aggregate approximately 20% of the shares of Common Stock on a fully diluted basis. Although United was the surviving corporation in the Merger, the transaction was treated as a reverse acquisition for accounting purposes with Associated as the acquiring corporation.

    The financial information for the year ended December 31, 1995 includes Associated only for the three months ended March 30, 1995 and the results of the Company for the nine months ended December 31, 1995. All common and common equivalent shares have been adjusted to reflect the 100% stock dividend effective November 9, 1995.

    The Acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition with the excess of cost over fair value allocated to goodwill. The purchase price allocation to property, plant and equipment is amortized over the estimated useful lives ranging from 3 to 40 years. Goodwill is amortized over 40 years.

    The total purchase price of United by Associated and its allocation to assets and liabilities acquired was as follows (dollars in thousands):

Purchase price:
  Price of United shares purchased by Associated.................  $ 266,629
  Fair value of United shares not acquired in the Offer..........     21,618
  Transaction costs..............................................      6,309
                                                                   ---------
      Total purchase price.......................................  $ 294,556
                                                                   ---------
                                                                   ---------
Allocation of purchase price:
  Current assets.................................................  $ 542,993
  Property, plant and equipment..................................    151,012
  Goodwill.......................................................     74,503
  Other assets...................................................      7,699
  Liabilities assumed............................................   (481,651)
                                                                   ---------
      Total purchase price.......................................  $ 294,556
                                                                   ---------
                                                                   ---------

    Immediately following the Merger, the number of outstanding shares of Common Stock was 11,996,154 (or 13,947,440 on a diluted basis), of which (i) the former holders of Class A Common Stock,

                    UNITED STATIONERS INC. AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND PURCHASE ACCOUNTING (CONTINUED)
$0.01 par value, and Class B Common Stock, $0.01 par value, of Associated (collectively "Associated Common Stock") and warrants or options to purchase Associated Common Stock in the aggregate owned 9,206,666 shares constituting approximately 76.7% of the outstanding shares of Common Stock and outstanding warrants or options for 1,951,286 shares (collectively 80.0% on a diluted basis) and (ii) pre-Merger holders of shares of Common Stock (other than Associated-owned and treasury shares) in the aggregate owned 2,789,488 shares of Common Stock constituting approximately 23.3% of the outstanding shares (or 20.0% on a diluted basis). As used in this paragraph, the term "Common Stock" includes shares of nonvoting common stock, $0.01 par value, of the Company, all of which were converted into voting Common Stock in the fourth quarter of 1997.

    On October 31, 1996, the Company acquired all of the capital stock of Lagasse Bros., Inc. ("Lagasse") for approximately $51.9 million. The acquisition was financed primarily through senior debt. The Lagasse acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition with the excess of cost over fair value of approximately $39.0 million allocated to goodwill. The financial information for the year ended December 31, 1996 includes the results of Lagasse for two months ended December 31, 1996. The actual and pro forma effects of this acquisition are not material.

    On October 9, 1997, the Company completed a 2.0 million share primary offering of Common Stock and a 3.4 million share secondary offering of Common Stock ("October Equity Offering"). The shares were priced at $38.00 per share, before underwriting discounts and a commission of $1.90 per share. The aggregate net proceeds to the Company from this October Equity Offering of $72.2 million (before deducting expenses) and proceeds of $0.1 million resulting from the conversion of 1,119,038 warrants into Common Stock were used to (i) redeem $50.0 million of the Company's 12 3/4% Senior Subordinated Notes and pay the redemption premium thereon of $6.4 million, (ii) pay fees related to the October Equity Offering, and (iii) reduce by $15.5 million the indebtedness under the Term Loan Facilities. The repayment of indebtedness resulted in an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) and caused a permanent reduction of the amount borrowable under the Term Loan Facilities.

    As a result of the October Equity Offering, the Company recognized the following charges in the fourth quarter of 1997 (i) pre-tax non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million) and a non-recurring cash charge of $5.3 million ($3.2 million net of tax benefit of $2.1 million) related to the vesting of stock options (see Note
10) and the termination of certain management advisory service agreements (see
Note 13), respectively, and (ii) an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) related to the early retirement of debt (see Note 6), (collectively "Charges").

    Net income attributable to common stockholders for the year ended December 31, 1997, before Charges, was $45.4 million, up 50.3%, compared with $30.2 million in 1996. Diluted earnings per share, before Charges, for 1997 was $2.95 on 15.4 million weighted average shares outstanding, up 45.3%, compared with $2.03 on 14.9 million weighted average shares outstanding for the prior year.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

2. OPERATIONS

    The Company operates in a single segment as a national wholesale distributor of business products. The Company offers approximately 30,000 items from more than 500 manufacturers. This includes a broad spectrum of office products, computer supplies, office furniture and facilities management supplies. The Company primarily serves commercial and contract office products dealers. Its customers include more than 15,000 resellers--such as office products dealers, buying groups, office furniture dealers, super stores and mass merchandisers, mail order houses, computer products resellers, sanitary supply distributors and warehouse clubs. The Company has a distribution network of 41 Regional Distribution Centers. Through its integrated computer system, the Company provides a high level of customer service and overnight delivery. In addition, the Company has 16 Lagasse Distribution Centers, specifically serving janitorial and sanitary supply distributors.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

    Revenue is recognized when a product is shipped and title is transferred to the customer in the period the sale is reported.

CASH AND CASH EQUIVALENTS

    Investments in low-risk instruments that have original maturities of three months or less are considered to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

INVENTORIES

    Inventories constituting approximately 92% and 91% of total inventories at December 31, 1996 and 1997, respectively, have been valued under the last-in, first-out ("LIFO") method. Prior to 1995, all inventories were valued under the first-in, first-out ("FIFO") method. Effective January 1, 1995, Associated changed its method of accounting for the cost of inventory from the FIFO method to the LIFO method. Associated made this change in contemplation of its acquisition of United (accounted for as a reverse acquisition) so that its method would conform to that of United. Associated believed that the LIFO method provided a better matching of current costs and current revenues and that earnings reported under the LIFO method were more easily compared to that of other companies in the wholesale industry where the LIFO method is common. This change resulted in a charge to pre-tax income of the Company of approximately $8.8 million ($5.3 million net of tax benefit of $3.5 million or $0.41 per common and common equivalent share) for the year ended December 31, 1995. Inventory valued under the FIFO and LIFO accounting methods are recorded at the lower of cost or market. If the lower of FIFO cost or market method of inventory accounting had been used by the Company for all inventories, merchandise inventories would have been approximately $4.8 million and $4.3 million higher than reported at December 31, 1996 and 1997, respectively.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation and amortization are determined by using the straight-line method over the estimated useful lives of the assets.

    The estimated useful life assigned to fixtures and equipment is from two to ten years; the estimated useful life assigned to buildings does not exceed 40 years; leasehold improvements are amortized over the lesser of their useful lives or the term of the applicable lease.

GOODWILL

    Goodwill represents the excess cost over the value of net assets of businesses acquired and is amortized on a straight-line basis over 40 years. The Company continually evaluates whether events or circumstances have occurred indicating that the remaining estimated useful life of goodwill may not be appropriate. When factors indicate that goodwill should be evaluated for possible impairment, the Company will use an estimate of undiscounted future operating income compared to the carrying value of goodwill to determine if a write-off is necessary. The cumulative amount of goodwill amortized at December 31, 1996 and 1997 is $4.0 million and $7.6 million, respectively.

SOFTWARE CAPITALIZATION

    The Company capitalizes major internal and external systems development costs determined to have benefits for future periods. Amortization is recognized over the periods in which the benefits are realized, generally not to exceed three years.

INCOME TAXES

    Income taxes are accounted for using the liability method under which deferred income taxes are recognized for the estimated tax consequences for temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Provision has not been made for deferred U.S. income taxes on the undistributed earnings of the Company's foreign subsidiaries because these earnings are intended to be permanently invested.

FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's foreign operations is the local currency.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATION

    Certain amounts from prior periods have been reclassified to conform to the 1997 basis of presentation.

    During the fourth quarter of 1996, the Company reclassified certain delivery and occupancy costs from operating expenses to cost of goods sold to conform the Company's presentation to the presentation used by others in the business products industry. The following table sets forth the impact of the reclassification for the years presented in the Consolidated Statements of
Income:

                                                                          FOR THE YEARS ENDED
                                                                              DECEMBER 31,
                                                                         ----------------------
                                                                           1995(1)      1996
                                                                         -----------  ---------
Gross Margin as a Percent of Net Sales:
Gross margin prior to reclassification.................................        21.8%       21.0%
Gross margin as reported...............................................        17.4%       17.0%
Operating Expenses as a Percent of Net Sales:
Operating expense ratio prior to reclassification......................        17.9%(2)      16.1%
Operating expense ratio as reported....................................        13.5  (2)      12.1%

--------------

(1) Includes Associated only for the three months ended March 30, 1995 and the results of the Company for the nine months ended December 31, 1995.

(2) Excludes a restructuring charge of $9.8 million.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from these estimates.

NEW ACCOUNTING PRONOUNCEMENTS

    At December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). These new standards simplify the calculation of EPS presently contained in Accounting Principles Board Opinion No. 15, "Earnings Per Share," and various other pronouncements, and makes them comparable to international standards. SFAS No. 128 replaces the presentation of primary and fully diluted EPS with basic and diluted EPS. The Company currently has a complex capital structure; as a result, the Company is required to present (i) both basic and diluted EPS on the face of the consolidated statement of income and (ii) a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS calculation. The earnings per share amounts prior to 1997 have been restated as required to comply with SFAS No. 128.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    During 1996, the Company adopted the supplemental disclosure requirement of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." SFAS No. 123 encourages but does not require adoption of a fair value method of accounting for stock options. For those entities which do not elect to adopt the fair value method, the new standard requires supplemental disclosure regarding the pro forma effects of that method. The Company has chosen to continue to account for stock-based compensation using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stocks Issued to Employees," and related Interpretations. Adoption of SFAS No. 123 will have no impact on the financial position or results of operations of the Company.

    During 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that an impairment loss be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed. The effect of adoption was not material.

4. EARNINGS PER SHARE

    Net income per common share is based on net income after preferred stock dividend requirements. Basic earnings per share is calculated on the weighted average number of common shares outstanding. Diluted earnings per share is calculated on the weighted average number of common and common equivalent shares outstanding during the period. Stock options and warrants are considered to be common equivalent shares.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

4. EARNINGS PER SHARE (CONTINUED)
    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                             YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                                                       1997
                                                                                                      BEFORE
                                                                     1995       1996       1997     CHARGES(1)
                                                                   ---------  ---------  ---------  -----------
Numerator:
  Income before extraordinary item...............................  $   6,243  $  31,993  $   8,188   $  46,892
  Preferred stock dividends......................................      1,998      1,744      1,528       1,528
                                                                   ---------  ---------  ---------  -----------
  Numerator for basic and diluted earnings per share-- income
    available to common stockholders before extraordinary item...  $   4,245  $  30,249  $   6,660   $  45,364
                                                                   ---------  ---------  ---------  -----------
                                                                   ---------  ---------  ---------  -----------
Denominator:
  Denominator for basic earnings per share--weighted average
    shares.......................................................     10,747     12,205     13,064      13,064
  Effect of dilutive securities:
    Employee stock options.......................................        601      1,315      1,258       1,258
    Warrants.....................................................      1,461      1,403      1,058       1,058
                                                                   ---------  ---------  ---------  -----------
  Dilutive potential common shares...............................      2,062      2,718      2,316       2,316
  Denominator for diluted earnings per share--adjusted weighted
    average shares and assumed conversions.......................     12,809     14,923     15,380      15,380
                                                                   ---------  ---------  ---------  -----------
                                                                   ---------  ---------  ---------  -----------
Basic earnings per share.........................................  $    0.39  $    2.48  $    0.51   $    3.47
                                                                   ---------  ---------  ---------  -----------
                                                                   ---------  ---------  ---------  -----------
Diluted earnings per share.......................................  $    0.33  $    2.03  $    0.43   $    2.95
                                                                   ---------  ---------  ---------  -----------
                                                                   ---------  ---------  ---------  -----------

--------------

(1) In the fourth quarter of 1997, the Company recognized the following charges
    (i) pre-tax non-recurring charges of $59.4 million (non-cash) and $5.3 million (cash) related to the vesting of stock options (see Note 10) and the termination of certain management advisory service agreements (see Note 13), respectively, and (ii) an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) related to the early retirement of debt (see Note 6).

5. BUSINESS COMBINATION AND RESTRUCTURING CHARGE

    The following summarized unaudited pro forma operating data for the year ended December 31, 1995 is presented giving effect to the Acquisition as if it had been consummated at the beginning of the respective period and, therefore, reflects the results of United and Associated on a consolidated basis. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the combination been in effect on the date indicated, or which may result in the future. The pro forma results exclude one-time

                    UNITED STATIONERS INC. AND SUBSIDIARIES

5. BUSINESS COMBINATION AND RESTRUCTURING CHARGE (CONTINUED) non-recurring charges or credits directly attributable to the transaction (dollars in thousands, except per share data):

                                                                     PRO FORMA TWELVE MONTHS
                                                                     ENDED DECEMBER 31, 1995
                                                                    --------------------------
Net sales.........................................................        $    2,201,860
Income before income taxes........................................                22,737
Net income........................................................                13,063
Net income per diluted common and common equivalent share.........        $         0.80

    The pro forma income statement adjustments consist of (i) increased depreciation expense resulting from the write-up of certain fixed assets to fair value, (ii) additional incremental goodwill amortization, (iii) additional incremental interest expense due to debt issued, net of debt retired, and (iv) reduction in preferred stock dividends due to the repurchase of the Series B preferred stock.

    The historical results for the twelve months ended December 31, 1995 include a restructuring charge of $9.8 million ($5.9 million net of tax benefit of $3.9 million). The restructuring charge included severance costs totaling $1.8 million. The Company's consolidation plan specified that 330 distribution, sales and corporate positions, 180 of which related to pre-Merger Associated, were to be eliminated substantially within one year following the Merger. The Company had achieved its target, with the related termination costs of approximately $1.8 million charged against the reserve. The restructuring charge also included distribution center closing costs totaling $6.7 million and stockkeeping unit reduction costs totaling $1.3 million. The consolidation plan called for the closing of eight redundant distribution centers, six of which related to pre-Merger Associated, and the elimination of overlapping inventory items from the Company's catalogs substantially within the one-year period following the Merger. Estimated distribution center closing costs included (i) the net occupancy costs of leased facilities after they are vacated until expiration of leases and (ii) the losses on the sale of owned facilities and the facilities' furniture, fixtures, and equipment. Estimated stockkeeping unit reduction costs included losses on the sale of inventory items which have been discontinued solely as a result of the Acquisition. As of December 31, 1997, five of the six redundant pre-Merger Associated distribution centers had been closed with $5.5 million charged against the reserve and $2.0 million related to stockkeeping unit reduction costs had also been charged against the reserve. As of December 31, 1997, the Company's consolidation plan had been completed. Seven of the eight redundant distribution centers had been closed.

    The historical results for 1995 also included an extraordinary charge of approximately $2.4 million ($1.4 million net of tax benefit of $1.0 million) of financing costs and original issue discount relating to the debt retired. In addition, the historical results for 1995 included compensation expense relating to an increase in the value of employee stock options of approximately $1.5 million ($0.9 million net of tax benefit of $0.6 million) as a result of the Acquisition and Merger. The pro forma twelve months ended December 31, 1995 do not include the extraordinary write-off.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

    Long-term debt consists of the following amounts (dollars in thousands):

                                                                         1996         1997
                                                                      -----------  -----------
Revolver............................................................  $   207,000  $   256,000
Term Loans
  Tranche A, due in installments until September 30, 2001...........      144,374       97,524
  Tranche B, due in installments until September 30, 2003...........       64,750       51,275
Senior Subordinated Notes...........................................      150,000      100,000
Mortgage at 9.4%, due in installments until 1999....................        2,071        1,957
Industrial development bonds, at market interest rates, maturing at
  various dates through 2011........................................       14,300       14,300
Industrial development bonds, at 66% to 78% of prime, maturing at
  various dates through 2004........................................       15,500       15,500
Other long-term debt................................................        1,541          579
                                                                      -----------  -----------
                                                                          599,536      537,135
  Less--current maturities..........................................      (46,923)     (44,267)
                                                                      -----------  -----------
Total...............................................................  $   552,613  $   492,868
                                                                      -----------  -----------
                                                                      -----------  -----------

    The prevailing prime interest rate at the end of 1996 and 1997 was 8.25% and 8.50%, respectively.

    As of December 31, 1997, the credit facilities under the Amended and Restated Credit Agreement (the "Credit Agreement") consisted of $148.8 million of term loan borrowings (the "Term Loan Facilities"), and up to $325.0 million of revolving loan borrowings (the "Revolving Credit Facility"). In the fourth quarter of 1997, the Company redeemed $50.0 million of Notes (as defined) with net proceeds from the October Equity Offering and as a result the Company recognized an extraordinary loss on the early retirement of debt of $9.8 million ($5.9 million net of tax benefit of $3.9 million). Therefore, the Company has $100.0 million of borrowings remaining under the 12 3/4% Senior Subordinated Notes due 2005 (the "Notes").

    The Term Loan Facilities consist of a $97.5 million Tranche A term loan facility (the "Tranche A Facility") and a $51.3 million Tranche B term loan facility (the "Tranche B Facility"). Quarterly payments under the Tranche A facility range from $5.03 million at December 31, 1997 to $6.25 million at September 30, 2001. Quarterly payments under the Tranche B Facility range from $0.20 million at December 31, 1997 to $5.00 million at September 30, 2003. On March 31, 1998, principal payments of $15.8 million and $8.7 million are required to be paid from Excess Cash Flow (as defined in the Credit Agreement) at December 31, 1997 for the Tranche A and Tranche B Facilities, respectively. During October 1997, Tranche A and Tranche B Facilities were paid down by $10.3 million and $5.2 million, respectively, from net proceeds received from the October Equity Offering in October 1997.

    The Revolving Credit Facility is limited to the lesser of $325.0 million or a borrowing base equal to: 80% of Eligible Receivables (as defined in the Credit Agreement); plus 50% of Eligible Inventory (as defined in the Credit Agreement) (provided that no more than 60% or, during certain periods 65%, of the Borrowing Base may be attributable to Eligible Inventory); plus the aggregate amount of cover for Letter of Credit Liabilities (as defined in the Credit Agreement). In addition, for each year, the Company must

                    UNITED STATIONERS INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)
repay revolving loans so that for a period of 30 consecutive days in each year the aggregate revolving loans do not exceed $250.0 million. The Revolving Credit Facility matures on October 31, 2001.

    The Term Loan Facilities and the Revolving Credit Facility are secured by first priority pledges of the stock of USSC, all of the stock of the domestic direct and indirect subsidiaries of USSC, certain of the stock of all of the foreign direct and indirect subsidiaries of USSC and security interests in, and liens upon, all accounts receivable, inventory, contract rights and other certain personal and certain real property of USSC and its domestic subsidiaries.

    The loans outstanding under the Term Loan Facilities and the Revolving Credit Facility bear interest as determined within a set range with the rate based on the ratio of total debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Tranche A Facility and the Revolving Credit Facility bear interest, at prime plus 0.25% to 1.25% or, at the Company's option, the London Interbank Offering Rate ("LIBOR") plus 1.50% to 2.50%. The Tranche B Facility bears interest at prime plus 1.25% to 1.75% or, at the Company's option, LIBOR plus 2.50% to 3.00%.

    The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for financings of this type. As of December 31, 1997, the Company was in compliance with all covenants contained in the Credit Agreement.

    The Company is exposed to market risk for changes in interest rates. The Company may enter into interest rate protection agreements, including collar agreements, to reduce the impact of fluctuations in interest rates on a portion of its variable rate debt. Such agreements generally require the Company to pay to or entitle the Company to receive from the other party the amount, if any, by which the Company's interest payments fluctuate beyond the rates specified in the agreements. The Company is subject to the credit risk that the other party may fail to perform under such agreements. The Company's allocated cost of such agreements is amortized to interest expense over the term of the agreements, and the unamortized cost is included in other assets. Payments received or made as a result of the agreements, if any, are recorded as an addition or a reduction to interest expense. At December 31, 1997, the Company had agreements which collar $200.0 million of the Company's borrowings under the Credit Facilities at LIBOR rates between 6.0% and 8.0%, which expire in April 1998. From April 1998 through October 1999, the Company has interest rate collar agreements on $200.0 million of borrowings at LIBOR rates between 5.2% and 8.0%. For the years ended December 31, 1995, 1996 and 1997, the Company recorded $0.1 million, $0.9 million and $0.6 million, respectively, to interest expense resulting from LIBOR rate fluctuations below the floor rate specified in the collar agreements.

    The right of United to participate in any distribution of earnings or assets of USSC is subject to the prior claims of the creditors of USSC. In addition, the Credit Agreement contains certain restrictive covenants, including covenants that restrict or prohibit USSC's ability to pay dividends and make other distributions to United.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)
    Debt maturities for the years subsequent to December 31, 1997 are as follows (dollars in thousands):

YEAR                                                                                 AMOUNT
---------------------------------------------------------------------------------  -----------
1998.............................................................................  $    44,267
1999.............................................................................       25,684
2000.............................................................................       26,722
2001.............................................................................      282,555
2002.............................................................................       31,304
Later years......................................................................      126,603
                                                                                   -----------
Total............................................................................  $   537,135
                                                                                   -----------
                                                                                   -----------

    At December 31, 1996 and 1997, the Company had available letters of credit of $55.3 million and $52.9 million, respectively, of which $52.8 million and $49.8 million, respectively, were outstanding.

7. LEASES

    The Company has entered into several non-cancelable long-term leases for certain property and equipment. Future minimum rental payments under operating leases in effect at December 31, 1997 having initial or remaining non-cancelable lease terms in excess of one year are as follows (dollars in thousands):

                                                                                     OPERATING
YEAR                                                                                 LEASES(1)
----------------------------------------------------------------------------------  -----------
1998..............................................................................   $  19,108
1999..............................................................................      15,675
2000..............................................................................      12,811
2001..............................................................................      10,467
2002..............................................................................       7,235
Later years.......................................................................      15,455
                                                                                    -----------
Total minimum lease payments......................................................   $  80,751
                                                                                    -----------
                                                                                    -----------

--------------

(1) Operating leases are net of immaterial sublease income.

    Rental expense for all operating leases was approximately $14.2 million, $18.8 million and $20.5 million in 1995, 1996 and 1997, respectively.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

8. PENSION PLANS AND DEFINED CONTRIBUTION PLAN

PENSION PLANS

    In connection with the Merger and Acquisition, the Company assumed the pension plans of United. Associated did not have a pension plan. Former Associated employees entered the pension plans on July 1, 1996. As of this date, the Company has pension plans covering substantially all of its employees. Non-contributory plans covering non-union employees provide pension benefits that are based on years of credited service and a percentage of annual compensation. Non-contributory plans covering union members generally provide benefits of stated amounts based on years of service. The Company funds the plans in accordance with current tax laws.

    The following table sets forth the plans' funded status at December 31, 1996 and 1997 (dollars in thousands):

                                                                           1996       1997
                                                                         ---------  ---------
Actuarial Present Value of Benefit Obligation
  Vested benefits......................................................  $  19,015  $  22,611
  Non-vested benefits..................................................      1,431      2,092
                                                                         ---------  ---------
Accumulated benefit obligation.........................................     20,446     24,703
Effect of projected future compensation levels.........................      3,110      4,070
                                                                         ---------  ---------
Projected benefit obligation...........................................     23,556     28,773
Plan assets at fair value..............................................     28,373     33,562
                                                                         ---------  ---------
Plan assets in excess of projected benefit obligation..................      4,817      4,789
Unrecognized prior service cost........................................        720        888
Unrecognized net gain due to past experience different from
  assumptions..........................................................     (4,348)    (6,020)
                                                                         ---------  ---------
Prepaid pension (asset) liability recognized in the Consolidated
  Balance Sheets.......................................................  $   1,189  $    (343)
                                                                         ---------  ---------
                                                                         ---------  ---------

    The plans' assets consist of corporate and government debt securities and equity securities. Net periodic pension cost for 1995, 1996 and 1997 for pension and supplemental benefit plans includes the following components (dollars in thousands):

                                                                1995       1996       1997
                                                              ---------  ---------  ---------
Service cost-benefit earned during the period...............  $   1,142  $   1,884  $   2,333
Interest cost on projected benefit obligation...............      1,157      1,652      1,833
Actual return on assets.....................................     (2,711)    (3,468)    (5,496)
Net amortization and deferral...............................      1,382      1,495      3,375
                                                              ---------  ---------  ---------
Net periodic pension cost...................................  $     970  $   1,563  $   2,045
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

                    UNITED STATIONERS INC. AND SUBSIDIARIES

8. PENSION PLANS AND DEFINED CONTRIBUTION PLAN (CONTINUED)
    The assumptions used in accounting for the Company's defined benefit plans for the three years presented are set forth below:

                                                                           1995        1996        1997
                                                                         ---------     -----     ---------
Assumed discount rate..................................................       7.25%        7.5%       7.25%
Rates of compensation increase.........................................        5.5%        5.5%        5.5%
Expected long-term rate of return on plan assets.......................        7.5%        7.5%        7.5%

DEFINED CONTRIBUTION

    The Company has a defined contribution plan in which all salaried employees and certain hourly paid employees of the Company are eligible to participate following completion of six consecutive months of employment. The plan permits employees to have contributions made as 401(k) salary deferrals on their behalf, or as voluntary after-tax contributions, and provides for Company contributions, or contributions matching employees salary deferral contributions, at the discretion of the Board of Directors. In addition, the Board of Directors approved a special contribution in 1997 of approximately $1.0 million to the United Stationers 401(k) Savings Plan on behalf of certain non-highly compensated employees who are eligible for participation in the plan. Company contributions for matching of employees contributions were approximately $0.6 million, $0.9 million and $1.0 million in 1995, 1996 and 1997, respectively.

9. POSTRETIREMENT BENEFITS

    The Company maintains a postretirement plan. The plan is unfunded and provides health care benefits to substantially all retired non-union employees and their dependents. Eligibility requirements are based on the individual's age (minimum age of 55), years of service and hire date. The benefits are subject to retiree contributions, deductibles, co-payment provisions and other limitations. Retirees pay one-half of the projected plan costs.

    The following table sets forth the amounts recognized in the Company's Consolidated Balance Sheets as of December 31, 1996 and 1997 (dollars in thousands):

                                                                             1996       1997
                                                                           ---------  ---------
Retirees.................................................................  $     877  $     618
Other fully eligible plan participants...................................        632        632
Other active plan participants...........................................      1,588      1,795
                                                                           ---------  ---------
Total accumulated postretirement benefit obligation......................      3,097      3,045
Unrecognized net gain....................................................          1        415
                                                                           ---------  ---------
Accrued postretirement benefit obligation................................  $   3,098  $   3,460
                                                                           ---------  ---------
                                                                           ---------  ---------

                    UNITED STATIONERS INC. AND SUBSIDIARIES

9. POSTRETIREMENT BENEFITS (CONTINUED)
    The cost of postretirement health care benefits for the years ended December 31, 1995, 1996 and 1997 were as follows (dollars in thousands):

                                                                         1995       1996       1997
                                                                       ---------  ---------  ---------
Service cost.........................................................  $     161  $     239  $     268
Interest on accumulated benefit obligation...........................        109        204        190
Unrecognized net gain................................................         --         --        (15)
                                                                       ---------  ---------  ---------
Net postretirement benefit cost......................................  $     270  $     443  $     443
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    The assumptions used in accounting for the Company's postretirement plan for the three years presented are set forth below. Because the Company's annual medical cost increases for current and future retirees and their dependents are capped at 3% per year, which is the assumed health care trend rate used in calculating the accumulated benefit obligation, an increase in the medical trend rate above 3% has no effect on the accumulated postretirement benefit obligation.

                                                                             1995         1996        1997
                                                                             -----        -----     ---------
Assumed average heath care cost trend rate..............................         3.0%         3.0%        3.0%
Assumed discount rate...................................................         7.5%         7.5%       7.25%

10. STOCK OPTION PLAN

    The Management Equity Plan (the "Plan"), as amended, is administered by the Board of Directors, although the Plan allows the Board of Directors of the Company to designate an option committee to administer the Plan. The Plan provides for the issuance of shares of Common Stock through the exercise of options, to key officers and management employees of the Company, either as incentive stock options or as non-qualified stock options.

    In October 1997, the Company's stockholders approved an amendment to the Plan which provided for the issuance of approximately 1.5 million additional options to key management employees and directors of the Company. During 1997, approximately 0.3 million options were granted to management employees and directors at fair market value.

    In September 1995, the Company's Board of Directors approved an amendment to the Plan which provided for the issuance of options in connection with the Merger ("Merger Incentive Options") to key management employees of the Company exercisable for up to 2.2 million additional shares of its Common Stock. Subsequently, approximately 2.2 million options were granted during 1995 and 1996 to management employees. Some of the options were granted at an option price below market value and the option price of certain options increases by $0.625 on a quarterly basis effective April 1, 1996.

    These Merger Incentive Options were granted in order to provide incentives to management with respect to the successful development of ASI and the integration of ASI with the Company. All Merger Incentive Options were vested and became exercisable with the completion of the October Equity Offering in October 1997. All Common Stock issued from the exercise of Merger Incentive Options is subject to a six month holding period which expires on April 10, 1998. In the fourth quarter of 1997, the Company was required to recognize compensation expense based upon the difference between the fair market value of the Common Stock and the exercise prices. Based on the closing stock price on

                    UNITED STATIONERS INC. AND SUBSIDIARIES

10. STOCK OPTION PLAN (CONTINUED)
October 10, 1997 of $39.125 and options outstanding as of October 10, 1997, the Company recognized a non-recurring non-cash charge of $59.4 million ($35.5 million net of tax benefit of $23.9 million).

    An optionee under the Plan must pay the full option price upon exercise of an option (i) in cash, (ii) with the consent of the Board of Directors of the Company, by delivering mature shares of Common Stock already owned by such optionee (including shares to be received upon exercise of the option) and having a fair market value at least equal to the exercise price or (iii) in any combination of the foregoing. The Company may require the optionee to satisfy federal tax withholding obligations with respect to the exercise of options by
(i) additional withholding from the employee's salary, (ii) requiring the optionee to pay in cash or (iii) reducing the number of shares of Common Stock to be issued (except in the case of incentive options).

    The following table summarizes the transactions of the Plan for the last three years:

                                                     WEIGHTED                  WEIGHTED                  WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
       MANAGEMENT EQUITY PLAN                        EXERCISE                  EXERCISE                  EXERCISE
    (EXCLUDING RESTRICTED STOCK)          1995        PRICES        1996        PRICES        1997        PRICES
-------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Options outstanding at beginning of
  the period.........................      217,309   $    1.45     2,030,996   $   10.73     2,497,768   $   11.61
Granted..............................    1,854,649       11.65       650,772        7.95       269,000       22.87
Exercised............................      (20,804)       1.45            --          --      (846,871)      15.41
Canceled.............................      (20,158)       1.45      (184,000)       7.64      (121,000)      14.76
                                       -----------               -----------               -----------
Options outstanding at end of the
  period.............................    2,030,996   $   10.73     2,497,768   $   11.61     1,798,897   $   13.77
                                       -----------               -----------               -----------
                                       -----------               -----------               -----------

    The following table summarizes information concerning outstanding options of the Plan at
December 31, 1997:

                                                                                     REMAINING
                                                                       NUMBER       CONTRACTUAL
EXERCISE PRICES                                                     OUTSTANDING    LIFE (YEARS)
------------------------------------------------------------------  ------------  ---------------
$ 1.45............................................................      378,183           4.09
  5.12............................................................      116,250           4.74
 16.88............................................................    1,037,464           4.74
 20.25............................................................        2,000           4.74
 21.63............................................................      250,000           9.00
 44.25............................................................       15,000           9.87
                                                                    ------------
Total.............................................................    1,798,897
                                                                    ------------
                                                                    ------------

    All share and per share data have been restated to reflect the 100% stock dividend effective November 9, 1995 and the conversion of Associated common stock as a result of the Merger.

    During 1996, the Company adopted the supplemental disclosure requirements of SFAS No. 123. Accordingly, the Company is required to disclose pro forma net income and earnings per share as if the fair value-based accounting method in SFAS No. 123 had been used to account for stock-based

                    UNITED STATIONERS INC. AND SUBSIDIARIES

10. STOCK OPTION PLAN (CONTINUED)
compensation cost. The Company's Merger Incentive Options granted under the Plan were considered "all or nothing" awards because the options did not vest to the employee until the occurrence of a Vesting Event. The fair value of "all or nothing" awards were measured at the grant date; however, amortization of compensation expense began when it was probable that the awards were vested. The October 1997 October Equity Offering constituted a Vesting Event; as a result, all Merger Incentive Options vested and became exercisable by the optionees.

    Options granted under the Plan during 1997 did not require compensation cost to be recognized in the income statement; however, they are subject to the supplemental disclosure requirements of SFAS No. 123. Net income and earnings per share, before charges (see (1) and (2) below), for 1995 and 1997 represent the Company's results excluding one-time charges and the pro forma adjustments required by SFAS No. 123. Had compensation cost been determined on the basis of SFAS No. 123 for options granted during 1995, 1996 and 1997, net income and earnings per share would have been adjusted as follows (in thousands, except per share data):

                                                                            1995       1996       1997
                                                                          ---------  ---------  ---------
Net income attributable to common stockholders
  As reported...........................................................  $   2,796  $  30,249  $     776
  Before charges........................................................     10,081(1)    30,249    45,364(2)
  Pro forma.............................................................      2,796     30,249     18,396

Net income per common share--basic
  As reported...........................................................  $    0.26  $    2.48  $    0.06
  Before charges........................................................       0.94(1)      2.48      3.47(2)
  Pro forma.............................................................       0.26       2.48       1.41
  Weighted average shares outstanding...................................     10,747     12,205     13,064

Net income per common share--diluted
  As reported...........................................................  $    0.22  $    2.03  $    0.05
  Before charges........................................................       0.79(1)      2.03      2.95(2)
  Pro forma.............................................................       0.22       2.03       1.20
  Weighted average shares outstanding and assumed conversions...........     12,809     14,923     15,380

--------------

(1) During 1995, the Company recorded a restructuring charge of $9.8 million and an extraordinary loss of $2.4 million ($1.4 million net of tax benefit of $1.0 million) related to early retirement of debt.

(2) The year ended December 31, 1997 reflects non-recurring charges of $59.4 million (non-cash) and $5.3 million (cash) related to the vesting of stock options and the termination of certain management advisory service agreements. In addition, during the fourth quarter of 1997 the Company recorded an extraordinary loss of $9.8 million ($5.9 million net of tax benefit of $3.9 million) related to early retirement of debt.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

10. STOCK OPTION PLAN (CONTINUED)

    The Company uses a binomial option pricing model to estimate the fair value of options at the date of grant. The weighted average assumptions used to value options and the weighted average fair value of options granted during 1995, 1996 and 1997 were as follows:

                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
Fair value of options granted................................  $    9.33  $   17.67  $   13.69
Exercise price...............................................  $   11.65  $    8.59  $   22.87
Expected stock price volatility..............................      102.2%      80.7%      64.7%
Expected dividend yield......................................        0.0%       0.0%       0.0%
Risk-free interest rate......................................        5.9%       5.2%       6.4%
Expected life of options.....................................    3 years    2 years    5 years

11. REDEEMABLE PREFERRED STOCK

    At December 31, 1996, the Company had 1,500,000 authorized shares of $0.01 par value preferred stock, of which 15,000 shares were designated as Series A preferred stock, 15,000 shares were designated as Series C preferred stock, and 1,470,000 shares remained undesignated. Series C preferred stock was junior in relation to the Series A preferred stock. All preferred stock issued at the date of inception was valued at the amount of cash paid or assets received for the stock at $1,000 per share. On September 2, 1997, the Company completed the redemption of all Series A and Series C preferred stock issued and outstanding for $8.6 million and $12.7 million, respectively, including accrued and unpaid dividends thereon. On July 28, 1995, the Company repurchased all Series B preferred stock issued and outstanding for $7.0 million, including accrued and unpaid dividends thereon. Upon redemption, each series of preferred stock resumed the status of undesignated preferred stock. The Company does not have any preferred stock outstanding as of December 31, 1997.

    During the year ended December 31, 1996, 649 shares of Series A preferred stock were accrued but not issued. As of December 31, 1996, 3,086 shares of Series A preferred stock have been accrued as dividends but not issued. Also, noncash dividends were declared and issued for Series C preferred stock in the amount of 1,095 shares during 1996.

12. REDEEMABLE WARRANTS

    The Company had 1,227,438 warrants ("Lender Warrants") outstanding at December 31, 1996, which allowed holders thereof to buy shares of Common Stock at an exercise price of $0.10 per share. During 1997, 1,227,438 warrants were exercised into Common Stock resulting in proceeds of $122,744, which was used to repay indebtedness under the Term Loan Facilities. Outstanding Lender Warrants as of December 31, 1996 were valued at $19.50 per warrant. During 1996, 203,030 warrants were contributed back to the Company and terminated in connection with anti-dilution agreements.

13. TRANSACTIONS WITH RELATED PARTIES

    The Company had management advisory service agreements with three investor groups. These investor groups provided certain advisory services to the Company in connection with the Acquisition.

    Pursuant to an agreement, Wingate Partners, L.P. ("Wingate Partners") had agreed to provide certain oversight and monitoring services to the Company in exchange for an annual fee of up to

                    UNITED STATIONERS INC. AND SUBSIDIARIES

13. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
$725,000, payment (but not accrual) of which is subject to restrictions under the Credit Agreement related to certain Company performance criteria. At the Merger, the Company paid aggregate fees to Wingate Partners of $2.3 million for services rendered in connection with the Acquisition. Wingate Partners earned an aggregate of $603,000, $725,000 and $513,540 with respect to each of the years ended 1995, 1996 and 1997, respectively, for such oversight and monitoring services. Under the agreement, the Company was obligated to reimburse Wingate Partners for its out-of-pocket expenses and indemnify Wingate Partners and its affiliates from loss in connection with these services.

    Pursuant to an agreement, Cumberland Capital Corporation ("Cumberland") had agreed to provide certain oversight and monitoring services to the Company in exchange for an annual fee of up to $137,500, payment (but not accrual) of which is subject to restrictions under the Credit Agreement related to certain Company performance criteria. At the Merger, the Company paid aggregate fees to Cumberland of $100,000 for services rendered in connection with the Acquisition. Pursuant to the agreement, Cumberland earned an aggregate of $129,000, $137,000 and $97,400 with respect to the years ended 1995, 1996 and 1997, respectively, for such oversight and monitoring services. The Company was also obligated to reimburse Cumberland for its out-of-pocket expenses and indemnify Cumberland and its affiliates from loss in connection with these services.

    Pursuant to an agreement, Good Capital Co., Inc. ("Good Capital") had an agreement to provide certain oversight and monitoring services to the Company in exchange for an annual fee of up to $137,500, payment (but not accrual) of which is subject to restrictions under the Credit Agreement related to certain Company performance criteria. At the Merger, the Company paid aggregate fees to Good Capital of $100,000 for services rendered in connection with the Acquisition. Pursuant to the agreement, Good Capital earned an aggregate of $129,000, $137,500 and $97,400 with respect to the years ended 1995, 1996 and 1997, respectively, for such oversight and monitoring services. The Company was also obligated to reimburse Good Capital for its out-of-pocket expenses and indemnify Good Capital and its affiliates from loss in connection with these services.

    In the fourth quarter of 1997, the Company terminated the management advisory service agreements for one-time payments of approximately $2.4 million, $400,000 and $400,000 to Wingate Partners, Cumberland and Good Capital, respectively. As indicated in Note 1, these one-time payments were included as non-recurring charges on the Consolidated Statements of Income.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

14. INCOME TAXES

    The provision for (benefit from) income taxes consists of the following (dollars in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1995       1996       1997
                                                              ---------  ---------  ---------
Currently payable--
  Federal...................................................  $   4,172  $  14,724  $  19,812
  State.....................................................      1,119      3,532      4,811
                                                              ---------  ---------  ---------
  Total currently payable...................................      5,291     18,256     24,623
Deferred, net--
  Federal...................................................       (142)     4,614    (12,889)
  State.....................................................        (21)       685     (3,202)
                                                              ---------  ---------  ---------
    Total deferred, net.....................................       (163)     5,299    (16,091)
                                                              ---------  ---------  ---------
Provision for income taxes..................................  $   5,128  $  23,555  $   8,532
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    The Company's effective income tax rates for the years ended December 31, 1995, 1996 and 1997 varied from the statutory Federal income tax rate as set forth in the following table (dollars in thousands):

                                                                            YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------------
                                                              1995                    1996                    1997
                                                     ----------------------  ----------------------  ----------------------

                                                                   % OF                    % OF                    % OF
                                                                  PRE-TAX                 PRE-TAX                 PRE-TAX
                                                      AMOUNT      INCOME      AMOUNT      INCOME      AMOUNT      INCOME
                                                     ---------  -----------  ---------  -----------  ---------  -----------
Tax provision based on the federal statutory
  rate.............................................  $   3,980        35.0%  $  19,442        35.0%  $   5,852        35.0%
State and local income taxes--net of federal income
  tax benefit......................................        705         6.2       3,000         5.4       1,053         6.3
Non-deductible and other...........................        443         3.9       1,113         2.0       1,627         9.7
                                                     ---------         ---   ---------         ---   ---------         ---
Provision for income taxes.........................  $   5,128        45.1%  $  23,555        42.4%  $   8,532        51.0%
                                                     ---------         ---   ---------         ---   ---------         ---
                                                     ---------         ---   ---------         ---   ---------         ---

    The deferred tax assets and liabilities result from timing differences in the recognition of certain income and expense items for financial and tax accounting purposes. The sources of these differences and the related tax effects were as follows (dollars in thousands):

                                                                 DECEMBER 31,
                                                ----------------------------------------------
                                                         1996                    1997
                                                ----------------------  ----------------------

                                                 ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                ---------  -----------  ---------  -----------
Accrued expenses..............................  $  17,882   $      --   $  18,280   $      --
Allowance for doubtful accounts...............     11,036          --       8,632          --
Inventory reserves and adjustments............         --      13,795          --      16,852
Depreciation and amortization.................         --      43,798          --      41,588
Reserve for stock option compensation.........         --          --      16,792          --
Other.........................................      6,915          --       5,720          --
                                                ---------  -----------  ---------  -----------
Total.........................................  $  35,833   $  57,593   $  49,424   $  58,440
                                                ---------  -----------  ---------  -----------
                                                ---------  -----------  ---------  -----------

                    UNITED STATIONERS INC. AND SUBSIDIARIES

14. INCOME TAXES (CONTINUED)
    In the Consolidated Balance Sheets, these deferred assets and liabilities are classified on a net basis as current and non-current based on the classification of the related asset or liability or the expected reversal date of the temporary difference.

15. SUPPLEMENTAL CASH FLOW INFORMATION

    In addition to the information provided in the Consolidated Statements of Cash Flows, the following are supplemental disclosures of cash flow information for the years ended December 31, 1995, 1996 and 1997 (dollars in thousands):

                                                               1995       1996       1997
                                                             ---------  ---------  ---------
Cash paid during the year for:
  Interest.................................................  $  36,120  $  52,871  $  49,279
  Income taxes.............................................      8,171     17,482     13,663

    The following are supplemental disclosures of noncash investing and financing activities for the years ended December 31, 1995, 1996 and 1997 (dollars in thousands):

    - On March 30, 1995, the Company issued stock valued at $2,162 in exchange for services related to financing the Acquisition.

    - On May 3, 1995, the Company issued stock valued at $2,406 in exchange for services related to the issuance of the Notes.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments are as follows (dollars in thousands):

                                                                  DECEMBER 31, 1996         DECEMBER 31, 1997
                                                               ------------------------  ------------------------
                                                                CARRYING       FAIR       CARRYING       FAIR
                                                                 AMOUNT        VALUE       AMOUNT        VALUE
                                                               -----------  -----------  -----------  -----------
Cash and cash equivalents....................................  $    10,619  $    10,619  $    12,367  $    12,367
Current maturities of long-term obligations and capital
  lease......................................................       46,923       46,923       44,267       44,267
Long-term debt and capital lease:
  Notes......................................................      150,000      168,000      100,000      114,750
  All other..................................................      403,079      403,079      392,868      392,868
Interest rate collar.........................................           --        1,200           --          387

    The fair value of the Notes and interest rate collar are based on quoted market prices and quotes from counterparties, respectively.

17. SUBSEQUENT EVENT

    The Company announced on February 10, 1998 that its subsidiary, USSC, signed a definitive purchase agreement with Abitibi-Consolidated Inc. to acquire the U.S. and Mexican operations of its

                    UNITED STATIONERS INC. AND SUBSIDIARIES

17. SUBSEQUENT EVENT (CONTINUED)
Office Products Division, a specialty wholesale division of computer consumables, peripherals and accessories. The purchase price is anticipated to be approximately $110.0 million. The proposed transaction involves three of the five business units of the Office Products Division, including: Azerty (U.S. and Mexico); Positive ID (which distributes bar-code scanning products); and AP Support Services (which provides outsourcing services in telemarketing, direct response marketing, logistics and data management services). The Company has filed for antitrust (Hart-Scott-Rodino) clearance and expects to close the transaction in April 1998 subject to obtaining the necessary approvals and the completion of due diligence.

18. SELECTED FINANCIAL DATA FOR LAGASSE BROS., INC.

On October 31, 1996, the Company acquired all of the capital stock of Lagasse. Therefore, the following summary income statement data for the year ended December 31, 1996 reflects the financial information of Lagasse for two months.

Set forth below is the summary balance sheet data for Lagasse as of December 31, 1996 and 1997 and the related summary income statement data for the two months ended December 31, 1996 and the year ended December 31, 1997 (dollars in thousands):

                                                                                              AS OF DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1997
                                                                                             ---------  ---------
Balance Sheet Data:
  Current assets...........................................................................  $  18,619  $  29,731
  Total assets.............................................................................     58,365     68,766
  Current liabilities......................................................................      6,295     13,564
  Total liabilities........................................................................     12,338     18,490

                                                                          FOR THE TWO MONTHS
                                                                          ENDED DECEMBER 31,   FOR THE YEAR ENDED
                                                                                 1996           DECEMBER 31, 1997
                                                                          -------------------  -------------------
Income Statement Data:
  Net sales.............................................................      $    12,668          $    97,275
  Gross margin..........................................................            1,790               18,014
  Operating income......................................................              173                7,976
  Net (loss) income.....................................................              (21)               4,190

                             UNITED STATIONERS INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      (AUDITED)
                                                                                     DECEMBER 31,    (UNAUDITED)
                                                                                         1997       MARCH 31, 1998
                                                                                    --------------  --------------
ASSETS
  Current assets:
    Cash and cash equivalents.....................................................   $     12,367    $     11,504
    Accounts receivable, net......................................................        311,920         282,237
    Inventories...................................................................        511,555         484,911
    Other current assets..........................................................         14,845          15,754
                                                                                    --------------  --------------
      Total current assets........................................................        850,687         794,406
  Property, plant and equipment, net..............................................        164,543         161,894
  Goodwill, net...................................................................        111,852         111,110
  Other...........................................................................         20,939          20,282
                                                                                    --------------  --------------
      Total assets................................................................   $  1,148,021    $  1,087,692
                                                                                    --------------  --------------
                                                                                    --------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable..............................................................   $    236,475    $    235,915
    Accrued liabilities...........................................................        118,496         107,616
    Current maturities of long-term debt..........................................         44,267          19,551
                                                                                    --------------  --------------
      Total current liabilities...................................................        399,238         363,082
  Deferred income taxes...........................................................         19,383          19,208
  Long-term obligations...........................................................        506,092         468,773
                                                                                    --------------  --------------
      Total liabilities...........................................................        924,713         851,063
  Stockholders' equity:
    Common stock (voting), $0.10 par value; 40,000,000 authorized; 15,905,273 and
      16,024,019, respectively, issued and outstanding............................          1,591           1,602
    Additional paid-in capital....................................................        213,042         211,261
    Retained earnings.............................................................          8,675          23,766
                                                                                    --------------  --------------
      Total stockholders' equity..................................................        223,308         236,629
                                                                                    --------------  --------------
      Total liabilities and stockholders' equity..................................   $  1,148,021    $  1,087,692
                                                                                    --------------  --------------
                                                                                    --------------  --------------

           See notes to condensed consolidated financial statements.

                             UNITED STATIONERS INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                          ------------------------
                                                                                             1997         1998
                                                                                          -----------  -----------
Net sales...............................................................................  $   635,021  $   712,517
Cost of goods sold......................................................................      526,279      589,455
                                                                                          -----------  -----------
Gross profit............................................................................      108,742      123,062
Operating expenses
  Warehousing, marketing and administrative expenses....................................       76,704       85,037
                                                                                          -----------  -----------
Income from operations..................................................................       32,038       38,025
Interest expense........................................................................       14,661       11,826
                                                                                          -----------  -----------
Income before income taxes..............................................................       17,377       26,199
Income taxes............................................................................        7,368       11,108
                                                                                          -----------  -----------
Net income..............................................................................       10,009       15,091
Preferred stock dividends issued and accrued............................................          455           --
                                                                                          -----------  -----------
Net income attributable to common stockholders..........................................  $     9,554  $    15,091
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Net income per share....................................................................  $      0.78  $      0.94
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Average number of common shares.........................................................       12,205       15,995
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Net income per common share--assuming dilution..........................................  $      0.65  $      0.88
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Average number of common shares--assuming dilution......................................       14,608       17,098
                                                                                          -----------  -----------
                                                                                          -----------  -----------

           See notes to condensed consolidated financial statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                           ----------------------
                                                                                              1997        1998
                                                                                           ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................................................  $   10,009  $   15,091
Depreciation and amortization............................................................       6,534       7,433
Transaction costs and other amortization.................................................       1,179         930
Changes in operating assets and liabilities..............................................      31,206      44,046
                                                                                           ----------  ----------
  Net cash provided by operating activities..............................................      48,928      67,500

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.....................................................................      (1,642)     (3,984)
Proceeds from disposition of property, plant and equipment...............................          30           9
                                                                                           ----------  ----------
  Net cash used in investing activities..................................................      (1,612)     (3,975)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of debt...............................................................     (29,417)    (29,934)
Net repayments under revolver............................................................     (11,000)    (32,000)
Payment of employee withholding tax related to stock option exercises....................          --      (2,571)
Issuance of common shares................................................................          --         243
Other....................................................................................          66        (126)
                                                                                           ----------  ----------
  Net cash used in financing activities..................................................     (40,351)    (64,388)
                                                                                           ----------  ----------

Net change in cash and cash equivalents..................................................       6,965        (863)
Cash and cash equivalents, beginning of period...........................................      10,619      12,367
                                                                                           ----------  ----------
  Cash and cash equivalents, end of period...............................................  $   17,584  $   11,504
                                                                                           ----------  ----------
                                                                                           ----------  ----------

Other Cash Flow Information:
  Cash payments during the three month period for:
  Income taxes paid......................................................................  $      349  $      742
  Interest paid..........................................................................       8,340      10,424

           See notes to condensed consolidated financial statements.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements are unaudited, except for the Consolidated Balance Sheet as of December 31, 1997. These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company's management, the condensed consolidated financial statements for the unaudited interim periods presented include all adjustments necessary to fairly present the results of such interim periods and the financial position as of the end of said periods. These adjustments were of a normal recurring nature and did not have a material impact on the financial statements presented. Certain interim expense and inventory estimates are recognized throughout the fiscal year relating to marginal income tax rates, shrinkage, price changes and product mix. Any refinements to these estimates based on actual experience are recorded when known.

2. OPERATIONS

The Company is a national wholesale distributor of business products. The Company offers approximately 35,000 items from more than 550 manufacturers. This includes a broad spectrum of office products, computer supplies, office furniture and facilities management supplies. The Company primarily serves commercial and contract office products dealers. Its customers include more than 20,000 resellers--such as computer products resellers, office furniture dealers, mass merchandisers, sanitary supply distributors, warehouse clubs, mail order houses and office products superstores. The Company has a distribution network of 64 Regional Distribution Centers. Through its integrated computer system, the Company provides a high level of customer service and overnight delivery.

3. COMPREHENSIVE INCOME

As of January 1, 1998, the Company adopted Financial Accounting Standards Board Statement 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. Statement 130 requires foreign currency translation adjustments, which prior to adoption were included in stockholders' equity, to be included in other comprehensive income.

During the first quarter of 1998 and 1997, total comprehensive income amounted to $14,968,000 and $9,982,000, respectively.

4. NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

Net income per common share is based on net income after preferred stock dividend requirements. Basic earnings per share is calculated on the weighted average number of common shares outstanding. Diluted earnings per share is calculated on the weighted average number of common and common equivalent shares outstanding during the period. Stock options and warrants are considered to be common equivalent shares.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE (CONTINUED)
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1997       1998
                                                                                             ---------  ---------
NUMERATOR:
  Net income...............................................................................  $  10,009  $  15,091
  Preferred stock dividends................................................................        455         --
                                                                                             ---------  ---------
  Numerator for basic and diluted earnings per share--
    Net income attributable to common stockholders.........................................  $   9,554  $  15,091
                                                                                             ---------  ---------
                                                                                             ---------  ---------
DENOMINATOR:
  Denominator for basic earnings per share--
    Weighted average shares................................................................     12,205     15,995
  Effect of dilutive securities:
    Employee stock options.................................................................      1,001      1,103
    Warrants...............................................................................      1,402         --
                                                                                             ---------  ---------
  Dilutive potential common shares.........................................................      2,403      1,103
                                                                                             ---------  ---------
  Denominator for diluted earnings per share--
    Adjusted weighted average shares and assumed conversions...............................     14,608     17,098
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Basic earnings per share...................................................................  $    0.78  $    0.94
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Diluted earnings per share.................................................................  $    0.65  $    0.88
                                                                                             ---------  ---------
                                                                                             ---------  ---------

5. SUBSEQUENT EVENTS

AZERTY ACQUISITION

On April 3, 1998, the Company completed the acquisition of all of the capital stock of Azerty Incorporated, Azerty de Mexico, S.A. de C.V., Positive ID Wholesale Inc., and AP Support Services Incorporated (collectively, the "Azerty Acquisition"), which together comprised substantially all of the United States and Mexican operations of the Office Products Division of Abitibi-Consolidated Inc. (collectively, the "Azerty Business"). The aggregate purchase price paid by the Company for the Azerty Business was approximately $115.1 million (including fees and expenses) following an initial post-closing adjustment, and subject to final audit and review by the Company. The Azerty Business is primarily a specialty wholesaler of computer consumables, peripherals and accessories in the United States and Mexico. It is currently anticipated that the Company's existing Micro United division will be integrated into the Azerty Business.

The purchase price for the Azerty Business was funded from borrowings under the Company's New Credit Facilities (as defined).

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5. SUBSEQUENT EVENTS (CONTINUED)
THE NEW CREDIT FACILITIES

On April 3, 1998, in order to fund the purchase price of the Azerty Business, refinance borrowings under the Company's then-existing senior secured credit facilities, and pay related fees and expenses in connection therewith, the Company amended and restated its existing credit agreement (as amended and restated, the "New Credit Agreement") governing its senior secured credit facilities (the "New Credit Facilities"). The New Credit Facilities initially consisted of a $250.0 million six-year revolving credit facility (the "Revolving Credit Facility"), a $150.0 million six-year tranche A term loan facility (the "Tranche A Term Loan Facility"), and a $100.0 million six and three-quarter year tranche B term loan facility (the "Tranche B Term Loan Facility"). The net proceeds of the Notes Offering (as defined) were used to permanently repay a substantial portion of indebtedness outstanding under the Tranche B Term Loan Facility and the remainder of such facility was permanently repaid with proceeds from the sale of certain receivables, following which the Tranche B Term Loan Facility was terminated. As a result of the early retirement of the Existing Credit Facilities, approximately $9.5 million ($5.7 million net of tax benefit of $3.8 million) of unamortized financing fees will be expensed as a non-cash extraordinary charge during the second quarter of 1998.

RECEIVABLES SECURITIZATION PROGRAM

On April 3, 1998, in connection with the refinancing of its Existing Credit Facilities, the Company entered into a $163.0 million 364-day liquidity facility (the "Receivables Securitization Program"), pursuant to which the Company sells certain of its U.S. dollar trade receivables to a wholly-owned offshore bankruptcy-remote subsidiary of the Company (the "Receivables Company"). The Receivables Company then transfers the Eligible Receivables to a third-party, multi-seller asset-backed commercial paper program existing solely for the purpose of issuing commercial paper rated A-1/P-1 or higher. The Company received approximately $160.0 million proceeds from the initial sale of Eligible Receivables on April 3, 1998.

The proceeds to the Company from the Receivables Securitization Program were used to reduce borrowings under the Revolving Credit Facility and a portion of the Tranche B Term Loan Facility.

THE NOTES OFFERING

On April 15, 1998, USSC consummated the sale (the "Notes Offering") of $100.0 million of its 8 3/8% Senior Subordinated Notes due 2008 (the "8 3/8% Notes") in a transaction not subject to the registration requirements of the Securities Act of 1933. The 8 3/8% Notes were immediately resold by the initial purchasers thereof in reliance on Rule 144A under the Securities Act of 1933. The aggregate net proceeds to the Company (aggregating approximately $97.0 million) from the sale of the 8 3/8% Notes were used to repay a substantial portion of the indebtedness outstanding under the Tranche B Term Loan Facility.

COMPUTER SERVICES CONTRACT WRITE-OFF

As a condition to the spinoff of ASI from the Wholesale Division of Boise Cascade Office Products Corporation in January 1992, ASI entered into the Computer Services Contract with a third party service provider to perform certain computer services.

                    UNITED STATIONERS INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5. SUBSEQUENT EVENTS (CONTINUED)
Upon completion of the systems integration between USSC and ASI, increasing differences in the operating processes and technical environment between the Company and the third-party service provider, became evident. The Computer Services Contract was modified to allow the Company, at its discretion, not to perform any processing at the third-party service provider's facilities. Accordingly, the related fees were reduced. Payments made to the third-party service provider subsequent to this final renegotiation were effectively for disaster recovery purposes only. The Company has recently consolidated its disaster recovery services under an agreement with another third-party service provider. In May 1998, the Company completed an assessment of the future utility of the Computer Services Contract. Based upon such assessment, the Company has determined that it is no longer feasible to use the prior third-party service provider for disaster recovery purposes.

During the second quarter of 1998, the Company will write off the remaining term of the Computer Services Contract. As a result, the Company will record a non-recurring charge of $13.9 million ($8.3 million net of tax benefit of $5.6 million), which includes a $2.6 million prepaid expense and $11.3 million of future payments.

6. SELECTED FINANCIAL DATA FOR LAGASSE BROS., INC.

Set forth below is the summary balance sheet data for Lagasse Bros., Inc. as of December 31, 1997 and March 31, 1998 and the related summary income statement data for the three months ended March 31, 1997 and 1998 (dollars in thousands):

                                                                                            AS OF          AS OF
                                                                                         DECEMBER 31,    MARCH 31,
                                                                                             1997          1998
                                                                                        --------------  -----------
Balance Sheet Data:
  Current assets......................................................................    $   29,731     $  32,499
  Total assets........................................................................        68,766        71,227
  Current liabilities.................................................................        13,564        15,914
  Total liabilities...................................................................        18,490        19,875

                                                                                         THREE MONTHS ENDED MARCH
                                                                                                    31,
                                                                                        ---------------------------
                                                                                             1997          1998
                                                                                        --------------  -----------
Income Statement Data:
  Net sales...........................................................................    $   21,976     $  26,925
  Gross margin........................................................................         3,919         5,073
  Operating income....................................................................         1,581         2,155
  Net income..........................................................................           737         1,072

                        REPORT OF CHARTERED ACCOUNTANTS

AUDITORS' REPORT

To the Directors of

Abitibi-Consolidated Inc.

    We have audited the combined balance sheets of THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS OF ABITIBI-CONSOLIDATED INC. as described in Note 2 to the financial statements as at December 31, 1997 and 1996 and the combined statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of Abitibi-Consolidated Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these combined financial statements present fairly, in all material respects, the financial position of The U.S. and Mexican Office Products Operations of Abitibi-Consolidated Inc. as at December 31, 1997 and 1996 and the results of its operations and the changes in its cash flows for each of the years in the three-year period ended December 31, 1997 in accordance with generally accepted accounting principles in the United States.

PRICE WATERHOUSE                                                 Toronto, Canada
Chartered Accountants                                           January 31, 1998

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
                            COMBINED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                               DECEMBER 31,
                                                                                         -------------------------
                                                                                            1996          1997
                                                                                         -----------  ------------

                                                      ASSETS
Current assets
  Cash.................................................................................  $     6,916  $      7,034
  Accounts receivable:
    Trade, less allowance for doubtful accounts of $779 (1997-$873)....................       14,737        39,051
    Affiliated companies (NOTE 3)......................................................       18,000            --
  Inventories..........................................................................       31,624        33,639
  Prepaid expenses and other current assets............................................        3,941         4,262
  Due from affiliate...................................................................          186            --
                                                                                         -----------  ------------
                                                                                              75,404        83,986
Property and equipment (NOTE 4)........................................................        5,833         5,392
Goodwill, net of amortization of $12,223 (1997-$13,763)................................       18,155        16,615
                                                                                         -----------  ------------
                                                                                         $    99,392  $    105,993
                                                                                         -----------  ------------
                                                                                         -----------  ------------

                                                   LIABILITIES

Current liabilities
  Trade accounts payable...............................................................  $    35,655  $     47,758
  Accrued expenses.....................................................................        3,185         3,365
  Current portion of long-term debt (NOTE 5)...........................................           86            99
  Due to affiliate.....................................................................           --           456
                                                                                         -----------  ------------
                                                                                              38,926        51,678
Advances from Abitibi-Consolidated Inc. (NOTE 6).......................................       34,161        22,495
Long-term debt (NOTE 6)................................................................          425           287
                                                                                         -----------  ------------
                                                                                              73,512        74,460

                                                      EQUITY

Capital stock (NOTE 7).................................................................       16,623        16,623
Contributed surplus....................................................................          436         2,463
Retained earnings......................................................................        8,880        12,496
Cumulative foreign exchange translation adjustment.....................................          (59)          (49)
                                                                                         -----------  ------------
                                                                                              25,880        31,533
                                                                                         -----------  ------------
                                                                                         $    99,392  $    105,993
                                                                                         -----------  ------------
                                                                                         -----------  ------------

Commitments, contractual obligations and contingencies (NOTE 12)

   The accompanying notes are an integral part of these financial statements.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
                        COMBINED STATEMENTS OF EARNINGS
                             AND RETAINED EARNINGS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------
                                                                                1995         1996         1997
                                                                            ------------  -----------  -----------
Net sales.................................................................  $    255,102  $   303,938  $   355,423
Cost of sales (including purchased inventory from an affiliated company of
  $8 million).............................................................       232,881      274,990      323,161
                                                                            ------------  -----------  -----------
Gross profit..............................................................        22,221       28,948       32,262
Selling, general and administrative expenses (NOTE 6).....................        17,764       19,955       25,374
Unusual items (NOTE 8)....................................................        (1,563)      (1,423)         451
                                                                            ------------  -----------  -----------
Operating profit..........................................................         2,894        7,570        7,339
Interest expense, net (NOTE 6)
  Abitibi-Consolidated Inc................................................         1,459        1,470          636
  Other...................................................................            --           35           42
                                                                            ------------  -----------  -----------
                                                                                   1,459        1,505          678
Other expenses (income), net..............................................           (62)         186          184
                                                                            ------------  -----------  -----------
Earnings before income taxes..............................................         1,497        5,879        6,477
Income tax expense (NOTE 9)
  State taxes.............................................................           217          464          302
  Deferred income taxes...................................................         1,001        3,136        2,559
                                                                            ------------  -----------  -----------
                                                                                   1,218        3,600        2,861
                                                                            ------------  -----------  -----------
Net earnings for the year.................................................           279        2,279        3,616
Retained earnings, beginning of year......................................         6,322        6,601        8,880
                                                                            ------------  -----------  -----------
Retained earnings, end of year............................................  $      6,601  $     8,880  $    12,496
                                                                            ------------  -----------  -----------
                                                                            ------------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                   1995        1996       1997
                                                                                ----------  ----------  ---------
Cash provided by (used in)
OPERATING ACTIVITIES
  Net earnings for the year...................................................  $      279  $    2,279  $   3,616
  Adjustments to reconcile net income to net cash provided by operating activities
      Depreciation............................................................         729       1,014      1,233
      Goodwill amortization...................................................       1,458       1,519      1,540
      Deferred income taxes...................................................       1,001       3,136      2,559
  Changes in current assets and liabilities
      Accounts receivable--trade..............................................      (1,917)     12,893    (24,314)
      Inventories.............................................................      (3,307)     (3,362)    (2,015)
      Advances (repayments) to affiliate......................................          --        (186)       642
      Prepaid expenses and other current assets...............................        (407)       (557)      (321)
      Trade accounts payable and accrued expenses.............................      10,848       5,596     12,283
                                                                                ----------  ----------  ---------
                                                                                     8,684      22,332     (4,777)
INVESTING ACTIVITIES
  Property and equipment additions............................................      (1,985)     (1,519)      (792)
  Acquisition of business, including goodwill.................................          --      (1,198)        --
                                                                                ----------  ----------  ---------
                                                                                    (1,985)     (2,717)      (792)
FINANCING ACTIVITIES
  Borrowings on long-term debt................................................          --         511         --
  Payments on long-term debt..................................................      (1,280)         --       (125)
  Advances (repayments) to Abitibi-Consolidated, Inc., net....................      (1,407)      1,808    (14,225)
    Obligation assumed by parent company......................................        (907)       (188)     2,027
    Accounts receivable--affiliated companies (NOTE 3)........................          --     (18,000)    18,000
  Other.......................................................................         171        (230)        10
                                                                                ----------  ----------  ---------
                                                                                    (3,423)    (16,099)     5,687
                                                                                ----------  ----------  ---------
INCREASE IN CASH DURING THE YEAR..............................................       3,276       3,516        118
CASH, BEGINNING OF YEAR.......................................................         124       3,400      6,916
                                                                                ----------  ----------  ---------
CASH, END OF YEAR.............................................................  $    3,400  $    6,916  $   7,034
                                                                                ----------  ----------  ---------
                                                                                ----------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

1. ORGANIZATION

    The U.S. and Mexican Office Products Operations of Abitibi-Consolidated Inc. (the "division"), as described in Note 2, are effectively wholly owned by Abitibi-Consolidated Inc. The division is a distributor of computer consumables, peripherals and accessories. The division's customers include specialized computer supplies dealers, value added computer resellers, office products dealers and retailers, including superstores.

    No single customer accounted for more than 5% of the division's annual net sales during the three-year period ended December 31, 1997 and the operations of the division are predominately in the United States.

    The ultimate shareholder of the U.S. and Mexican Office Products Operations entered into an agreement in February 1998 to sell these businesses. These special purpose financial statements have been prepared to enable the purchaser to meet certain U.S. regulatory filing requirements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The division's financial statements are expressed in U.S. dollars and are prepared in accordance with accounting principles generally accepted in the United States.

    PRINCIPLES OF COMBINATION AND BASIS OF PRESENTATION

    The combined financial statements include the operations of the following entities:

    - certain wholly-owned subsidiaries of Abitibi-Consolidated Sales Corporation (formerly Abitibi-Price Sales Corporation), a Delaware corporation, including Azerty Incorporated, Positive I.D. Wholesale Inc. and AP Support Services Incorporated; Azerty Incorporated also owns a 1% interest in Azerty de Mexico, S.A. de C.V.; and

    - Azerty de Mexico, S.A. de C.V. (99% share owned by Abitibi-Consolidated Inc.)

    All significant intercompany transactions and balances have been eliminated in the combined financial statements. Bonuses earned by senior executives which were paid on behalf of the entities by the parent company in 1998 have also been included in selling, general and administrative expenses on the combined statements of earnings and retained earnings and in contributed surplus in the combined balance sheets. The benefit conferred by Abitibi-Consolidated Sales Corporation after taxes was $2,027,000 for the year ended December 31, 1997 (1996-expense of $188,000; 1995-expense of $907,000).

    USE OF ESTIMATES

    The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of Azerty de Mexico, S.A. de C.V. are translated into U.S. dollars at the end-of-the-year exchange rate. The resulting translation adjustment is recorded in the foreign currency translation adjustment account which is included as a component of equity. Revenues and expenses are translated at average prevailing exchange rates during the year.

    Monetary assets and liabilities for integrated operations are translated at the rates of exchange on the balance sheet date and nonmonetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at average prevailing exchange rates during the year. Gains and losses from foreign currency transactions are included in net earnings. The Mexican operations were translated on a self-sustaining basis starting January 1, 1996. Previously, they had been accounted for on an integrated basis.

    CASH

    Cash includes cash equivalents. Cash equivalents are short-term investments with maturities of three months or less from the date of purchase.

    REVENUE RECOGNITION

    Revenues are recognized at the time of shipment of products or upon completion of the performance of services.

    FINANCIAL INSTRUMENTS

    The recorded values of the financial instruments, which include short-term investments, accounts receivable, accounts payable and accrued expenses, approximate market value. In the opinion of management, the operations do not have any significant concentration of credit risk. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers and channels to and through which the products are sold.

    INVENTORIES

    Inventories consist of product held for sale and are stated at the lower of cost and net realizable value with cost determined on a first-in, first-out basis.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Maintenance and repairs are charged directly to earnings. Depreciation is calculated using the straight-line method at rates that depreciate the related assets over their estimated useful lives as follows:

Buildings...............................................    30 years
Machinery and equipment.................................  5-10 years
Office furniture, fixtures and equipment................  3-10 years

    GOODWILL

    Goodwill represents the excess of purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over twenty years. Any impairment in value is recorded in earnings when it is identified based on projected undiscounted future cash flows from the related operations.

3. ACCOUNTS RECEIVABLE

    Under agreements with major banks, accounts receivables were sold to two of the parent company's wholly-owned subsidiary companies beginning in late 1996. This program was discontinued in early 1997. These affiliated companies then sold the receivables, with minimal recourse, to the banks. The division acted as a service agent and administered the collection of the accounts receivable. At December 31, 1996, the banks owned approximately $18.2 million of such receivables, with a maximum credit risk exposure to the division of $1.4 million.

4. PROPERTY AND EQUIPMENT

                                                                                     1996       1997
                                                                                   ---------  ---------
Land.............................................................................  $     216  $     216
Buildings and improvements.......................................................      1,892      1,909
Machinery and equipment..........................................................      2,078      2,086
Office furniture, fixtures and equipment.........................................      5,625      6,279
Leasehold improvements...........................................................        290        371
                                                                                   ---------  ---------
                                                                                      10,101     10,861
Less: Accumulated depreciation...................................................      4,268      5,469
                                                                                   ---------  ---------
                                                                                   $   5,833  $   5,392
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                            1996       1997
                                                                                          ---------  ---------
Promissory notes........................................................................  $     472  $     382
Other...................................................................................         39          4
                                                                                          ---------  ---------
Total debt..............................................................................        511        386
Less: Current portion...................................................................         86         99
                                                                                          ---------  ---------
Long-term portion.......................................................................  $     425  $     287
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    The unsecured notes bear interest at a rate of 10% per annum and are repayable in monthly instalments of $11,000 of principal and interest through to May 2001.

6. RELATED PARTY TRANSACTIONS

    Advances from Abitibi-Consolidated Inc. of $5,475,000 (1996-$2,749,000; 1995-$18,000,000) bore interest at LIBOR plus 1/8% per annum (1996 and 1995-LIBOR plus 3/4% per annum) with no fixed terms of repayment. The LIBOR rate at the end of 1997 was 5.7% (1996-5.53%; 1995-5.72%). Interest expense on these advances amounted to $636,000, $1,470,000 and $1,459,000 for the years ended December 31, 1997, 1996 and 1995. The remainder of the advances are noninterest bearing with no fixed repayment terms. The noninterest bearing advances averaged $15,450,000 in 1997 (1996-$13,250,000; 1995-$11,704,000). Subsequent to December
31, 1997, all of the advances from Abitibi-Consolidated Inc. were repaid primarily through the subscription by Abitibi-Consolidated Inc. for, and the issuance of, common shares by the respective companies.

    Included in selling, general and administrative expenses are parent company administrative charges related primarily to executive administration, legal, treasury and internal audit services of $97,000, $148,000 and $126,000, respectively, for the years ended December 31, 1997, 1996 and 1995. In the opinion of management, these costs have been allocated on a reasonable and consistent basis.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

7. CAPITAL STOCK

                                                                           1996       1997
                                                                         ---------  ---------
Azerty Incorporated
  Authorized
    1,000 common shares
    125 preferred shares
  Issued
    542,857 common shares..............................................  $  16,468  $  16,468
Azerty de Mexico, S.A. de C.V.
  Authorized
    100 Class 1 shares
    Unlimited Class 2 shares
  Issued
    100 Class 1 shares
    1,000 Class 2 shares...............................................        155        155
AP Support Services Incorporated
  Authorized
    1,000 common shares
    125 preferred shares
  Issued
    100 common shares..................................................         --         --
Positive I.D. Wholesale Inc.
  Authorized
    1,000 common shares
    125 preferred shares
  Issued
    100 common shares..................................................         --         --
                                                                         ---------  ---------
                                                                         $  16,623  $  16,623
                                                                         ---------  ---------
                                                                         ---------  ---------

8. UNUSUAL ITEMS

                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
Reduction in vendor allowances..................................................  $      --  $      --  $     800
Incremental costs relating to United Parcel Service strike......................         --         --       (349)
Start-up costs and losses associated with new businesses........................         --     (1,423)        --
Costs related to restructuring, including employee severance costs..............     (1,086)        --         --
Foreign exchange loss relating to Mexican operations............................       (477)        --         --
                                                                                  ---------  ---------  ---------
                                                                                  $  (1,563) $  (1,423) $     451
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

9. INCOME TAXES

    The provision for income taxes consists of the following:

                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
State taxes
  U.S.A.........................................................................  $     217  $     464  $     300
  Mexico........................................................................         --         --          2
                                                                                  ---------  ---------  ---------
                                                                                        217        464        302
Deferred taxes
  U.S.A.........................................................................      1,001      3,136      2,559
  Mexico........................................................................         --         --         --
                                                                                  ---------  ---------  ---------
                                                                                      1,001      3,136      2,559
                                                                                  ---------  ---------  ---------
Total provision for income taxes................................................  $   1,218  $   3,600  $   2,861
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

The income before taxes consists of the following:

                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
U.S.A...........................................................................  $   1,803  $   5,578  $   5,885
Mexico..........................................................................       (306)       301        592
                                                                                  ---------  ---------  ---------
                                                                                  $   1,497  $   5,879  $   6,477
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

    The U.S. entities are part of a tax sharing agreement with Abitibi-Consolidated Sales Corporation. As part of this agreement, earnings are charged with income taxes relating to reported profits and the federal taxes allocated to the U.S. entities are recorded through advances from Abitibi-Consolidated Inc. The amounts allocated are calculated on the basis that the U.S. entities are a separate taxable entity. The U.S. combined effective federal and state income tax rate is 40%. The goodwill on the balance sheets does not have an income tax base and the related amortization expense is a permanent difference for tax purposes.

    Azerty de Mexico, S.A. de C.V. is a separate entity for taxation purposes. An income tax expense for the year ended December 31, 1997 of $200,000 (1996-$85,000; 1995-$60,000) was offset by the utilization of unrecorded tax benefits relating to accounting losses of previous years. At December 31,1997, Azerty de Mexico, S.A. de C.V. had approximately $1.7 million of income tax losses available to be carried forward and offset against future taxable income. These tax losses expire in 2005 and 2006. The income tax benefit arising from these losses has not been recognized in the financial statements.

10. PENSION COSTS AND OBLIGATIONS

    Certain of the operations have defined contribution retirement plans covering substantially all of their employees. The contributions vary by entity and provide for payments as a percentage or multiple of employee contributions. Pension costs approximated $200,000 in 1997 (1996-$100,000; 1995-$100,000).

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

11. BANK INDEBTEDNESS

    The division borrows on an unsecured line of credit of $4,000,000 bearing interest at LIBOR plus 1/2% per annum to fund general operating requirements. As at December 31, 1997, no amounts were outstanding under the line of credit. The line of credit will be terminated April 3, 1998.

12. COMMITMENTS, CONTRACTUAL OBLIGATIONS AND CONTINGENCIES

    Equipment and facilities under operating leases expiring in various years through 2007 are summarized below. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

    Minimum future annual rental payments under noncancellable operating leases having original terms in excess of one year, are as follows:

1998...............................................  $   1,114
1999...............................................        802
2000...............................................        785
2001...............................................        383
2002...............................................        271
Thereafter.........................................        716
                                                     ---------
                                                     $   4,071
                                                     ---------
                                                     ---------

    Total rental expense under operating leases approximated $820,000, $800,000 and $660,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    The division carries products and accessories purchased from numerous suppliers and approximately 60% of net sales in each of the three years ended December 31, 1997 were derived from products purchased from the five largest suppliers.

    The division is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the financial position or results of operations.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS

                          OF ABITIBI-CONSOLIDATED INC.

                       CONDENSED COMBINED BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                       (AUDITED)     (UNAUDITED)
                                                                                      DECEMBER 31,    MARCH 31,
                                                                                          1997           1998
                                                                                     --------------  ------------
ASSETS
  Current assets:
    Cash and cash equivalents......................................................   $      7,034    $    2,375
    Accounts receivable, net.......................................................         39,051        45,458
    Inventories....................................................................         33,639        33,476
    Other current assets...........................................................          4,262         3,641
                                                                                     --------------  ------------
        Total current assets.......................................................         83,986        84,950
    Property and equipment.........................................................          5,392         5,345
    Goodwill, net..................................................................         16,615        16,271
                                                                                     --------------  ------------
        Total assets...............................................................   $    105,993    $  106,566
                                                                                     --------------  ------------
                                                                                     --------------  ------------

LIABILITIES
  Current liabilities:
    Accounts payable...............................................................   $     47,758    $   40,288
    Accrued liabilities............................................................          3,821         3,103
    Current maturities of long-term debt...........................................             99           102
                                                                                     --------------  ------------
        Total current liabilities..................................................         51,678        43,493
    Advances from Abitibi-Consolidated Inc.........................................         22,495        30,145
    Long-term obligations..........................................................            287           248
                                                                                     --------------  ------------
        Total liabilities..........................................................         74,460        73,886
    Divisional equity..............................................................         31,533        32,680
                                                                                     --------------  ------------
        Total liabilities and equity...............................................   $    105,993    $  106,566
                                                                                     --------------  ------------
                                                                                     --------------  ------------

             See notes to condensed combined financial statements.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.

                    CONDENSED COMBINED STATEMENTS OF INCOME

                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1997       1998
                                                                                             ---------  ---------
Net sales..................................................................................  $  88,367  $  99,723
Cost of goods sold.........................................................................     80,390     91,050
                                                                                             ---------  ---------
Gross profit...............................................................................      7,977      8,673
Operating expenses
  Selling, general and administrative expenses.............................................      5,295      6,219
                                                                                             ---------  ---------
Operating income...........................................................................      2,682      2,454
Interest expense...........................................................................        255        185
Other income and (expense), net............................................................         10       (221)
                                                                                             ---------  ---------
Income before income taxes.................................................................      2,437      2,048
Income taxes...............................................................................      1,072        901
                                                                                             ---------  ---------
Net income.................................................................................  $   1,365  $   1,147
                                                                                             ---------  ---------
                                                                                             ---------  ---------

             See notes to condensed combined financial statements.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS
                          OF ABITIBI-CONSOLIDATED INC.

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1997       1998
                                                                                             ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................................................  $   1,365  $   1,147
Depreciation and amortization..............................................................        683        680
Changes in operating assets and liabilities................................................    (10,632)   (13,771)
                                                                                             ---------  ---------
    Net cash used in operating activities..................................................     (8,584)   (11,944)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................................................       (187)      (289)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt.................................................................        (30)       (39)
Advances to Abitibi-Consolidated Inc., net.................................................      2,244      7,650
Other......................................................................................       (151)       (37)
                                                                                             ---------  ---------
  Net cash provided by financing activities................................................      2,063      7,574
                                                                                             ---------  ---------

Net change in cash and cash equivalents....................................................     (6,708)    (4,659)
Cash and cash equivalents, beginning of period.............................................      6,916      7,034
                                                                                             ---------  ---------
  Cash and cash equivalents, end of period.................................................  $     208  $   2,375
                                                                                             ---------  ---------
                                                                                             ---------  ---------

             See notes to condensed combined financial statements.

                THE U.S. AND MEXICAN OFFICE PRODUCTS OPERATIONS

                          OF ABITIBI-CONSOLIDATED INC.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

    The U.S. and Mexican Office Products Operations of Abitibi-Consolidated Inc. (the "division") are effectively wholly owned by Abitibi-Consolidated Inc. The division is a leading distributor of computer consumables, peripherals and accessories. The division's customers include specialized computer supplies dealers, value added computer resellers, office products dealers and retailers, including superstores.

    No single customer accounted for more than 5% of the division's annual net sales during the three months ended March 31, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The division's financial statements are expressed in U.S. dollars and are prepared in accordance with accounting principles generally accepted in the United States.

    PRINCIPLES OF COMBINATION AND BASIS OF PRESENTATION

    The combined financial statements include the operations of the following entities and divisions:

    - certain wholly-owned subsidiaries of Abitibi-Consolidated Sales Corporation (formerly Abitibi-Price Sales Corporation), a Delaware corporation, including Azerty Incorporated, Positive I.D. Wholesale Inc. and AP Support Services Incorporated. Azerty Incorporated also has a 1% share of Azerty de Mexico, S.A. de C.V.; and

    - Azerty de Mexico, S.A. de C.V. (99% share owned by Abitibi-Consolidated Inc.).

    All significant intercompany transactions and balances have been eliminated in the combined financial statements.

3. COMPREHENSIVE INCOME

    As of January 1, 1998, the division adopted Financial Accounting Standards Board Statement 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the division's net income or stockholders' equity. Statement 130 requires foreign currency translation adjustments, which prior to adoption were included in stockholders' equity, to be included in other comprehensive income.

    During the first quarter of 1998 and 1997, total comprehensive income amounted to $1,626,000 and $1,613,000, respectively.

4. SUBSEQUENT EVENTS

    On April 3, 1998, United Stationers Supply Co. ("USSC") completed the acquisition of all of the capital stock of Azerty Incorporated, Azerty de Mexico, S.A. de C.V., Positive ID Wholesale Inc., and AP Support Services Incorporated, which together comprised substantially all of the United States and Mexican operations of the Office Products Division of Abitibi-Consolidated Inc. (collectively, the "Azerty Business"). The aggregate purchase price paid by USSC for the Azerty Business was approximately $115.1 million (including fees and expenses) following an initial post-closing adjustment, and subject to final audit and review by USSC.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE NEW NOTES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                 ---------------------------------------------

TABLE OF CONTENTS

Available Information...................          i
Prospectus Summary......................          1
Risk Factors............................         17
Recent Transactions.....................         25
Use of Proceeds.........................         29
Capitalization..........................         29
Selected Consolidated Financial Data....         30
Unaudited Consolidated Pro Forma
  Financial Statements..................         34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................         46
Business................................         56
Management..............................         67
Certain Transactions....................         70
Security Ownership of Certain Beneficial
  Owners................................         74
Description of Certain Indebtedness.....         76
The Exchange Offer......................         79
Description of the New Notes............         86
Certain Federal Income Tax
  Considerations........................        120
Plan of Distribution....................        120
Legal Matters...........................        121
Experts.................................        121
Incorporation of Certain Documents by
  Reference.............................        121
Index to Financial Statements...........        F-1

                 ---------------------------------------------

    UNTIL DECEMBER 1, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  OFFER TO EXCHANGE ALL OUTSTANDING 8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF
                          UNITED STATIONERS SUPPLY CO.

                                     [LOGO]

                              -------------------

                              P R O S P E C T U S

                              -------------------

AUGUST 5, 1998